                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14 (a)
                     of the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   VECTRA TECHNOLOGIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                   VECTRA TECHNOLOGIES, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box): $6,145 *


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
        Not Applicable
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        Not Applicable
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        $30,723,000.00(1)
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        $30,723,000.00(1)
        ------------------------------------------------------------------------
        (1) The value of the transaction is the aggregate cash sale price for the assets described in this proxy statement and the fee is based on section (c)(2) of Exchange Act Rule 0-11.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount previously paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------


* Previously paid by Registrant.

                           VECTRA TECHNOLOGIES, INC.
                             5000 EXECUTIVE PARKWAY
                                   SUITE 300
                          SAN RAMON, CALIFORNIA 94583


Dear Shareholder:


    You are cordially invited to attend the Annual Meeting of Shareholders of VECTRA Technologies Inc. (the "Company") to be held at the offices of VECTRA Fuel Services, L.L.C., 6203 San Ignacio Avenue, Suite 100, San Jose, California 95119 on August 19, 1996 at 10:00 A.M. (PDT). At the meeting, you will be asked to approve a proposal to sell the Company's nuclear engineering services business, power services business, government services business (collectively, the "Engineering Businesses") to Duke Engineering & Services, Inc. ("Buyer"). The form of the transaction is a sale of assets pursuant to an Asset Purchase Agreement among the Company, the Company's wholly owned subsidiary, VECTRA Government Services, Inc. (the "Subsidiary"), and the Buyer, dated May 23, 1996 (the "Agreement"). A complete copy of the Agreement is contained in the enclosed Proxy Statement and I encourage you to study it carefully. In connection with the sale, we will vote on a proposal to amend the articles of incorporation to provide that a sale of substantially all of the assets of the Company requires a majority vote of outstanding shares. In addition, at the meeting we will elect directors and consider a proposal to ratify the selection of Ernst & Young LLP as independent public accountants for 1996.



    The Board has unanimously determined that the sale of the Engineering Businesses is in the best interest of the shareholders. Although the Board is frustrated and disappointed with the necessity of selling the Engineering Businesses, the Board believes there is no viable alternative and, for the reasons discussed in the enclosed Proxy Statement, the Board recommends that you vote "FOR" the proposal to sell the Engineering Businesses. In addition, the Board recommends that you vote "FOR" the proposal to amend the articles of incorporation to reduce the vote required to approve the sale of the Engineering Businesses from two-thirds of the outstanding shares to a majority of the outstanding shares, "FOR" the director nominees and "FOR" the ratification of Ernst & Young LLP as independent public accountants for 1996. These matters are described more fully in the formal notice of annual meeting and proxy statement that appear on the following pages.



    Under the Washington Business Corporation Act, shareholders who perfect their dissenters' rights will have the right to receive fair value for their shares if the sale of the Engineering Businesses is approved by the shareholders, unless the Board of Directors approves a plan to distribute all or substantially all of the net proceeds of the sale to the Company's shareholders within one year after the sale. Shareholders who wish to exercise their dissenters' rights must not vote to approve the sale of the Engineering Businesses. A signed proxy that does not vote against the sale will be voted "FOR" the proposed sale.



    YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If you attend the meeting, you will, of course, have the right to vote in person.

    As of May 1, 1996, the Directors and Officers of the Company beneficially own 9.9% of the outstanding shares of the Company's common stock. It is anticipated that all of these shares will be voted in favor of the proposal to sell the Engineering Businesses. Four shareholders, who collectively owned at May 1, 1996 53.7% of the Company's outstanding shares, could ensure adoption of the proposal. Except for Cable & Howse Ventures, who intends to vote for the proposal, those shareholders have not indicated their voting intentions. See "Stock Ownership of Certain Beneficial Owners and Management."


    We would like to express our appreciation for your continuing interest in and support of VECTRA Technologies, Inc.

                                          Sincerely,

                                          --------------------------------------
                                          Ray A. Fortney
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER


July   , 1996

                           VECTRA TECHNOLOGIES, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

TO THE SHAREHOLDERS:


    The Annual Meeting of Shareholders of VECTRA Technologies, Inc. (the "Company") will be held at the offices of VECTRA Fuel Services, L.L.C., 6203 San Ignacio Avenue, Suite 100, San Jose, California 95119 on August 19, 1996 at 10:00 A.M. (PDT) for the following purposes:


    1. To consider and act upon a proposal to amend the Company's articles of incorporation to provide that a merger, share exchange or sale of all or substantially all of the assets of the Company requires a majority approval of all outstanding shares of the Company.

    2. To consider and act upon a proposal to sell substantially all of the properties of the Company and all of the properties (or the stock) of VECTRA Government Services, Inc., a wholly owned subsidiary of the Company, pursuant to an Asset Purchase Agreement dated May 23, 1996 among the Company, VECTRA Government Services, Inc., and Duke Engineering & Services, Inc.

    3.  To elect eight (8) directors for a term of one year;

    4. To act on a proposal to ratify the selection of Ernst & Young LLP as independent public accountants for 1996; and

    5. To transact such other business as may properly come before the meeting or any adjournments thereof.


    Only shareholders of record at the close of business on July 10, 1996 are entitled to notice of, and to vote at, this meeting.


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          --------------------------------------
                                          THOMAS B. PFEIL, CORPORATE SECRETARY


San Ramon, California


July   , 1996


                                   IMPORTANT

    EACH SHAREHOLDER IS URGED TO SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................................................           3
SUMMARY....................................................................................................           5
FUTURE DIRECTION OF THE COMPANY............................................................................           9
  Use of Proceeds..........................................................................................           9
  Alternative A: Continued Operations of the Company After the Closing.....................................          10
  Alternative B: Sale of the Remaining Businesses; Liquidation of the Company..............................          11
  Consequences of Failure to Approve Proposal 2............................................................          12
PROPOSAL 1 -- TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO PROVIDE THAT A MERGER, SHARE EXCHANGE OR
 SALE OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY REQUIRES A MAJORITY APPROVAL OF ALL
 OUTSTANDING SHARES OF THE COMPANY.........................................................................          12
PROPOSAL 2 -- TO SELL THE NUCLEAR ENGINEERING BUSINESS, THE POWER SERVICES BUSINESS, AND THE GOVERNMENT
 SERVICES BUSINESS.........................................................................................          13
  Background of the Transaction............................................................................          13
  Business Relationship with Buyer.........................................................................          16
  Recommendation of the Board of Directors.................................................................          16
  Interests of Certain Persons.............................................................................          17
  Rights of Security Holders...............................................................................          17
  Market Activity..........................................................................................          17
THE AGREEMENT..............................................................................................          17
  General..................................................................................................          17
  Assets to be Acquired; Assumed Liabilities...............................................................          18
  Purchase Price...........................................................................................          18
  Representations and Warranties of the Company and Subsidiary.............................................          19
  Representations and Warranties of the Buyer..............................................................          19
  Covenants of the Company.................................................................................          19
  Negative Covenants of the Company........................................................................          20
  Covenants of Buyer.......................................................................................          21
  Mutual Covenants.........................................................................................          21
  Indemnification..........................................................................................          22
  Closing Conditions.......................................................................................          22
  Amendment and Termination; Break-Up Fee..................................................................          23
  Related Agreements and Filings...........................................................................          23
  Accounting Treatment.....................................................................................          23
  U.S. Federal Income Tax Consequences.....................................................................          23
  Shareholder Vote.........................................................................................          23
PRO FORMA FINANCIAL INFORMATION............................................................................          24
MARKET PRICES AND PER SHARE DATA...........................................................................          31
RIGHTS TO DISSENT..........................................................................................          32
  General..................................................................................................          32
  Requirements for Perfecting Dissenters' Rights...........................................................          32
BUSINESS...................................................................................................          34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE MONTHS
 ENDED MARCH 31, 1996 AND APRIL 2, 1995....................................................................          35

  Acquisition and Divestitures.............................................................................          35
  Results of Operations....................................................................................          35
  Liquidity and Capital Resources..........................................................................          36
PROPOSAL 3 -- ELECTION OF DIRECTORS........................................................................          39
  Audit and Finance Committee..............................................................................          39
  Human Resources and Compensation Committee...............................................................          39
  Board Nominating Committee...............................................................................          39
  Directors................................................................................................          40
  Biographies..............................................................................................          40
EXECUTIVE OFFICERS.........................................................................................          42
  Biographies..............................................................................................          42
  Report of Human Resources and Compensation Committee.....................................................          43
  Executive Compensation...................................................................................          45
  Option Grants During 1995 Fiscal Year....................................................................          47
  Option Exercises During 1995 And Year End Option Values..................................................          49
  Human Resources and Compensation Committee Report on Option Repricing....................................          49
  Compensation of Directors and Stock Options for Non-Employee Directors...................................          50
  Executive Employment Agreements..........................................................................          51
STOCK PRICE PERFORMANCE GRAPH..............................................................................          51
PROPOSAL 4 -- RATIFICATION OF SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS........................          52
PROPOSALS FOR FUTURE MEETINGS..............................................................................          53
OTHER MATTERS..............................................................................................          53
  Form 10-K................................................................................................          53
Index to Financial Statements..............................................................................         F-1
Annex A -- Asset Purchase Agreement........................................................................         A-1
Annex B -- RCW Chapter 23B.13..............................................................................         B-1

                   [LOGO]


                           VECTRA TECHNOLOGIES, INC.
                             5000 EXECUTIVE PARKWAY
                                   SUITE 300
                          SAN RAMON, CALIFORNIA 94583


                            ------------------------


               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 19, 1996


                            ------------------------

                                  INTRODUCTION


    This proxy statement, which was first mailed to shareholders on July , 1996, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of VECTRA Technologies, Inc. (the "Company") to be voted at the Annual Meeting (the "Meeting") of the Shareholders of the Company to be held at the offices of VECTRA Fuel Services, L.L.C., 6203 San Ignacio Avenue, Suite 100, San Jose, California 95119 on August 19, 1996 at 10:00 A.M. (PDT) for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.


    REVOCATION OF PROXIES. Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy may be revoked: (i) by written notice to the Corporate Secretary of the Company at 5000 Executive Parkway, Suite 500, San Ramon, California 94583; (ii) by submission of a proxy with a later date; (iii) by a written request delivered in person to return the executed proxy; or (iv) by attending the Meeting and voting at the Meeting. A shareholder's right to revoke his or her proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Secretary of the Company at or before the meeting so that the number of shares represented by proxy can be recomputed.

    VOTING OF PROXIES. When proxies are returned properly executed, the shares represented thereby will be voted, and will be voted in accordance with the shareholders' directions. Shareholders are urged to specify their choices by marking the appropriate box on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. A shareholder may vote for, against, or abstain from voting on, any matter that may properly come before the meeting.

    CUMULATIVE VOTING FOR DIRECTORS. The Company's Articles of Incorporation entitle shareholders eligible to vote to cumulate votes at any election of directors. The maximum number of votes that a shareholder may cast equals the number of shares of common stock owned by a shareholder multiplied by the number of directors (eight) to be elected. Any shareholder may cast all votes for a single director or may distribute them among the number of director nominees as the shareholder may see fit. The proxy will grant discretionary authority to cumulate votes unless otherwise specified.

    QUORUM. Shares represented by proxies containing an abstention as to any matter will be treated as shares that are present and entitled to vote for purposes of determining a quorum. Similarly, shares held by brokers or nominees for the accounts of others as to which voting instructions have not been given ("Broker Non-Votes") will be treated as shares that are present and entitled to vote for purposes of determining a quorum.

    EFFECT OF ABSTENTIONS AND BROKER NON-VOTES. Both abstentions and Broker Non-Votes with respect to Proposals 1 and 2 will have the practical effect of a vote cast against the proposals, since Proposal 1 must be approved by a majority of the outstanding shares of the Company's common stock and Proposal 2, depending on the outcome of Proposal 1, must be approved by either a majority (if Proposal 1 is adopted) or two-thirds (if Proposal 1 is not adopted) of the outstanding shares. Similarly, abstentions and Broker Non-Votes with respect to Proposal 3 will have no effect in the election of directors.


    RECORD DATE. Shareholders of record at the close of business on July 10, 1996 are entitled to vote at the Meeting on the basis of one vote for each share of common stock held, except for cumulative voting in the election of directors. On May 1, 1996, there were 7,833,527 shares of common stock outstanding.


    DISCRETIONARY AUTHORITY. If any nominee for director is unable to serve or for good cause will not serve, or if any matters not specified in this Proxy Statement come before the meeting, eligible shares will be voted as specified by the named proxies pursuant to discretionary authority granted in the proxy. At the time this Proxy Statement was printed, management was not aware of any other matters to be voted on.


    SOLICITATION OF PROXIES. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company has retained the services of W.F. Doring & Co., Inc., Jersey City, New Jersey, in connection with the solicitation of proxies. W.F. Doring & Co., Inc. will solicit known significant shareholders (generally owners of 1,000 shares or more) and brokerage houses which hold the Company's common stock in street name to vote and to return their proxies. W.F. Doring & Co., Inc. will be paid on the basis of hourly fees for persons working on the account a total of approximately $5,000.00 for its services, together with reimbursement for reasonable out-of-pocket expenses incurred. The cost of solicitation of proxies will be borne by the Company.


    FORWARDING OF PROXY MATERIALS. The Company will also arrange with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Company's common stock and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.


    EXECUTIVE OFFICES. The principal executive office of the Company is 5000 Executive Parkway, Suite 300, San Ramon, California 94583. The phone number for the Company is (510) 275-4500.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K (the "1995 Form 10-K") for the fiscal year ending December 31, 1995 has been filed under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission ("SEC") and the following items therein are incorporated herein by reference:

Item 1.    Business;
Item 6.    Selected Financial Data;
Item 7.    Management's Discussion and Analysis of Financial Condition and
            Results of Operations; and
Item 8.    Financial Statements and Supplementary Data.

    The 1995 Form 10-K was mailed to all shareholders of the Company on May 1, 1996.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of May 1, 1996 by (i) each person who is known by the Company to own beneficially more than five percent of the Company's common stock; (ii) the Company's Chief Executive Officer and the four highest paid executive officers of the Company other than the Chief Executive Officer; (iii) the Company's directors; and (iv) all officers and directors of the Company as a group.

    As required by SEC regulations, beneficial ownership includes shares issuable upon the exercise of options that vest on or before July 1, 1996.


                                                                                           NUMBER OF    PERCENT OF
NAME AND ADDRESS                                                                           SHARES(1)     CLASS(1)
- ----------------------------------------------------------------------------------------  -----------  -------------
OWNERS OF MORE THAN 5%
Combustion Engineering, Inc.............................................................    1,714,503(2)        21.9%
  501 Merritt 7
  Norwalk, Connecticut 06856
Heartland Advisors, Inc.................................................................    1,299,500(3)        16.6%
  Heartland Group, Inc.
  790 North Milwaukee Street
  Milwaukee, WI 53202
Orien Ventures..........................................................................      634,885(4)         8.1%
  5520 SW MacAdam Avenue, Suite 112
  Portland, Oregon 97201
Cable & Howse Ventures..................................................................      559,597(5)         7.1%
  Security Pacific Bank Plaza
  777-108th Avenue N.E., Suite 2300
  Bellevue, Washington 98004
DIRECTORS
J.E. (Ted) Ardell, III..................................................................       15,500(6)       *
Albert J. Baciocco, Jr..................................................................       25,000(7)       *
E. Linn Draper, Jr......................................................................       16,700(7)       *
Ray A. Fortney..........................................................................       33,500(8)       *
Fruzsina Harsanyi.......................................................................        4,500 10)       *
Elwood D. Howse, Jr.....................................................................      559,597(5)         7.1%
Edward J. Keith.........................................................................       40,500(6)       *
Roy Kirkorian...........................................................................      --             *
EXECUTIVE OFFICERS
Kristin L Allen.........................................................................       57,481(6)
Jeffrey W. Cummings.....................................................................       23,750(6)
Walter R. Bak...........................................................................        1,000(6)
Vince Franceschi........................................................................      --
Thomas B. Pfeil.........................................................................      --
All Directors and Officers as a group (13 persons)(1), (5), (9), (10)...................      777,528          9.9%


- ------------------------
NOTES TO SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS TABLES

*   Less than 1%.

(1) Represents beneficial ownership computed in accordance with Rule 13d-3 which includes shares deemed to be outstanding for purposes of the percentage of ownership by the deemed owner or group but not for purposes of determining the percentage of ownership of any other person or group.

(2) Combustion Engineering, Inc. is an indirect wholly-owned subsidiary of ABB Asea Brown Boveri Ltd., a Swiss company.

(3) Heartland Advisors, Inc. has sole dispositive power with respect to these shares and sole voting power with respect to 21,000 shares, while Heartland Group, Inc. has sole voting power with respect to 1,202,000 shares.

(4) Includes 615,385 shares held by Orien II, L.P., and 17,500 shares which may be purchased by Mr. Anthony Miadich, a former director of the Company, within 60 days of May 1, 1996, pursuant to outstanding stock options. Mr. Miadich may be deemed a beneficial owner of such shares by reason of his position as a partner in Orien II, L.P. Mr. Miadich shares the power to dispose of and vote the shares held by that partnership with the other general partner. Mr. Miadich disclaims beneficial ownership of the 615,385 shares owned by Orien II, L.P.

(5) Includes 520,625 shares held by CH Partners III and 18,472 shares held by CH Partners II and 10,500 shares which may be purchased by Mr. Howse pursuant to outstanding stock options within 60 days of May 1, 1996. Mr. Howse may be deemed a beneficial owner of the shares owned by CH Partners II and III by reason of his position as a general partner of such entities. Mr. Howse has the sole power to vote 539,097 of these shares, including the shares held by CH Partners III and CH Partners II. Mr. Howse shares the power to dispose of the shares held by those partnerships with the other general partners.

(6) Represents shares which may be purchased within 60 days of May 1, 1996, pursuant to outstanding stock options.

(7) Includes 10,000 shares which may be purchased within 60 days of May 1, 1996, pursuant to outstanding stock options.

(8) Includes 12,500 shares which may be purchased within 60 days of May 1, 1996, pursuant to outstanding stock options, 20,000 shares owned by Mr. Fortney and 1,000 shares owned by Mr. Fortney's parents. Mr. Fortney may be deemed a beneficial owner of such shares.

(9) Includes a total of 157,250 shares which may be purchased within 60 days of May 1, 1996, pursuant to outstanding stock options.

(10) Represents shares which may be purchased within 60 days of May 1, 1996, pursuant to outstanding stock options. Does not include 1,714,503 shares owned by Combustion Engineering, Inc., which is a wholly owned subsidiary of Asea Brown Boveri, Inc., of which Dr. Harsanyi is Vice President and Corporate Officer, Public Affairs and Corporate Communications, but not a beneficial owner of such shares.

    On May 1, 1996, Cede & Co., the nominee of the Depository Trust Company, held of record 4,315,216 shares or 55.1 percent of the outstanding shares of common stock, all of which were held for the accounts of member firms of the New York Stock Exchange, the American Stock Exchange and various institutions participating in the facilities of the Depository Trust Company. The Company has no knowledge that any person, other than Heartland Advisors, Inc. and Heartland Group, Inc., owns beneficially five percent or more of the outstanding shares of common stock which are held in the name of Cede & Co.

                                    SUMMARY

    The following summary of the matters to be voted upon at the Meeting is not a complete statement of all facts material to a shareholder's decision with respect to such matters. This summary should be read only in conjunction with, and is qualified in its entirety by reference to, the more detailed information contained in the remainder of this Proxy Statement and the attached Annexes.

PROPOSAL 1.  AMENDMENT OF ARTICLES OF INCORPORATION

    Under the Washington Business Corporation Act (the "Act"), a merger, share exchange or sale of all or substantially all of the assets of a company requires the approval of two-thirds of all the votes entitled to be cast on the transaction, unless the articles of incorporation provide for a lesser percentage. Under the Company's existing articles of incorporation, approval of Proposal 2 would require the approval of holders of two-thirds of the outstanding common stock. Proposal 1 would amend the articles of incorporation so that, if Proposal 1 is adopted, the vote required to approve Proposal 2 would be reduced from two-thirds to a majority of the outstanding common stock. See "Proposal 1".

    RECOMMENDATION   OF  THE  BOARD  OF  DIRECTORS.    THE  BOARD  OF  DIRECTORS
UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE PROPOSAL 1.

PROPOSAL 2.  SALE OF ENGINEERING BUSINESSES

    THE SALE. On May 23, 1996, the Company, its wholly owned subsidiary, VECTRA Government Services, Inc. (the "Subsidiary"), and Duke Engineering & Services, Inc. ("Duke" or the "Buyer") entered into an Asset Purchase Agreement (the "Agreement") pursuant to which Duke agreed to purchase the Company's nuclear engineering services business, power services engineering business, and government services engineering business (collectively, the "Engineering Businesses"). The form of the transaction is the sale of substantially all of the assets of the Engineering Businesses, including all of the assets of the Subsidiary (collectively, the "Assets"), although Duke may elect to purchase the stock of the Subsidiary. A copy of the Agreement is attached as Annex A to this Proxy Statement. See "The Agreement -- General."

    PURCHASE PRICE. The purchase price to be received by the Company for the sale of the Engineering Businesses is $27,500,000 (the "Base Purchase Price"), plus or minus certain balance sheet adjustments (the "Purchase Price Adjustment"). The Purchase Price Adjustment is the amount, if any, by which the book value of certain current assets (primarily accounts receivable) and tangible property, plant and equipment used in the Engineering Businesses (collectively, the "Valuation Assets") at the closing date (the "Closing Date") exceeds, or is less than, the sum of $10,000,000 and the value of the liabilities to be assumed by Duke. If the sale were effective as of March 31, 1996, the Company estimates the purchase price would have been approximately $30.7 million, subject to audit adjustments. Since the Purchase Price Adjustment is based on a balance sheet at the Closing Date, the purchase price will vary. See "The Agreement -- Purchase Price" and "Notes To Unaudited Pro Forma Financial Information."

    ESCROWED FUNDS. At Closing, Buyer will deposit not less than $1 million, plus the amount of any estimated Purchase Price Adjustment payable to the Company upon closing (if any), into an escrow fund, which amounts will be payable to the Company upon acceptance by the Buyer of an audited balance sheet as of the Closing Date, subject to any adjustments determined by the audit. See "The Agreement -- Purchase Price."

    ASSUMPTION OF LIABILITIES. In addition to payment of the purchase price, the Buyer shall assume current liabilities (excluding payroll related liabilities) of the Company that are related to the Engineering Businesses and the current liabilities (excluding payroll related liabilities) of the Subsidiary. The Buyer will also generally assume the leases for office space occupied by the Engineering Businesses. See "The Agreement -- Assets to be Acquired; Assumed Liabilities" and "Notes To Unaudited Pro Forma Financial Information."

    REASONS FOR ENGAGING IN THE TRANSACTION. In recent periods, based on the Company's financial performance, the Company has been under steadily increasing pressure from its lenders to reduce its outstanding debt of approximately $16.9 million as of May 31, 1996 (including amounts drawn on the Company's revolving line of credit and long term debt, collectively, the "Bank Debt") and to pay deferred bank fees of $1.45 million (the "Bank Fees"). The Company has been unable to refinance the Bank Debt and Bank Fees and the lenders have, in connection with extensions or amendments of loan and credit agreements with the Company, imposed new conditions in order to force the Company to pay in full the outstanding principal amount of the Bank Debt and the Bank Fees. Specifically, significant penalties will apply if the Bank Debt and Bank Fees are not paid by August 31, 1996, with payment due in full in any event no later than January 2, 1997. The lenders have indicated to the Company that they will not grant any further extensions. While the sale of the Engineering Businesses represents the transfer of most of the Company's employees and revenues, the Board believes that the negotiated purchase price for the Assets represents an optimal value for the Engineering Businesses and reluctantly has concluded that the sale is the only viable transaction that will allow the Company to pay off the Bank Debt and Bank Fees at or prior to maturity, avoid incurring additional bank fees, and allow the Board to consider options for the two remaining businesses. See "Proposal 2 -- Background of the Transaction," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and 1995 Form 10-K -
Item 7.

    USE OF PROCEEDS. The Company anticipates paying the Bank Debt, Bank Fees, transaction costs, and liabilities of the Engineering Businesses not assumed by the Buyer from the proceeds of the sale. If the sale had been effective as of March 31, 1996, the Company estimates that the aggregate purchase price would have been approximately $30.7 million, subject to audit adjustments. At March 31, 1996, Bank Debt, Bank Fees, transaction costs and liabilities of the Engineering Businesses not assumed by the Buyer are estimated at approximately $23.3 million. The Company incurred an additional $0.8 million in obligations to the Banks during April 1996 for additional fees and borrowing, net of repayments. After payment of all Bank Debt and Bank Fees and other amounts owing, net proceeds will be approximately $6 to $7 million. Net proceeds will be reduced by the aggregate amount the Company is required to pay to shareholders who exercise their dissenters' rights under Washington law. See "Future Direction of the Company," "Pro Forma Financial Information," and "Rights to Dissent."

    FUTURE OPERATIONS. The Company is currently evaluating alternatives for its two remaining operating businesses, providing dry storage, transport systems, and related services for spent nuclear fuel ("Fuel Services") and processing and packaging low level radioactive wastes ("Waste Services" and, together with Fuel Services, the "Remaining Businesses"). See 1995 Form 10-K -- Item 1. The Company has for many months been exploring the sale of both of the Remaining Businesses; however, the negotiations with the companies that expressed interest have not made significant progress. To date, the Company has not reached any agreement with prospective purchasers regarding the Remaining Businesses. As a result, the Company is also examining the feasibility and viability of continuing operations of one or both Remaining Businesses, either as stand-alone businesses or through joint ventures or strategic alliances with other companies. The Board of Directors has made no decision on the sale or continued operation of the Remaining Businesses. It is the intent of the Board of Directors to further examine the alternatives with the goal of maximizing shareholder value. However, there can be no assurance that the Remaining Businesses can be sold at prices that the Board of Directors believes reasonable, or that the Company can operate the Remaining Businesses profitably, or that, if profitable, the Remaining Businesses will be sufficiently profitable to create shareholder value, or that any strategic partner can be identified. Each shareholder should evaluate these risks in deciding whether to vote for the sale of the Engineering Businesses and also in deciding whether to remain a shareholder if the sale is approved and consummated in comparison with the risk to shareholder value if the sale is not approved and the Bank Debt cannot be refinanced or timely repaid. See "Future Direction of the Company."

    DETERMINATION OF THE PURCHASE PRICE.   The purchase price was determined  by
arms-length negotiations. The Company did not retain an independent financial advisor. See "Proposal 2 -- Background of the Transaction."

    CONDITIONS TO CLOSING. The consummation of the transaction (the "Closing") is subject to the satisfaction of certain conditions on or before the closing date (the "Closing Date"), including without limitation the approval of VECTRA's shareholders. See "The Agreement -- Closing Conditions."

    GUARANTEE OF ACCOUNTS RECEIVABLE. The Company will transfer to the Buyer, and the Buyer will collect, all the accounts receivable of the Engineering Businesses. The Company is obligated to pay the Buyer the uncollected amount of accounts receivable that are Valuation Assets that are not collected within five months after the Closing Date, less any amounts collected by the Buyer on accounts receivable that are not Valuation Assets (accounts receivable more than 120 days past due), and the Company will receive back an assignment from the Buyer of such uncollected accounts receivable. See "The Agreement -- Mutual Covenants."

    INDEMNIFICATION.   The Agreement  requires the  the Company  and the  Buyer,
subject to certain limitations, to indemnify and hold harmless each other from and against certain damages. See "The Agreement -- Indemnification."

    EXCLUSIVITY. Under the Agreement, the Company will not, directly or indirectly through any agents or representatives, solicit, initiate or encourage any proposal or offer from a third party to acquire either any capital stock or other voting securities of the Company or the Subsidiary or any substantial portion of the Assets, or participate in any discussions or negotiations regarding such a proposal or offer. However, this provision does not prevent the Company's Board of Directors from taking any such actions if required by the Board's fiduciary duties under Washington law. See "The Agreement -- Negative Covenants of the Company."

    BREAK-UP FEE. If the Company's shareholders fail to approve Proposal 2, the Company will be required to pay Duke a break-up fee of $500,000 if the Board of Directors fails to recommend the approval of the sale of the Engineering Businesses to Duke, or recommends another transaction involving the sale of the Engineering Businesses, or if the Company effects another transaction within six months. See "The Agreement -- Amendment and Termination; Break-Up Fee."


    CONFLICTS OF INTEREST. John R. Holding, formerly the Company's chief financial officer and currently a consultant to the Company, will receive as compensation for his services in negotiating the sale of any of the Company's businesses that are sold between April 1 and August 15, 1996 a commission equal to one percent (1%) of the sales price; provided that the aggregate fee payable to Mr. Holding shall not exceed $100,000. Under this arrangement, Mr. Holding will receive up to $84,269 for the sale of the Engineering Businesses. The Company also reimburses Mr. Holding for his reasonable expenses incurred in connection with the sale of the businesses.


    OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS. The Company, Subsidiary and Buyer made other customary representations, warranties and covenants. See "The Agreement -- Representations and Warranties of the Company and the Subsidiary," "-- Representations and Warranties of the Buyer," "-- Covenants of the Company," "-- Covenants of Buyer," and "-- Mutual Covenants."

    AMENDMENT AND TERMINATION. The Agreement may be amended by the mutual written agreement of the the Company and Buyer, and shall automatically be terminated if the Closing has not occurred by September 30, 1996. See "The Agreement -- Amendment and Termination; Break-up Fee."

    ACCOUNTING TREATMENT. The sale of the Engineering Businesses, if consummated, will be reported as a sale of assets. Based on the letter of intent executed with Duke, the Company wrote down for financial statement purposes the goodwill value of the Engineering Businesses as of December 31,

1995. The Company anticipates a loss on the sale, primarily due to selling expenses. See "The Agreement -- Accounting Treatment," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and 1995 Form 10-K - Item 7.

    FEDERAL INCOME TAX CONSEQUENCES. The proposed sale of Assets will not result in any federal income tax consequences to the Company's shareholders in their capacity as shareholders. The Company estimates that it will report a loss for tax purposes on the sale in an amount to be determined. The benefit of this tax loss, if any, is dependent on the Company's generation of future earnings. See "The Agreement -- U.S. Federal Income Tax Consequences."

    REGULATORY FILINGS. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions, including the sale of the Engineering Businesses, may not be consummated unless certain waiting period requirements have been satisfied. On May 28, 1996, the Company and Duke submitted the required filings to the FTC and requested early termination of the applicable waiting period. At any time before or after the Closing, the FTC, the Department of Justice ("DOJ") or others could take action under the antitrust laws with respect to the sale of Assets, including seeking to enjoin the consummation of the sale or seeking the divestiture by the Buyer of all or any part of the Assets. See "The Agreement -- Related Agreements and Filings."


    SHAREHOLDER APPROVAL. The Act requires that a sale of "all or substantially all" of a corporation's property be approved by the corporation's shareholders. While the sale of the Engineering Businesses under Proposal 2 may not constitute a "sale of all or substantially all" of the Company's property as provided in the Act, the Board of Directors has determined to treat Proposal 2 as covered by such provisions of the Act. Accordingly, if Proposal 1 is adopted and approved by the shareholders, the sale of the Engineering Businesses will require the approval of shareholders owning a majority of the Company's outstanding common stock. If Proposal 1 is not adopted and approved by the shareholders, the approval of Shareholders owning two-thirds (2/3) of the Company's outstanding common stock is required for the sale of the Engineering Businesses. Four shareholders, who collectively owned at May 1, 1996 53.7% of the Company's outstanding shares, could ensure adoption of Proposals 1 and 2. Except for Cable & Howse Ventures, who intends to vote for Proposals 1 and 2, none of those shareholders have indicated to the Company their respective voting intentions. See "Stock Ownership of Certain Beneficial Owners and Management" and "The Agreement -- Shareholder Vote."


    DISSENTERS' RIGHTS. Under the Washington Business Corporation Act, shareholders who perfect their dissenters' rights will have the right to receive fair value for their shares upon Closing if the sale of Assets under Proposal 2 is approved by the shareholders, unless the Board of Directors approves a plan to distribute all or substantially all of the net proceeds of the sale to the Company's shareholders within one year after the sale. See "Rights to Dissent" and Annex B.

    RECOMMENDATION OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS BELIEVES THAT THE TERMS AND CONDITIONS OF THE PROPOSED SALE AS SET FORTH IN THE AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE SALE.

PROPOSAL 3.  ELECTION OF DIRECTORS

    The Board of Directors has nominated for election to the Board for a one year term all current directors.

PROPOSAL 4.  RATIFY SELECTION OF ACCOUNTANTS

    The Board of Directors is seeking the shareholders' ratification of the Board's decision to select Ernst & Young LLP as independent public accountants for the fiscal year 1996.

    RECOMMENDATION   OF  THE  BOARD  OF  DIRECTORS.    THE  BOARD  OF  DIRECTORS
UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO ELECT ALL DIRECTORS AND TO APPROVE PROPOSAL 4.

                        FUTURE DIRECTION OF THE COMPANY

    The Board of Directors and management of the Company are currently evaluating alternatives for the future direction of the Company. The Company has been exploring the sale of both of the Remaining Businesses, but to date has not reached any agreement with prospective purchasers. The Company is currently reviewing the alternatives of selling the Remaining Businesses or continuing operations of one or both Remaining Businesses, including entering into strategic alliances for their expansion. If the Company continues the operations of the Remaining Businesses, the Company anticipates it will incur a loss from the Remaining Businesses through the remainder of 1996 as it reduces expenses to bring them in line with the Remaining Businesses' sales and gross margins. There can be no assurance that the Company can operate the Remaining Businesses profitably in future periods, that any strategic partner can be identified, or that the Remaining Businesses can be sold at prices that the Board of Directors believes reasonable. Each shareholder should evaluate these risks in deciding whether to vote for the sale of the Engineering Businesses and also in deciding whether to remain a Shareholder if the sale is approved and consummated, in comparison with the risks to shareholder value if the sale of the Engineering Businesses is not approved and the Bank Debt is not repaid or refinanced prior to maturity.

USE OF PROCEEDS

    The Company intends to pay all of its Bank Debt and Bank Fees from the proceeds of the sale of the Engineering Businesses. Out of the estimated total proceeds of $30.7 million from the sale of Assets, approximately $18.4 million will be used for the payment of Bank Debt (approximately $16.9 million) and Bank Fees, as described in the following table:

             SUMMARY OF BANK DEBT AND BANK FEES AS OF MAY 31, 1996

ITEM                                                                      AMOUNT
- ---------------------------------------------------------------------  -------------
                                                                            (IN
                                                                        THOUSANDS)
Bank Debt as of May 31, 1996:
  Term loan..........................................................   $     5,493
  Credit agreement...................................................        11,420
                                                                       -------------
    Total Bank Debt..................................................        16,913
Bank Fees (deferred):
  Credit Agreement extension fee.....................................   $       100
  Tranche B closing fee..............................................           150
  Tranche C closing fee..............................................           125
  Extension, waiver, amendment fee -- Term loan......................           950
  Payment deferral fee -- Credit Agreement...........................           125
                                                                       -------------
    Total Bank Fees..................................................   $     1,450
                                                                       -------------
                                                                       -------------
  Total Due to Banks.................................................   $    18,363
                                                                       -------------
                                                                       -------------


    In addition, the Company estimates the transaction costs (including legal and accounting expenses, retention and other bonuses, allocated expenses of employees for the transaction, and travel and other expenses related to the transaction) for the sale of the Engineering Business will be approximately $1.9 million. Liabilities of the Engineering Businesses that are not assumed by the Buyer (including severance expenses, accrued vacation and other payments) are estimated to be approximately $3.7 million at March 31, 1996, which would result in net proceeds on a pro forma basis to the Company of approximately $6 to $7 million.


    In the event that any shareholders exercise their dissenters' rights pursuant to the procedures specified under Washington law and the Board of Directors do not adopt a plan to distribute the net proceeds to shareholders within one year after the sale, the Company will be obligated to pay in cash to such shareholders the fair value of their shares (as determined, ultimately, by a judicial hearing), which amount, if a significant percentage of shareholders exercise such rights, could be substantial. See "Rights to Dissent."

    On January 2, 1997, the indebtedness to the lenders under the Bank Debt could amount to as much as $17.2 million (assuming additional borrowings) plus deferred fees of up to $2.4 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    If the Company completes the sale of the Engineering Businesses and continues the operations of the Remaining Businesses, although there can be no assurances, the Company believes that it could secure new credit facilities or other debt financing. If the Company continues the operations of the Remaining Businesses, the Company expects that it would need to invest approximately $0.7 million and $1.1 million annually in capital expenditures for Fuel Services and Waste Services, respectively. The Company may consider paying to shareholders a dividend of amounts remaining after payment of the fair value to shareholders who exercise their dissenters' rights under Washington law and not needed (i) if the Company determines to continue to operate the Remaining Businesses, for working capital, (ii) if the Company liquidates, for outstanding or contingent obligations of the Company or, (iii) if the Company enters into strategic alliances for the Remaining Businesses, required follow-on investments in the strategic alliances. The Company cannot predict the amount of any dividend. See "Pro Forma Financial Information."

    The following describes the two fundamental alternatives for the Remaining Businesses.

ALTERNATIVE A:  CONTINUED OPERATIONS OF THE COMPANY AFTER THE CLOSING

    DESCRIPTION OF THE BUSINESSES. Fuel Services, located in San Jose, California, is a leading provider of systems for the dry storage of spent nuclear fuel based on its NUHOMS-Registered Trademark- technology. This technology has been selected by seven nuclear utilities, and is currently the U.S. industry leader based on the number of utility customers and the amount of fuel stored in canisters. The Company has submitted for regulatory approval enhancements to this technology that will allow utilities to store fuel on site in NUHOMS canisters that are also licensed for transportation. If the license is granted, which the Company expects during the third quarter of 1996, NUHOMS will be the first canister-based licensed technology for both transportation and storage in the United States. The Company believes its technology has applications in the U.S. Departments of Energy and Defense spent nuclear fuel storage markets. If the Company continues to operate the Remaining Businesses, corporate operations, currently located in San Ramon, California, will likely be combined with the San Jose, California Fuel Services operations and relocated. See 1995 Form 10-K -- Item 1.

    Waste Services, with offices located in Columbia, South Carolina, provides processing, treatment, packaging and transportation services for low level radioactive and mixed wastes. The Company has developed new technologies for Waste Services' processing and treatment of low level radioactive waste, including the Company's reverse osmosis, and EnviroGlass-Registered Trademark-, its vitrification technology for reducing the volume of low level radioactive and mixed wastes. See 1995 Form 10-K -- Item 1.

    PRO FORMA FINANCIAL INFORMATION. The Remaining Businesses generated losses on a pro forma basis of approximately $514 thousand in the first quarter of 1996, and $18.1 million in 1995. The Company anticipates implementing significant streamlining of corporate operations and the Remaining Businesses to reduce costs and expenses and achieve profitability. Following the sale of the Engineering Businesses, the Company would employ approximately 100 personnel. See "Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and 1995 Form 10-K -- Item 7.

    RISK FACTORS.   If the  Company continues  the operations  of the  Remaining
Businesses, the Company's business operations will be subject to numerous risks, including the following:

    COMPETITION. The Remaining Businesses will compete with other companies with substantially greater financial and marketing resources than those of the Company. In recent years, Fuel Services has lost market share, while Waste Services, which competes in a shrinking market, does not provide as comprehensive services as its competitors who can both package and bury low-level wastes at their own licensed disposal sites.

    SIZE DISADVANTAGES. The Company's relatively small size following the Closing and payment of Bank Debt, Bank Fees, retained liabilities and transaction costs (approximately $30-32 million in total assets) could be a significant disadvantage in marketing its services and products to nuclear utilities because the Company may be perceived as not having the financial strength to support and warranty its products over the life of the products (up to 50 years in the case of NUHOMS).

    CONTINUING CAPITAL INVESTMENTS REQUIRED; WORKING CAPITAL
REQUIREMENTS. Capital investment will be needed to maintain the competitiveness of and enhance the technologies used by the Remaining Businesses. The Company may be unable to raise additional capital to make such investments. Failure to make such investments may diminish the competitiveness of the Remaining Businesses, especially in Waste Services where the Company has invested substantial amounts in, but has not yet brought to operational status, EnviroGlass-Registered Trademark-. See 1995 Form 10-K -- Item 1. In addition, the Company will need sufficient working capital to continue the business. The availability of working capital, however, will be affected by numerous factors, including the number of shareholders who exercise dissenters' rights, the determination of the "fair value" of their shares, the Company's decision whether to pay, and the amount of, a dividend to the shareholders.

    GOVERNMENTAL REGULATION. The markets in which the Remaining Businesses compete are heavily regulated and require various types of governmental licenses and permits. Denials of, or delays in obtaining, or changes in requirements for, required licenses or permits may adversely affect the Company's business, operations and financial results. In addition, initiatives by the U.S. Government with respect to spent fuel storage (such as the 1995 proposal to develop a multipurpose canister for use by all utilities, which was canceled in
1996) have in the past caused significant customer confusion and delayed the development and expansion of the market for Fuel Services' NUHOMS system.

    MANAGEMENT AND RESTRUCTURING. The Company's management must significantly reduce corporate expenses to bring them in line with the Remaining Businesses' sales and gross margins. In 1995, the Company's revenues were $123.5 million; pro forma revenues for the Remaining Businesses in 1995 would have been $26.3 million, a reduction of approximately 79%, while its pro forma loss was $18.1 million. The Company will need to take major steps to streamline its operations in order to reduce its expenses. In addition, the Company must consolidate and reassign management responsibilities.

    PAYMENTS TO DISSENTING SHAREHOLDERS. If a substantial number of shareholders dissent and demand payment for their shares, the Company may not have sufficient cash to pay such amounts, or to pay such amounts and continue the Remaining Businesses.

ALTERNATIVE B:  SALE OF THE REMAINING BUSINESSES; LIQUIDATION OF THE COMPANY

    If the Board of Directors determines to sell the Remaining Businesses, the Company would proceed to negotiate purchase agreements for the sale of the Remaining Businesses as soon as practicable, while continuing to operate the Remaining Businesses in the ordinary course of business pending sale. The Company would attempt to negotiate cash purchase prices for the Remaining Businesses. In this liquidation scenario, the Company's bargaining position is likely to be significantly impaired, so that the purchase price for the Remaining Businesses may be adversely impacted.

    In this alternative, following sale of the Remaining Businesses, the Company would pay outstanding creditors. In addition, the Company would likely form a liquidating trust, deposit amounts sufficient to pay known and unknown, contingent and noncontingent obligations, including amounts needed to decontaminate or otherwise provide for the decommissioning or disposal obligations of radioactive assets remaining with the Company after any such sale, as well as amounts needed to fund continuing obligations of the Company under indemnity provisions of various agreements, including for example sale of the Engineering Businesses, sale of VECTRA Technologies Ltd, and any sale of

Fuel Services and/or Waste Services. The Company has not estimated the potential amounts of any such reserves or costs. Following a determination by the Board of the appropriate amount of reserves, the Company would pay to its shareholders a cash dividend of remaining cash (if any).

CONSEQUENCES OF FAILURE TO APPROVE PROPOSAL 2

    The Board does not believe there are any viable alternatives to the sale of the Engineering Businesses that would allow the Company to pay timely the Bank Debt and Bank Fees. If the shareholders do not approve the sale of Assets, the following will likely occur:

    - The Company will attempt to sell Fuel Services and/or Waste Services as soon as possible, but there is little likelihood that any sale could be completed by August 31, 1996 and there is significant risk that a sale would not occur by January 2, 1997.

    - The Company will attempt to refinance the Bank Debt and Bank Fees, but the likelihood of achieving any refinancing is directly related to the ability of the Company to sell either or both Remaining Businesses.

    - If the Bank Debt and Bank Fees are not paid by August 31, 1996, the Company will be obligated to pay the lenders additional fees of $600,000, payment of which is deferred until January 2, 1997, reprice warrants to purchase 830,060 shares of the Company's common stock from $2.94 per share to $0.01 per share and issue to the lenders rights to purchase approximately 550,000 shares of the Company's common stock at $0.01 per share. The Company would also likely defer $750,000 and $625,000 payments due in September 1996 under the Company's agreements with its lenders to January 2, 1997, by incurring fees of $150,000 and $100,000, respectively, payment of which is also deferred to January 2, 1997.

    - As a result of the most recent extensions and modifications in April 1996, the Bank Debt and Bank Fees are due on January 2, 1997. The lenders have indicated to the Company that they will not grant any further extensions. If the Company is unable to sell Fuel Services and/or Waste Services and obtain financing to pay the Bank Debt, Bank Fees and additional fees payable to the lenders by January 2, 1997, the Company may have to seek protection under the reorganization provisions of the federal bankruptcy laws. See "Proposal 2 -- Recommendation of the Board of Directors."

       PROPOSAL 1 -- TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO PROVIDE THAT A MERGER, SHARE EXCHANGE OR SALE OF ALL OR SUBSTANTIALLY
      ALL OF THE ASSETS OF THE COMPANY REQUIRES A MAJORITY APPROVAL OF ALL
                       OUTSTANDING SHARES OF THE COMPANY

    Under the Washington Business Corporation Act, a merger, share exchange or sale of all or substantially all of the assets of a company requires the approval of two-thirds of all the votes entitled to be cast on the transaction, unless the articles of incorporation provide for a lesser percentage. The Company's existing articles of incorporation do not provide for a lesser percentage. Thus, unless Proposal 1 is adopted, approval of Proposal 2 would require the affirmative vote of holders of two-thirds of the outstanding common stock.

    Under the Act, a public corporation can amend its articles of incorporation by a majority vote of the shares entitled to vote. Consequently, if the holders of a majority of the Company's common stock approve Proposal 1, the percentage voting requirement for Proposal 2 can be reduced, even in the absence of a two-thirds vote approving Proposal 1. If holders of a majority of the common stock approve the amendment to the articles of incorporation, the required vote to approve Proposal 2 would be reduced from two-thirds to a majority of the outstanding common stock. If holders of a majority of the common stock do not approve Proposal 1, the required vote to approve Proposal 2 would be two-thirds of the outstanding common stock.

       PROPOSAL 2 -- TO SELL THE NUCLEAR ENGINEERING BUSINESS, THE POWER
            SERVICES BUSINESS, AND THE GOVERNMENT SERVICES BUSINESS


    The following discussion outlines the material terms of the proposed sale by the Company and the Subsidiary of the Engineering Businesses. The form of the transaction is the sale of substantially all of the assets of the Engineering Businesses, including all of the assets of the Subsidiary (or at the Buyer's option, the stock of the Subsidiary). This discussion is not intended to be complete and is subject to, and qualified in its entirety by reference to, the Asset Purchase Agreement by and among the Company, the Subsidiary, and the Buyer attached as Annex A hereto (the "Agreement"). Capitalized terms used and not otherwise defined in this discussion will have the same meaning as defined in the Agreement.


BACKGROUND OF THE TRANSACTION


    THE COMPANY. In early January 1994, the Company (then known as Pacific Nuclear Systems, Inc.) acquired the business and operations of ABB Impell Corporation, ABB Government Services Inc., and ABB Impell Ltd., an English limited liability company, from affiliates of ABB Asea Brown Boveri Ltd. The Company paid $17.55 million in cash and issued 1,714,503 shares (valued at $8.17 per share, a total of $14 million) of the Company's common stock. In connection with the acquisition, the Company refinanced its existing debt and obtained financing for the acquisition and future operations through senior bank debt from Banque Paribas and Banque Nationale de Paris (collectively, the "Banks") in the form of a $15 million term loan and a $25 million revolving credit facility. As additional consideration, the Company issued to the Banks warrants to purchase 8.75% of the Company's then outstanding common stock (830,060 shares) at $8.17 per share, subsequently adjusted to 830,060 shares at $2.9375 per share (the "Warrants"), which Warrants are subject to further adjustment in price based on the timing of repayment of the Bank Debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and 1995 Form 10-K -- Item 7.


    PRINCIPAL REASONS FOR THE SALE. In recent periods, based on the Company's financial performance and its failure to comply with covenants contained in the Bank Debt documents, the Company has been under steadily increasing pressure from the Banks to reduce and pay in full the outstanding Bank Debt (approximately $16.9 million at the date of this Proxy Statement) and the Bank Fees that total as of the date of this Proxy Statement $1.45 million that the Banks have required the Company to pay in connection with amendments and extensions of the loan and credit agreements with the Company. The Company has been unable to refinance the Bank Debt and the Banks have required the Company to pay additional fees, reprice the Warrants and sell significant assets of the Company. The Company has been actively seeking purchasers of its various businesses in the past year, as reflected by the sale of the Company's Plant Services business to Westinghouse Corporation in 1995 and the sale of the Company's United Kingdom operations to Amey, plc in April 1996.

    The Company engaged Robertson Stephens & Co. in June 1995 to assist the Company in selling the Company's Waste Services business, while the Company's management sought a strategic partner for the Fuel Services business. The Company has had discussions with a number of companies that have expressed interest in acquiring either Fuel Services or Waste Services, but negotiations have not made significant progress and the Company has not reached any agreement with any prospective purchaser.

    The Board of Directors has concluded that the negotiated purchase price for the Assets, $27.5 million, plus or minus the Purchase Price Adjustment, represents an optimal value for the Engineering Businesses. The Board made this determination based upon its experience in acquiring the engineering businesses of the Impell companies in 1993 and its familiarity with the nuclear and power engineering industry generally. In addition, the Board believes that the number of potential buyers is limited due to the shrinking market for engineering services to nuclear utilities, which is reflected by the lack of interest shown in the Company's informal discussions with major U.S. and international reactor vendors, architect and engineering firms and suppliers of radioactive waste services and the absence of other parties in approaching the Company to discuss buying the Engineering Businesses after the Company disclosed publicly its need to sell assets of the Company. The Board of Directors also believes that the purchase price is an attractive price considering the pressure from the Banks and the time pressures in completing a transaction. The Board believes the sale is in the best interest of the shareholders because it will allow the Company to timely pay off the outstanding Bank Debt and Bank Fees and retain options regarding the future of the Remaining Businesses. The Board of Directors believes that, in the absence of payment in full, the Banks will not extend the Bank Debt and if any extension is granted it is likely the Banks would continue to impose and require payment of significant fees for any extensions of credit or other amendment of the credit agreements, which fees adversely affect the Company's profitability and reduce shareholders' equity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


    INFORMATION CONCERNING THE BUYER. The principal business of Duke consists of providing full-scope engineering, technical and professional services to government, utility, industrial and other business clients worldwide, specializing in energy and environmental projects. Headquartered in Charlotte, North Carolina, the Buyer was formed in 1987 and is an unregulated subsidiary of Duke Power Company, one of the nation's largest electric utilities. The Buyer currently has approximately 700 employees serving clients in 30 countries. It assists clients with all phases of hydroelectric, nuclear and renewable power generation projects, from conceptual design through full life-cycle operation. The Buyer also provides power delivery and energy services to utility, industrial, commercial and institutional clients. Through its environmental business unit, the Buyer offers environmental site characterization and remediation planning as well as petroleum exploration and production consulting services. See "Proposal 2 -- Business Relationship with the Buyer."


    HISTORY OF THE TRANSACTION. The Company engaged Robertson Stephens & Co. in June 1995 to assist the Company in selling the Company's Waste Services business. In addition, the Company's management undertook to find a strategic partner for the Fuel Services business. The Company's Finance Committee met from time to time to review progress in selling selected assets in order to satisfy requirements imposed by the Banks. During those meetings, management discussed with the Finance Committee developments in the potential sale or strategic partnership of Fuel Services and/or Waste Services. In the fall of 1995, the Finance Committee also considered the possible sale of substantially all of the Company and certain informal exploratory discussions were held with companies within the nuclear industry. During the late fall of 1995, certain key managers (not involved in the efforts to sell Fuel Services or Waste Services) of the Company's Engineering Businesses developed, in consultation with legal counsel and an investment banker, a proposal to purchase the Company's engineering operations (similar to the Engineering Businesses but excluding the government services business and portions of the power services business). The Finance Committee at its February 8, 1996 meeting reviewed the possible sale and valuation of the engineering operations. The Finance Committee also discussed the prospects for sale of Fuel Services or Waste Services at prices sufficient to pay the Bank Debt. The Board at its meeting on February 9, 1996 authorized the Finance Committee and the Company's officers to continue to negotiate for the potential sale of various segments of the Company's businesses, including the Engineering Businesses. Representatives of the management group and the Finance Committee met on February 12, 1996. The management group's proposed purchase price was approximately $14.5 million, subject to financing and other contingencies. The Finance Committee did not regard the managers' offer as adequate.

    At the February 9, 1996 Board Meeting, the Finance Committee asked individual directors to identify potential buyers of the Engineering Businesses or the Company as a whole and to use their personal contacts to inquire whether those potential buyers would be interested in acquiring the Company's Engineering Businesses or the Company as a whole. As a result, Dr. E. Linn Draper, Jr., a Director, contacted Mr. R.B. Priory, President and Chief Operating Officer of Duke Power Company.

Mr. Priory expressed interest and asked that contacts be conducted through Mr. John F. Norris, Jr., president and chief executive officer of Duke Engineering & Services, Inc., an indirect wholly-owned subsidiary of Duke Power Company.

    During the week of February 12, 1996, Mr. Norris and Mr. Ray A. Fortney, President and Chief Executive Officer of the Company, discussed by telephone the possible purchase of the Engineering Businesses. Following the discussions, the parties executed a confidentiality agreement on February 14, 1996, and the Company thereafter provided the Buyer with a business plan and financial materials regarding the Company, including the Engineering Businesses.

    On March 5, 1996, Mr. Norris and Mr. Wayne Henry, Senior Vice President of the Buyer, met with Messrs. Fortney and Mr. John R. Holding, former chief financial officer and now a consultant to the Company, at the Company's offices in San Ramon, California. The parties discussed the Company's businesses. Following clarification that Duke was interested in the Engineering Businesses, Messrs. Fortney and Holding answered questions concerning the business conducted by the various engineering offices. The Company indicated its belief that the value of the Engineering Businesses was in "the low thirties" (in millions). At the conclusion of the meeting Mr. Norris reiterated the Buyer's interest in acquiring the Engineering Businesses, subject to obtaining authorization from Duke Power Company. A few days later, Mr. Norris called Mr. Fortney to confirm that the Buyer was interested in pursuing discussions.

    Mr. Fortney then discussed the Buyer's interest in acquiring the Engineering Businesses with the members of the Finance Committee. The Finance Committee members authorized Mr. Fortney and Mr. Holding to proceed with negotiations.

    On March 14, 1996, Messrs. Fortney, Holding, Norris and Henry met in Charlotte, North Carolina at the Buyer's offices. The Company's representatives provided additional information and answered questions concerning the Engineering Businesses. The purchase price was discussed at the meeting, with the Buyer offering $25 million. After further negotiations and discussions, the parties reached tentative agreement on the purchase price of $27.5 million, plus or minus a balance sheet adjustment. Other terms, including assumption of leases for office space occupied by the Engineering Businesses, were also discussed and an oral understanding reached. The parties agreed to proceed with drafting and execution of a letter of intent and completion of due diligence by the Buyer.

    On March 19, 1996, Mr. Robert Lilien, in-house counsel for the Buyer, contacted the Company's legal counsel and discussed the terms of a proposed letter of intent. The parties exchanged drafts of a proposed letter of intent. The Company's Finance Committee approved the execution of the letter of intent at a meeting on March 20, 1996. The parties executed the nonbinding letter of intent dated March 21, 1996. The parties announced in a press release the execution of the letter of intent on March 27, 1996.

    On March 27, the Buyer commenced its due diligence review of the Engineering Businesses, reviewing all aspects of the businesses, including contracts, finance, human resources, operations and legal matters. The Buyer's outside legal counsel submitted to the Company's legal counsel an initial draft of an Asset Purchase Agreement on April 18, 1996. Legal counsel exchanged comments, drafts, schedules and related agreements over several weeks, and conducted negotiations by numerous telephone conference calls. On May 23, 1996, the parties executed the Agreement, and, on June 4, 1996, the Buyer confirmed to the Company satisfaction of the Buyer's due diligence review.

    DETERMINATION OF THE PURCHASE PRICE. The purchase price was determined by arms-length negotiations between the parties. As noted above, certain managers of the Company's Engineering Businesses approached the Company with an offer to purchase the Company's engineering operations for approximately $14.5 million (without assuming accounts payable), subject to financing and other contingencies. The negotiations with Duke were based on the Company's analysis of the operating profit from the Engineering Businesses. The Company proposed a purchase price in the low $30 millions based on a multiple of the operating profitability. Duke analyzed the after-tax income of the

Engineering Businesses, applied certain assumptions and its own operating model, and proposed a price of $25 million. The parties discussed their respective analyses and reached agreement on a purchase price of $27.5 million, plus or minus a balance sheet adjustment, based on the November 1995 unaudited balance sheet provided to the Buyer. After reaching agreement on the price with Duke, the Board decided not to conduct an auction for the sale of the Engineering Businesses since the Board believed that protracted publicity would significantly diminish the value of a services business by diverting employee attention and reducing profitability. In addition, the Board believed that the Company had made informal contact with many of the potential purchasers in discussions regarding purchase of all of the Company or Fuel Services or Waste Services and had not received interest that the Engineering Businesses constituted a strategic fit for such parties. The Board believed that, with the public announcement of the letter of intent, other interested parties, if any existed, would likely have contacted the Company. The Board did not retain an independent financial advisor, but instead relied on the Directors' collective, long-term familiarity with the Engineering Businesses, the analysis done in connection with and the terms of the Impell acquisition in January, 1994, the industry in general and likely buyers, and the terms of the proposed management buy-out. At its meeting on April 19, 1996, the Board confirmed the authority of the Finance Committee to approve the final form of the Agreement and to authorize the officers to execute the Agreement on behalf of the Company. The Finance Committee at its meeting on May 14, 1996 approved the proposed transaction in substantially the form of the draft Agreement at such date and authorized the officers to finalize certain details and to execute the Agreement. The Board reached a subjective judgment that the Company was unlikely to receive a superior offer to the Duke offer. The Agreement provides, nonetheless, that the Board of Directors could consider another offer if required by its fiduciary duties under Washington law.

BUSINESS RELATIONSHIP WITH BUYER

    The Buyer is an indirect, wholly-owned unregulated subsidiary of Duke Power Company, a public utility based in North Carolina ("Duke Power"). Duke Power has been a customer of the Company and its predecessors for approximately 10 years, with sales revenues of $1.7 million, $1.5 million and $1.4 million in 1995, 1994, and 1993, respectively. The Company sold Duke Power its NUHOMS dry storage product for the Oconee Station in 1987.

    The Company has not done business directly with the Buyer.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    On April 19, 1996, the Board unanimously confirmed the actions of the Finance Committee in negotiating the sale of the Engineering Businesses and, conditioned upon finalization of the Agreement in form and substance satisfactory to the Finance Committee and the Company's officers, unanimously recommended the proposed transaction to the Company's shareholders for their approval as required under the Act.

    As previously discussed, the Board's conclusion to approve the sale of the Engineering Businesses was based on the collective, subjective judgments of its individual members, a majority of whom have been directors or officers of the Company for over four years and three of whom were either founders or officers of Impell Corporation prior to its acquisition by Combustion Engineering Inc. and the eventual acquisition by the Company. All other members of the Board concurred in this judgment. The factors considered at various meetings included, without limitation, the following:

    - The  Company's need to  repay timely the  Bank Debt and  Bank Fees and the
      Company's  examination  of   and  inability  to   obtain  financing   from
      alternative sources.

    - The results of the Company's efforts in actively marketing Fuel Services and Waste Services leading to the conclusion that the prices offered to date for Fuel Services and Waste Services would not achieve the Company's objectives.

    - The Duke offer being consistent with the Company's valuation of the Engineering Businesses and that it would allow timely repayment of Bank Debt and Bank Fees as well as options for the Remaining Businesses.

    - The Duke offer providing an excellent opportunity for the Company's employees and responding to the needs of the Company's engineering customers, many of whom are customers of the Remaining Businesses.

    - The Duke offer being the best opportunity under the circumstances to maximize shareholder value.

    The Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination.

    The sale of the Engineering Businesses will affect all shareholders in the same way. The Board concluded that the transaction is fair to and in the best interests of all of the shareholders since in its judgment the negotiated consideration represents optimal value for the Engineering Businesses.

    The Board also recognized the negative impact of the sale on the Company and its shareholders. Following the sale, the Company's revenues, employees and customers will be dramatically reduced, which could limit the opportunity for the Company to generate acceptable, if any, operating income in the future. Further, if the Company continues to operate the Remaining Businesses, the Company may be unable to cut its expenses sufficiently to operate profitably.

    The Board considered these various factors and concluded that in its best judgment the sale of the Engineering Businesses was, given the alternatives, in the best interest of shareholders.


CONFLICTS OF INTEREST


    John  R.  Holding,  formerly  the  Company's  chief  financial  officer  and currently a consultant to the Company, will receive as compensation for his services in negotiating the sale of any of the Company's businesses that are sold between April 1 and August 15, 1996 a commission equal to one percent (1%) of the sales price; provided that the aggregate fee payable to Mr. Holding shall not exceed $100,000. Under this arrangement, Mr. Holding will receive $15,731 in connection with the sale of VECTRA Technologies Ltd. and up to $84,269 for the sale of the Engineering Businesses. The Company also reimburses Mr. Holding for his reasonable expenses incurred in connection with the sale of the businesses.

RIGHTS OF SECURITY HOLDERS

    The Act requires that a sale of "all or substantially all" of a corporation's property be approved by the corporation's shareholders. While the sale of the Engineering Businesses under Proposal 2 may not constitute a sale of "all or substantially all" of the Company's property as provided in the Act, the Board of Directors has determined to treat Proposal 2 as covered by such provisions of the Act. Accordingly, shareholders who oppose the sale of the Engineering Businesses may exercise their rights to dissent under the Act and be paid the fair value of their shares, unless the Board of Directors approves a plan to distribute all or substantially all of the net proceeds of the sale to the Company's stockholders within one year after the sale. See "Rights to Dissent."

    The rights of the holders of the Company's common stock will not change as a result of the sale of assets. The Company has never declared or paid any cash dividends on its common stock.

MARKET ACTIVITY


    The closing price of the Company's common stock as reported on the Nasdaq Stock Market, National Market System on March 26, 1996, the last business day preceding the public announcement of the proposed sale of Assets, was $1.50. On July , 1996, the last day prior to the printing of this Proxy Statement, the
closing  price of the Company's common stock  was $         . See "Market Prices
and Per Share Data."

                                 THE AGREEMENT

GENERAL

    The Agreement provides for the sale by the Company and the Subsidiary (collectively, the "Sellers") of the Assets, free and clear of all liens and encumbrances. The Assets include all accounts receivable, fixed assets, leases, permits, proprietary rights and software, customer and other contracts, books and records, prepaid items, and certain trademarks (other than "VECTRA" and "Pacific Nuclear") that are currently used in connection with or relate to the operation of any of the Engineering Businesses. Closing shall occur on such date as the parties may agree after satisfaction or waiver of the conditions to Closing. See "The Agreement -- Closing Conditions."

ASSETS TO BE ACQUIRED; ASSUMED LIABILITIES

    The Assets to be acquired under the Agreement include all accounts receivable, fixed assets, leases, permits, proprietary rights and software, customer and other contracts, books and records, prepaid items, and the trademarks "Government Services, Inc." and "Impell" that are currently used in connection with or relate to the operation of any of the Engineering Businesses, except as specifically excluded. The specifically excluded Assets ("Excluded Assets") include cash, marketable securities and short-term investments of cash; intercompany receivables; the office leases in San Ramon and Fort Worth (except that these offices will be partially subleased to the Buyer pursuant to a separate agreement); the names "VECTRA" and "Pacific Nuclear" and derivatives and similar names (except that the Buyer may use these names for limited purposes during an initial 90-day period); certain identified patents; certain identified contracts ("Excluded Contracts"), and certain identified other assets. The Excluded Contracts include contracts as to which the Sellers, after exercising their best efforts, have failed to obtain all required third-party consents to effect their assignment to the Buyer, whether or not the Sellers have identified such contracts to the Buyer; contracts with various business services providers; all employment agreements; and several customer contracts that will remain in whole or in part with the Sellers. In the event that, after Closing, either Seller identifies any contract that it should have identified to the Buyer prior to Closing, the Buyer will have the option whether or not to take assignment of such contract.

    Certain liabilities of the Sellers will be assumed by the Buyer ("Assumed Liabilities"). The Assumed Liabilities are the current liabilities of the Company related to the operation of the Engineering Businesses and the current liabilities of the Subsidiary; and the obligations arising under customer contracts after the effective date of the Agreement, subject to certain exceptions. Assumed Liabilities do not include the current portion of any long-term indebtedness, liabilities relating to taxes (except sales or use taxes due in connection with the transaction, which will be paid by the Buyer), liabilities relating to breach of contract, breach of warranty, tort, infringement or violation of law, intercompany payables, environmental liabilities, liabilities under any employee benefit plan, arising from termination of any employee prior to Closing, or otherwise related to employees and employee benefits, and certain other identified liabilities. See "Pro Forma Financial Information -- Note 1."

PURCHASE PRICE

    The purchase price to be received by the Company for the sale of the Engineering Businesses is $27,500,000 (the "Base Purchase Price"), plus or minus an adjustment amount (the "Purchase Price Adjustment"). The Purchase Price Adjustment is the amount, if any, by which the value of the assets used in the operation of the Engineering Businesses (the "Valuation Assets") exceeds the sum of $10,000,000 and the value of the Assumed Liabilities. The Valuation Assets are defined as those Assets that are used by the Sellers in any of the Engineering Businesses and that are either current assets or equipment, machinery, furniture and fixtures and vehicles (excluding real property improvements with respect to leases that the Buyer is not assuming). The Valuation Assets do not include Excluded Assets (other than certain contracts retained by Sellers), any intangible assets, the going concern value of the Engineering Businesses, rights relating to taxes, accounts receivable that have been outstanding for more than 120 days past the invoice date, and certain other identified accounts receivable.

    The final purchase price is as yet undetermined because it is based in part on the actual value of the Valuation Assets. Determining the purchase price requires a balance sheet of the Engineering Businesses as of the date of Closing ("Closing Balance Sheet"). Since the Closing Balance Sheet cannot be prepared until after the Closing, the Buyer will pay an estimate of the purchase price at Closing based on a balance sheet prepared as of a date approximately thirty days before Closing ("Pre-Closing Balance Sheet"), and the parties will "settle up" after the preparation of the Closing Balance Sheet. Specifically, at Closing, the parties will estimate the Purchase Price Adjustment on the basis of the Pre-Closing Balance Sheet. The payment at Closing will consist of the Base Purchase Price of $27,500,000, less an escrowed holdback of $1,000,000 and less the estimated Purchase Price Adjustment, if the estimated Purchase Price Adjustment is negative. If the estimated Purchase Price Adjustment is positive, that amount will be escrowed with the holdback amount. After Closing, the Closing Balance Sheet will be prepared and, upon its approval by both parties, the difference between the estimated amount paid at Closing and the actual purchase price will be paid to the appropriate party and the escrowed funds will be released.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SUBSIDIARY

    The Agreement contains certain representations and warranties of the Sellers, including, without limitation, representations and warranties with respect to (i) the Sellers' due organization, qualification, and corporate authority for the sale of the Assets; (ii) possession of all required consents and approvals of governmental authorities; (iii) compliance with both Sellers' articles of incorporation and bylaws and applicable laws; (iv) possession of and compliance with all permits necessary for the conduct of the Engineering Businesses; (v) the Sellers' good and marketable title to the Assets and the Assets' sufficiency for the conduct of the Engineering Businesses; (vi) compliance with all real property leases of the Sellers; (vii) Sellers' possession, free of all undisclosed liens and encumbrances, of rights with respect to registered trademarks, copyrights, and patents, and the absence of undisclosed claims or infringement with respect thereto; (viii) Sellers' possession, free of all undisclosed liens and encumbrances, of rights with respect to all software used in the Engineering Businesses, including both Sellers' proprietary software and software owned by third parties, and the absence of undisclosed claims or infringement with respect thereto; (ix) the absence of undisclosed liabilities; (x) the identity, enforceability, and assignability of and Sellers' compliance with all contracts of the Sellers relating to the Engineering Businesses; (xi) the accuracy and completeness of the financial statements for all periods required to be provided by the Agreement; (xii) the due maintenance of books and records of the Engineering Businesses; (xiii) due payment of all taxes; (xiv) the absence of undisclosed litigation involving either Seller; (xv) the nature of any employment agreements and policies of the Sellers and of bonus and other obligations to employees, and the Sellers' compliance with employment laws; (xvi) Sellers' compliance with laws and plans relating to employee benefits; (xvii) Sellers' insurance policies; (xviii) the absence of undisclosed adverse changes in the business relationships of the Sellers with any of their customers or suppliers as a result of consummation of the Agreement; (xix) compliance with laws regulating hazardous materials and other environmental laws; (xx) Sellers' conduct of the Engineering Businesses in the ordinary course consistent with past practices since November 26, 1995; (xxi) the absence of undisclosed obligations to pay commissions in connection with the sale of the Assets; and (xxii) the absence of any material misstatements or omissions by either Seller in the Agreement or any document furnished to the Buyer in connection with the execution of the Agreement.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

    The Agreement also contains certain representations and warranties by the Buyer including, without limitation, representations and warranties with respect to (i) its due organization and corporate authority for the acquisition of the Assets; (ii) possession of all required consents and approvals of governmental authorities; (iii) compliance with Buyer's articles of incorporation and bylaws and applicable laws; (iv) the absence of undisclosed litigation involving Buyer;
(v) the absence of undisclosed obligations to pay commissions in connection with the sale of the Assets; and (vi) the Buyer's intention to offer employment to substantially all of the Sellers' employees on the Closing Date, unless less than substantially all of the Sellers' customer contracts are assigned to the Buyer, or any significant customers are unwilling to continue on with the Buyer, or the operations, financial condition or prospects of the Engineering Businesses are not substantially the same on the Closing Date as they are on the date of the Agreement.

COVENANTS OF THE COMPANY

    The Agreement contains customary covenants by the Company and the Subsidiary including without limitation the following: (i) the Company will conduct the Engineering Businesses prior to Closing in the ordinary course consistent with past practice, with all reasonable efforts consistent with past practices to preserve the goodwill of the Engineering Businesses and the Seller's relationships with customers, suppliers, and others and to keep available the services of its officers and employees; (ii) the Company will give Buyer reasonable access to the employees, books, records, offices and other facilities and properties of the Subsidiary and, to the extent related to the Assets or the Engineering Businesses, of the Seller, permit Buyer to perform inspections and environmental assessments of the leased real property, furnish Buyer financial and operating data, and underlying records and workpapers relating to the Engineering Businesses, including information relating to intercompany charges and information related to taxes, as Buyer may request to evaluate and assess the accuracy of Sellers' financial records; (iii) the Sellers will use their best efforts (at no additional out-of-pocket costs to Sellers) to assist Buyer in hiring those employees that Buyer desires to employ; (iv) the Company will pay to those employees of the Engineering Businesses severance or similar obligations (if any) owing at Closing, included vacation leave accrued prior to the close of business on the Closing Date; (v) the Company will terminate the confidentiality obligations of employees who become employees of Duke, except with respect to information relating to the Remaining Businesses (Fuel Services and Waste Services); (vi) the Sellers will maintain or terminate their employee benefit plans in accordance with law and the terms of such plans, and will treat former employees who maintain 401(k) accounts with Sellers in the usual manner;
(vii) the Sellers will not use or license any proprietary rights transferred to the Buyer, nor use or disclose any trade secrets or other confidential information for a period of five years following the Closing Date, or use any of the trademarks being transferred to Buyer, in any manner inconsistent with the transfer of proprietary rights under the Agreement; (viii) the Sellers will conduct lien searches in jurisdictions where the Assets are located; (ix) the Sellers will deliver by June 15, 1996 a schedule listing each of Seller's Assets that is tangible personal property with an original purchase price in excess of $1,000, and an updated schedule of assets that will be shared by Buyer and Sellers after Closing; (x) the Sellers shall provide evidence to the Seller of the release of all security interests in the Assets; and (xi) the Board of Directors of the Company shall recommend approval of this Agreement to its shareholders and use all reasonable efforts to obtain the consent of its shareholders to the transaction, unless the Board determines that such actions would be contrary to the Board's fiduciary obligations under Washington law.

    In addition to the foregoing covenants, the Sellers are committed to a transition period for both the satisfaction of warranty claims and the performance of quality assurance programs. Regarding warranty claims, the Sellers and the Buyer will immediately notify the other of any claim or demand arising because of the actual or asserted failure of either Seller adequately or properly to perform the services rendered in connection with a customer contract. The Buyer will have the option to perform the work or otherwise satisfy the claim, and the Company will reimburse the Buyer for the costs of such work to the extent either Seller would have been liable for such claim or would have, pursuant to its customary practices prior to Closing, performed such work without charge to the customer. Regarding quality assurance for customers of the Engineering Businesses, for the period from Closing through October 1, 1996, the Sellers shall allow the Buyer to perform work for such customers under the applicable quality assurance programs in effect between the Sellers and customers as of the Closing Date. The Sellers shall make available copies of these programs and allow the Buyer to work with customers to effect the transition to the Buyer's performance of such programs.

NEGATIVE COVENANTS OF THE COMPANY

    Sellers have agreed that, prior to Closing, except as provided in the Agreement or pursuant to the prior consent of the Buyer, neither Subsidiary nor the Company, with respect to the Engineering

Businesses,   will  do  any  of  the   following:  (i)  amend  its  articles  of
incorporation or bylaws in any manner that would affect the ability to consummate the transaction; (ii) grant to any employee any increase in compensation other than increases in the ordinary course of business, or pay any bonus, severance, or termination payment; (iii) incur in connection with the
Engineering Businesses liabilities for borrowed money or guarantee any liabilities, other than in the ordinary course of business consistent with past practice; (iv) incur any material change in overhead costs, backlog, or accounts receivable or payable; (v) cancel any indebtedness owing to it or waive any claims or rights of substantial value; (vi) change any method of accounting or accounting practice or policy, including recognition of income and profit with respect to any contracts; (vii) in connection with the Engineering Businesses, acquire or agree to acquire the stock of, merge or consolidate with, or purchase a substantial portion of the assets of any person; (viii) sell, lease, license or otherwise dispose of any of its Assets; (ix) take any action that would make any of the representations or warranties of either Seller untrue or incorrect or result in any of the conditions of the Agreement not being satisfied; (x) enter into, cancel or modify any obligation or agreement or assume any liability other than in the ordinary course of business; (xi) take any action with respect to any employee benefit plan that could result in successor liability to Buyer; or
(xii) bill or collect any accounts receivable in advance of the ordinary course of business.

    The Sellers have agreed not to use or disclose any trade secrets or other confidential information in any manner that would compromise the value of trade secrets or confidential information transferred to the Buyer, and they have agreed not to use the names "Government Services, Inc." or "Impell" or derivatives thereof.

    The Company has also agreed that, prior to the Closing Date, it will not, directly or indirectly, solicit, initiate, or encourage any proposal or offer relating to the acquisition of any capital stock or any substantial portion of the Assets of either Seller (including any acquisition structured as a merger, consolidation or share exchange), or participate in any discussions or negotiations, furnish information with respect to, assist or participate in or facilitate in any other manner any such acquisition. The Agreement provides, however, that nothing will prohibit the Company from taking any actions if its Board of Directors determines that such actions are required by the Board's fiduciary duties under Washington law.

COVENANTS OF BUYER

    The Buyer has agreed that, of the employees hired from Sellers upon Closing, it will not terminate the employment of any number of such employees to the extent that, when combined with the number of employees that are not hired by Buyer, such termination would result in any liability to Sellers under the Worker Adjustment and Retraining Notification Act of 1988 and regulations thereunder (the "WARN Act"). The Buyer has also agreed to allow former employees of the Sellers to take unpaid vacation during the remainder of 1996 to the extent such vacation accrued during their employment with either Seller in 1996 and Sellers have paid the employee for such accrued vacation.

MUTUAL COVENANTS

    Both Buyer and Sellers have agreed (i) to use their reasonable efforts to fulfill or perform all conditions and obligations to be fulfilled or performed by them in order to consummate the transaction; (ii) to use their best efforts to agree on an allocation of the purchase price among the Assets and to report the transaction for income tax purposes in accordance with the agreed allocation; (iii) to use their reasonable efforts to obtain all necessary consents, approvals, and notices; (iv) to hold in strict confidence all documents and information provided by the other party in connection with the Agreement except to the extent such information is public knowledge or is required to be disclosed by securities laws; and (v) to negotiate in good faith regarding the text, form, content, and timing of any news release regarding the transaction.

    Both Buyer and Sellers have also agreed not to solicit the other side's employees for a period of two years commencing on the Closing Date, and for a period of one year commencing on the Closing

Date not to employ any person who has been an employee of the other during such period. However, the foregoing restrictions do not prohibit the Buyer from employing any person identified in the Agreement as an employee of the Engineering Businesses.

    Regarding Sellers' accounts receivable that are being transferred to Buyer under the Agreement, the parties have agreed that the Buyer shall attempt to collect such accounts pursuant to its normal collection practices and procedures, which do not include filing suit or hiring collection agencies. Upon Buyer's request at any time at least five months after the Closing Date, the Company shall pay to the Buyer the uncollected amount of such accounts receivable, other than retention amounts relating to projects on which work is continuing, less any amounts collected by the Buyer on any accounts receivable that are not included in the Valuation Assets (i.e., accounts receivable that have been outstanding for more than 120 days past the invoice date and certain other identified accounts receivable). Thereafter, on Buyer's request, the Company shall pay to the Buyer the face amount of any retention account that is not collected within sixty days after the completion of the work. The Buyer shall assign back to the Company all uncollected accounts receivable for which the Company has paid the Buyer under the foregoing provisions, and shall forward to the Company any amounts received by the Buyer on such accounts. If the Buyer collects an amount on the accounts receivable that exceeds the value of such accounts, net of reserves, on the Closing Balance Sheet, the Buyer shall pay to the Company the amount of such excess.

    The Sellers have agreed to pay to the Buyer, within seven days after the Closing Date, the total amount of payments that the Sellers have received in connection with the Valuation Assets (i.e., amounts received in connection with accounts receivable) after the close of business on the effective date of the Agreement through the Closing Date, and, after the Closing Date, the Sellers shall pay, within three business days after receipt by Sellers, the amount of all such payments that the Sellers receive. Likewise, the Buyer has agreed to pay to the Sellers, within seven days after the Closing Date, the total amount of payments that the Sellers have made in connection with the Assumed Liabilities after the close of business on the effective date of the Agreement through the Closing Date, and, after the Closing Date, the Buyer shall pay, within three business days after payment by Sellers, the amount of all such payments made by Sellers. Upon Buyer's request, the Sellers are to provide detailed records to Buyer regarding such payments received or made by the Sellers.

INDEMNIFICATION

    The Agreement provides that all representations, warranties, covenants, and agreements of the parties survive the Closing, and the parties agreed to indemnify one another as follows: The Sellers agreed to indemnify the Buyer against all claims, losses, costs, and expenses, including attorneys fees, arising out of (i) any breach of any covenant, agreement, representation, or warranty, if Buyer gives notice to Sellers regarding the same within two years after the Closing Date; (ii) any liability relating to the Engineering
Businesses or the Sellers that is not an Assumed Liability, if Buyer gives notice within six years after the Closing Date or the applicable statute of limitations has tolled during such six years; or (iii) any liability or alleged liability arising out of any violation or alleged violation of any environmental law in connection with the Remaining Businesses, without regard to when the Buyer gives the Sellers notice of such liability. The Buyer may not make any claim for indemnification in connection with a breach of Sellers' representations and warranties until the cumulative amount of the Buyer's damages exceeds $250,000, but indemnification for other damages is not so limited. The Buyer agreed to indemnify the Sellers against all claims, losses, costs, and expenses, including attorneys fees, arising out of any breach of any covenant, agreement, representation or warranty if Sellers give notice of its damages within two years after the Closing Date. The Buyer may not make any claim for indemnification in connection with a breach of Buyer's representations and warranties until the cumulative amount of the Sellers' damages exceeds $250,000, but indemnification for other damages is not so limited. Both Buyer and Sellers agreed to notify the other of damages resulting from the claims of a third party and agreed that each may undertake the defense of such claims that it would be required to indemnify, under certain conditions, and that each may participate in the defense of claims as to which it would be indemnified, under certain conditions.

CLOSING CONDITIONS

    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY. The Company's obligations under the Agreement are subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions: (i) the accuracy of the Buyer's representations and warranties as of the Closing Date; (ii) the performance by the Buyer of all its respective obligations, covenants and conditions contained in the Agreement; (iii) the Company's having secured Board authority and shareholder consent with respect to the sale of the Assets; (iv) expiration of all applicable waiting periods with respect to the HSR Act filing and no action having been instituted by the DOJ or the FTC; (v) agreement by the parties as to the Pre-Closing Balance Sheet and the amount of the estimated Purchase Price Adjustment; (vi) receipt of the Closing payment, as described above (see "The Agreement -- Purchase Price"); and (vii) receipt of an opinion in suitable form by counsel for the Buyer.

    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of the Buyer are subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions: (i) the accuracy of the Company's and Subsidiary's representations and warranties as of the Closing; (ii) the material performance by the Company and Subsidiary of all obligations, covenants and conditions contained in the Agreement to be performed at or prior to Closing (iii) the
Company's having received requisite Board and shareholder authority to consummate the Agreement; (iv) expiration of all applicable waiting periods with respect to the HSR Act filing and no action having been instituted by the DOJ or the FTC; (v) agreement by the parties as to the Pre-Closing Balance Sheet and the amount of the estimate Purchase Price Adjustment; (vi) receipt of a bill of sale and assignment agreement in connection with the conveyance of the Assets; and (vii) receipt of an opinion in suitable form by counsel for the Company.

AMENDMENT AND TERMINATION; BREAK-UP FEE

    The Agreement may be amended by the mutual written agreement of the Company and the Buyer. The Company is not presently aware of any reason to amend the Agreement. The Agreement shall be terminated if the Closing has not occurred by September 30, 1996 or if certain other conditions occur. The Company must pay a break-up fee of $500,000 in the event that the Agreement is terminated due to a failure of the Company's shareholders to approve the sale of the Assets and any of the following conditions apply: The Board of Directors fails to recommend approval of the sale, or the Board recommends another transaction for the sale of the Engineering Businesses, or the Company consummates any such other transaction within six months after termination of the Agreement.

RELATED AGREEMENTS AND FILINGS

    ESCROW AGREEMENT. At Closing, the Company and the Buyer will enter into an Escrow Agreement, pursuant to which Buyer will at Closing deposit into the escrow account the amount of $1,000,000 plus the estimated Purchase Price Adjustment, if it is a positive amount (the "Escrow"). Subject to adjustment as provided in the Agreement, the Escrow will be payable to the Company upon the parties' acceptance of the Closing Balance Sheet for the Engineering Businesses. See "The Agreement -- Purchase Price."

    PREMISES SUBLEASE AGREEMENT. At Closing, the Company and the Buyer will enter into an agreement pursuant to which the Buyer will sublease from the Company, at the Company's actual lease cost per square foot with no mark-up, such portions of the offices of the Company at San Ramon, California and Fort Worth, Texas as the Buyer may determine.

    TRANSITION SERVICES AND SHARED ASSETS AGREEMENT. At Closing, the Company and the Buyer will enter into an agreement regarding the interim operating services to be provided by the parties to each other in connection with the transition of the Engineering Businesses after Closing. The agreement will specify the scope and terms of services to be provided by either party to the other. In addition, under this agreement, the Buyer will grant to the Company a royalty-free, perpetual, non-exclusive license to use certain software that is included in the transferred Assets and that the Company desires to use in the Remaining Businesses.

    REGULATORY FILINGS. Under the HSR Act and the rules promulgated thereunder by the FTC, certain transactions, including the sale of Assets, may not be consummated unless certain waiting period requirements have been satisfied. On May 28, 1996 the Company and Duke filed applicable documents with the FTC and requested early termination of the waiting period. If the request is not granted, the applicable waiting period expires on June 28, 1996. At any time before or after the Closing the FTC, the DOJ or others could take action under the antitrust laws with respect to the sale of Assets, including seeking to enjoin the consummation of the sale or seeking the divestiture by the Buyer of all or any part of the Assets acquired.

ACCOUNTING TREATMENT

    The sale of the Engineering Businesses, if consummated, will be reported as a sale of assets and the loss to the Company on the sale will be reported on the Company's statement of operations in 1996.

U.S. FEDERAL INCOME TAX CONSEQUENCES

    The proposed sale of Assets will not result in any federal income tax consequences to the Company's shareholders as shareholders. The Company estimates that it will report a loss for tax purposes on the sale in an amount to be determined. The benefit of this tax loss, if any, is dependent on the Company's generation of future earnings.

SHAREHOLDER VOTE

    The Washington Business Corporation Act requires that a sale of "all or substantially all" of a corporation's property be approved by the corporation's shareholders. While the sale of the Engineering Businesses under Proposal 2 may not constitute a "sale of all or substantially all" of the Company's property as provided in the Act, the Board of Directors has determined to treat Proposal 2 as covered by such provisions of the Act. Accordingly, if Proposal 1 is adopted, pursuant to the Act, an affirmative vote of a majority of the outstanding shares of the Company entitled to vote is required to approve Proposal 2. If Proposal 1 is not approved, an affirmative vote of two-thirds of the outstanding shares of the Company entitled to vote is required to approve Proposal 2. The Board of Directors unanimously recommends a vote to approve the proposed sale described in Proposal 2. Unless the proxy is marked to indicate that such authority is expressly withheld, the persons named in the enclosed proxy intend to vote the shares represented thereby "FOR" approval of Proposal 2.

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma condensed consolidated balance sheets as of March 31, 1996 gives effect to the proposed sale of the Engineering Businesses and the completed sale of VECTRA UK as if the sales had been consummated on March 31, 1996. The following unaudited pro forma consolidated statement of operations for the fiscal year ended December 31, 1995 and the three months ended March 31, 1996 gives effect to the sales as if the sales had been consummated at the beginning of such periods. The unaudited pro forma financial statements are not necessarily indicative of the results that actually would have occurred if the sale had taken place during such periods or that may be attained in the future. The unaudited pro forma financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto. See "Index To Financial Statements" and 1995 Form 10-K.

                           VECTRA TECHNOLOGIES, INC.
          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                              AS OF MARCH 31, 1996
                                 (IN THOUSANDS)

                                                                          PRO FORMA ADJUSTMENTS
                                                         -------------------------------------------------------
                                                          HISTORICAL                 PROPOSED DUKE
                                                              AS       ACCOMPLISHED   DISPOSITION
                                                          PREVIOUSLY   DISPOSITIONS   (SEE NOTES 2    PRO FORMA
                                                           REPORTED    (SEE NOTE 1)      AND 3)      AS ADJUSTED
                                                         ------------  ------------  --------------  -----------
CURRENT ASSETS
  Cash and cash equivalents............................   $    2,228    $      500    $     14,212    $  16,940
  Securities available for sale........................        1,031        --             --             1,031
  Accounts receivable..................................       21,133        (1,914)        (14,202)       5,017
  Costs and estimated earnings in excess of billings on
   uncompleted contracts...............................        1,521        --              (1,040)         481
  Inventories..........................................        1,672          (263)        --             1,409
  Prepaids.............................................          931          (415)           (413)         103
                                                         ------------  ------------  --------------  -----------
    Total Current Assets...............................       28,516        (2,092)         (1,443)      24,981
                                                         ------------  ------------  --------------  -----------
Property, Plant and Equipment, at cost.................       21,788          (425)         (2,544)      18,819
  Less accumulated depreciation........................       (9,030)          208           1,610       (7,212)
                                                         ------------  ------------  --------------  -----------
  Net Property, Plant and Equipment....................       12,758          (217)           (934)      11,607
Costs in excess of net assets of acquired businesses,
 net of accumulated amortization.......................       14,780        --             (14,780)      --
Licenses, patents and other intangibles, at cost, net
 of accumulated amortization...........................        1,207        --             --             1,207
Investments and long-term costs........................        3,203        --              (2,720)         483
Other assets...........................................           62        --             --                62
                                                         ------------  ------------  --------------  -----------
    Total Assets.......................................   $   60,526    $   (2,309)   $    (19,877)   $  38,340
                                                         ------------  ------------  --------------  -----------
                                                         ------------  ------------  --------------  -----------
LIABILITIES
Current Liabilities
  Note payable to banks................................   $   12,389    $   (1,080)   $    (11,309)   $  --
  Accounts payable.....................................        9,276          (929)         (2,093)       6,254
  Accrued payroll and related expenses.................        7,062          (161)        --             6,901
  Other accrued liabilities (See Note 4)...............        6,567          (603)           (589)       5,375
  Accrued Duke selling expenses (See Note 5)...........       --            --               1,925        1,925
  Billings in excess of costs and estimated earnings on
   uncompleted contracts...............................        2,582        --              (1,059)       1,523
  Long-term debt due within one year...................        4,827        --              (4,827)      --
                                                         ------------  ------------  --------------  -----------
    Total Current Liabilities..........................       42,703        (2,773)        (17,952)      21,978
  Deferred lease incentive.............................          409        --             --               409
                                                         ------------  ------------  --------------  -----------
    Total Liabilities..................................       43,112        (2,773)        (17,952)      22,387
                                                         ------------  ------------  --------------  -----------
                                                         ------------  ------------  --------------  -----------
SHAREHOLDERS' EQUITY
  Common Stock.........................................       44,960                                     44,960
  Accumulated deficit (See Note 6).....................      (27,546)          464          (1,925)     (29,007)
                                                         ------------  ------------  --------------  -----------
    Total Shareholders' Equity.........................       17,414           464          (1,925)      15,953
                                                         ------------  ------------  --------------  -----------
Total Liabilities and Shareholders' Equity.............   $   60,526    $   (2,309)   $    (19,877)   $  38,340
                                                         ------------  ------------  --------------  -----------
                                                         ------------  ------------  --------------  -----------

                           VECTRA TECHNOLOGIES, INC.
           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         PRO FORMA ADJUSTMENTS
                                                                     ------------------------------
                                                    HISTORICAL AS    ACCOMPLISHED    PROPOSED DUKE    PRO FORMA AS
                                                      PREVIOUSLY     DISPOSITIONS     DISPOSITION       ADJUSTED
                                                       REPORTED      (SEE NOTE 7)     (SEE NOTE 8)    (SEE NOTE 9)
                                                    --------------   -------------   --------------   ------------
Revenue...........................................    $    24,497      $   (2,505)     $   (16,634)    $    5,358
Cost of sales.....................................         17,478          (1,678)         (12,151)         3,649
                                                    --------------   -------------   --------------   ------------
Gross profit......................................          7,019            (827)          (4,483)         1,709
Research and development expenses.................             17              (9)        --                    8
Selling, general and administrative expenses......          6,493            (600)          (3,678)         2,215
                                                    --------------   -------------   --------------   ------------
Operating income (loss)...........................            509            (218)            (805)          (514)
Interest expense, net.............................            463         --                  (463)       --
                                                    --------------   -------------   --------------   ------------
Income (loss) before income taxes.................             46            (218)            (342)          (514)
Provision for income taxes........................              6              (2)              (4)       --
                                                    --------------   -------------   --------------   ------------
Net income (loss).................................    $        40      $     (216)     $      (338)    $     (514)
                                                    --------------   -------------   --------------   ------------
                                                    --------------   -------------   --------------   ------------
Number of shares used to calculate net income
 (loss) per share.................................      7,833,527                                       7,833,527
                                                    --------------                                    ------------
                                                    --------------                                    ------------
Net income (loss) per share.......................    $      0.01                                      $    (0.07)
                                                    --------------                                    ------------
                                                    --------------                                    ------------

                           VECTRA TECHNOLOGIES, INC.
           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                        PRO FORMA ADJUSTMENTS
                                                                     ----------------------------
                                                        HISTORICAL   ACCOMPLISHED                  PRO FORMA AS
                                                            AS       DISPOSITIONS  PROPOSED DUKE     ADJUSTED
                                                        PREVIOUSLY    (SEE NOTE     DISPOSITION     (SEE NOTE
                                                         REPORTED        10)       (SEE NOTE 11)       12)
                                                       ------------  ------------  --------------  ------------
Revenue..............................................   $  123,501    $  (19,123)   $    (78,094)   $   26,284
Cost of sales........................................       89,444       (10,237)        (57,262)       21,945
                                                       ------------  ------------  --------------  ------------
Gross profit.........................................       34,057        (8,886)        (20,832)        4,339
Research and development expenses....................        3,257           (21)             (1)        3,235
Selling, general and administrative expenses.........       38,210        (4,059)        (20,388)       13,763
Write downs of property, plant and equipment and
 intangible assets...................................       14,319        --              (8,886)        5,433
                                                       ------------  ------------  --------------  ------------
Operating income (loss)..............................      (21,729)       (4,806)          8,443       (18,092)
Interest expense, net................................        3,105           (46)         (3,059)       --
Gain on sale of subsidiary...........................       12,731       (12,731)        --             --
                                                       ------------  ------------  --------------  ------------
Loss before income taxes.............................      (12,103)      (17,491)         11,502       (18,092)
Provision for income taxes...........................          110          (321)           (211)           --
                                                       ------------  ------------  --------------  ------------
Net income (loss)....................................   $  (12,213)   $  (17,170)   $     11,291    $  (18,092)
                                                       ------------  ------------  --------------  ------------
                                                       ------------  ------------  --------------  ------------
Number of shares used to calculate net income (loss)
 per share...........................................    7,840,038                                   7,840,038
                                                       ------------                                ------------
                                                       ------------                                ------------
Net income (loss) per share..........................   $    (1.56)                                 $    (2.31)
                                                       ------------                                ------------
                                                       ------------                                ------------

                           VECTRA TECHNOLOGIES, INC.

   NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 1996, AND THE
                      FISCAL YEAR ENDED DECEMBER 31, 1995

    1. Reflects the April 1996 disposition of VECTRA UK as if it had occurred on March 31, 1996, including the disposition of the net sale proceeds to reduce Bank Debt and increase cash and the related effects upon retained earnings.

    2. Pro forma adjustments related to the pro forma condensed balance sheet are computed assuming the transaction was consummated on March 31, 1996, and includes adjustments that give effect to events that are directly attributable to the transaction and factually supportable regardless of whether they have a continuing impact or are nonrecurring.

    3. The cash balance reflects the gross proceeds of $30.7 million based on sales price of $27.5 million plus balance sheet adjustments (as applicable to March 31, 1996) of $3.2 million less reduction of Bank Debt and Bank Fees amounting to $16.5 million an amount based on actual March 31, 1996, balances net of the pro forma adjustment for the VECTRA UK disposition). The cash balance does not reflect the payment of approximately $3.7 million (based on the March 31, 1996, balance sheet) of engineering employee related liabilities (i.e., payroll, health, and vacation) retained by VECTRA from the Duke disposition;
approximately $1.9 million liability to be accrued for Duke related selling expenses; and approximately $1.9 million of additional Bank Fees and borrowings incurred in April 1996.


    4. The Duke related adjustment for other accrued liabilities includes $214,000 liabilities transferred to Duke and $375,000 Bank Fees, payment of which was deferred until the close of the Duke transaction.


    5.  Accrued  Duke selling  expense liabilities are  approximated as  follows
($     in thousands):

Employee related expenses (including termination costs)............  $   1,091
Lease termination costs............................................        144
Legal fees.........................................................        200
Audit fees.........................................................         50
Purchase price adjustments.........................................        250
Other expenses.....................................................        190
                                                                     ---------
    Total Duke selling expense.....................................  $   1,925
                                                                     ---------
                                                                     ---------

                           VECTRA TECHNOLOGIES, INC.

   NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

               FOR THE THREE MONTHS ENDED MARCH 31, 1996, AND THE
                      FISCAL YEAR ENDED DECEMBER 31, 1995

    6.  The loss on the sale to Duke is calculated as follows:


                                                                                     TOTAL
                                                                                      (IN
                                                                                  THOUSANDS)
                                                                                 -------------
Proceeds:......................................................................   $    30,723
LESS: NET ASSETS OF DIVISIONS SOLD
Accounts receivable............................................................        14,202
Costs and estimated earnings in excess of billings.............................         1,040
Prepaid expenses...............................................................           413
Property and equipment, net....................................................           934
Investments and long-term prepaid..............................................        17,500
Accounts payable...............................................................        (2,093)
Other accrued liabilities......................................................          (214)
Billings in excess of costs....................................................        (1,059)
                                                                                 -------------
Net assets of divisions sold...................................................        30,723
                                                                                 -------------
Accrued selling expenses.......................................................         1,925
                                                                                 -------------
Gain (loss) on sale before income taxes........................................        (1,925)
                                                                                 -------------
Income tax expense (benefit)...................................................       --
                                                                                 -------------
Gain (loss) on sale............................................................   $    (1,925)
                                                                                 -------------
                                                                                 -------------


    The loss on the sale of the Engineering Businesses is not reflected in the pro forma condensed consolidated statements of operations for the three months ended March 31, 1996 or the fiscal year ended December 31, 1995, but will be reflected in the quarter in which the sale is consummated.

    7. Reflects the April 1996 disposition of VECTRA UK as if it had occurred at the beginning of 1996.

    8. Pro forma adjustments related to Duke transaction are computed assuming the transaction was consummated at the beginning of the fiscal period presented and include adjustments that give effect to events that are (i) directly attributable to the transaction, (ii) expected to have a continuing impact on the registrant, and (iii) factually supportable. Revenue and cost of sales were determined on an individual invoice by invoice basis as related to the Engineering Businesses. Research and development and selling, general and administrative expenses were determined on an employee and item basis for the Engineering Businesses. All actual interest incurred is allocated to the Duke adjustment, since the effect of the transaction is to remove all debt, and, consequently, the related interest.

    9. Pro forma historical earnings are not indicative of possible future performance. No assurances can be given, express or implied, that the Remaining Businesses can be restructured to be sufficiently profitable to create shareholder value.

    10. Reflects the June 1995 disposition of Plant Services and the April 1996 disposition of VECTRA UK as if they had occurred at the beginning of 1995; the disposition of the net sale proceeds to reduce Bank Debt and increase working capital; and the related effects upon retained earnings.

    11. Pro forma adjustments related to Duke transaction are computed assuming the transaction was consummated at the beginning of the fiscal year presented and includes adjustments that give effect to events that are (i) directly attributable to the transaction, (ii) expected to have a continuing impact on the registrant, and (iii) factually supportable. Revenue and cost of sales were determined on

                           VECTRA TECHNOLOGIES, INC.

   NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  (CONTINUED)

               FOR THE THREE MONTHS ENDED MARCH 31, 1996, AND THE
                      FISCAL YEAR ENDED DECEMBER 31, 1995
an individual invoice by invoice basis as related to the Engineering Businesses. Research and development and selling, general and administrative expenses were determined on an individual invoice by invoice basis for the Engineering Businesses. The $8.886,000 write down of intangible assets related to the 1995 adjustment of the carrying value of costs in excess of net assets of acquired businesses as a reflection of the Duke transaction. All actual interest incurred is allocated to the Duke adjustment, since the effect of the transaction is to remove all debt, and, consequently, the related interest.

    12. Pro forma historical earnings are not indicative of possible future performance. No assurances can be given, express or implied, that the Remaining Businesses can be restructured to be sufficiently profitable to create shareholder value. The $3.2 million research and development expense; the $5.4 million write down of property, plant and equipment and intangible assets; a $1.2 million establishment of an allowance for decommissioning; and higher levels of corporate overhead expenses before streamlining contributed significantly to the pro forma net loss in 1995.

                        MARKET PRICES AND PER SHARE DATA

    The Company's common stock is traded over-the-counter on The Nasdaq Stock Market, National Market System, under the symbol VCTR.

    The following table sets forth the range of the high and low bid prices for the Company's Common Stock for the years 1994 and 1995 by quarter and 1996 to date, as reported by the Nasdaq Stock Market.


PERIOD                                         HIGH     LOW
- ---------------------------------------------  ----     ---
1994
First Quarter................................  10 1/4   7  1/2
Second Quarter...............................  8 1/4    3  3/4
Third Quarter................................  4 7/8    3  3/8
Fourth Quarter...............................  3 7/8    2  1/2
1995
First Quarter................................  3 1/2    2  7/8
Second Quarter...............................  3 3/8    2  3/8
Third Quarter................................  3 25/32  2  5/8
Fourth Quarter...............................  2 7/8    1  7/8
1996
First Quarter................................  2 7/8    1  3/8
Second Quarter (through July   , 1996).......


    At May 1, 1996, the Company had 7,833,527 shares of Common Stock issued and outstanding and 323 known shareholders of record. The Company has not paid dividends on its Common Stock and does not expect to pay dividends in the foreseeable future.

    The following table sets forth certain unaudited historical and pro forma per share financial information for the three months ended March 31, 1996 and for the fiscal year ended December 31, 1995. The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements of the Company and notes thereto. See "Index to Financial Statements" and the pro forma financial statements and notes thereto set forth under "Pro Forma Financial Information."

    Book value per share at March 31, 1996:

Historical..........................................................  $    2.22
Pro forma...........................................................       2.04

                                                                    THREE
                                                                   MONTHS
                                                                    ENDED        FISCAL YEAR
                                                                  MARCH 31,    ENDED DECEMBER
                                                                    1996          31, 1996
                                                                 -----------  -----------------
Income (loss) per share from continuing operations:
  Historical...................................................   $    0.01       $   (1.56)
  Pro forma....................................................       (0.07)          (2.31)
  Cash dividends declared per share............................     None            None

                               RIGHTS TO DISSENT

GENERAL

    Each shareholder has the right to dissent from the proposed sale of the Engineering Businesses and to obtain payment of the fair value of such shareholder's shares, unless the Board of Directors approves a plan to distribute all or substantially all of the net proceeds of the sale to the shareholders within one year after the sale. These dissenters' rights, and the procedures required to exercise such rights, are specified in the Revised Code of Washington ("R.C.W.") Chapter 23B.13, a copy of which is attached as Annex B. Shareholders of the Company who assert such rights in compliance with R.C.W. Ch. 23B.13 are entitled to judicial determination of the fair value of their shares of the Company and to payment in cash of such value. The procedural requirements for exercising dissenters' rights are not satisfied simply by refusing to execute the proxy or to vote at the Meeting or by voting "No" at the Meeting. ANY SHAREHOLDER WHO WISHES TO DISSENT AND TO OBTAIN PAYMENT FOR SUCH SHAREHOLDER'S SHARES (1) MUST FILE WITH THE COMPANY, PRIOR TO THE MEETING, A WRITTEN NOTICE OF INTENTION TO DEMAND THAT THE SHAREHOLDER BE PAID FAIR VALUE FOR THE SHAREHOLDER'S SHARES IF THE PROPOSED SALE IS EFFECTUATED AND
(2) MUST REFRAIN FROM VOTING THE SHAREHOLDER'S SHARES IN APPROVAL OF THE SALE (WHETHER THROUGH THE PROXY OR IN PERSON AT THE MEETING). A SHAREHOLDER WHO FAILS TO TAKE EITHER ACTION FORFEITS SUCH SHAREHOLDER'S DISSENTERS' RIGHTS.

    The term "fair value" of the shares means their value immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless such exclusion would be inequitable. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the Company in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights as to shares held on such beneficial shareholder's behalf if the beneficial shareholder (1) submits to the corporation the record shareholder's written consent to the dissent no later than the time the beneficial shareholder asserts dissenters' rights, and (2) does so with respect to all of the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

    The following is a summary of the principal steps that a shareholder must take to exercise dissenters' rights. This summary does not purport to be complete and is qualified in its entirety by reference to R.C.W. Ch. 23B.13, a copy of which is attached hereto as Annex B. Failure to take any one of the required steps may terminate a shareholder's dissenters' rights under R.C.W. Ch. 23B.13. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES IN EXERCISING DISSENTERS' RIGHTS, ANY SHAREHOLDER WHO WISHES TO EXERCISE SUCH RIGHTS SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

REQUIREMENTS FOR PERFECTING DISSENTERS' RIGHTS

    In order to exercise dissenters' rights with respect to the proposed sale of Assets, a shareholder must satisfy all of the following requirements:

        (1) The shareholder must file with the Company, prior to the vote, a written notice of intention to demand payment for the shareholder's shares if the proposed sale is effectuated.

        (2) The shareholder must refrain from voting such shareholder's shares in approval of the proposed sale of Assets, either in person or by executing the proxy.

        (3) Upon approval of the sale of Assets, a shareholder who has complied with the preceding two requirements will receive from the Company a notice stating the procedures for demanding payment and depositing share certificates. The dissenting shareholder must demand payment and deposit share certificate(s) in compliance with the procedures set out in the notice.

        (4) Within thirty days of the later of (a) the effective date of the sale of Assets or (b) the date the payment demand is received, the Company shall remit to the dissenting shareholder the amount that the Company estimates to be the fair value of the shareholder's shares, plus interest accrued from the effective date to the date of payment, together with certain financial and other information. If the dissenting shareholder is not satisfied with the payment, the shareholder must within thirty (30) days of the date of payment provide to the Company the shareholder's own estimate of the fair value of the shares and applicable interest and demand payment for the deficiency.

        (5) If the dissenting shareholder does not file such an estimate within thirty (30) days after the Company mailed the remittance, the dissenting shareholder shall be entitled to no more than the amount remitted.

    If the Company and the dissenting shareholder are unable to agree as to the fair value of the shareholder's shares, the Company must petition a court of competent jurisdiction in King County, Washington, within sixty days of the dissenting shareholder's demand for payment, to determine the fair value of the shares and interest. If the Company does not file this petition, the Company will pay each dissenter whose demand remains unsettled the amount demanded.

    Under Washington law, the term "fair value" of the shares means their value immediately preceding the effective date of the sale of Assets, excluding any appreciation or depreciation in anticipation of the sale unless the exclusion would be inequitable. Interest is payable from the effective date of the sale of Assets until the date of payment, at the average rate currently paid by the Company on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    If the Company files a petition to determine the fair value of the shares and the court awards a judgment in excess of the amount previously determined by the Company to be the fair value of the shares plus interest, then each dissenter made a party to the proceeding is entitled to judgment for the amount by which the court finds the fair value of the dissenter's shares plus interest exceeds the amount paid by the Company. The costs of any proceeding determining the fair value of the shares, including the costs of appraisers appointed by the court, will be determined by the court and assessed against the Company, except that the court may assess such costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment.

                                    BUSINESS

    The Company operates in one business segment, which is the nuclear market. In this market, the Company provides high level and low level radioactive waste systems and services; and specialized engineering services to commercial nuclear power plants worldwide and to the DOE in the U.S. The Company offers technology-based solutions for the maintenance and operation of commercial nuclear power plants through: (1) the handling, transportation, and dry storage of high level radioactive material; (2) the packaging and transportation of low level radioactive waste; and (3) engineering analysis of mechanical, electrical, and operational systems and procedures.

    As of December 31, 1995, the Company leased approximately 250,675 square feet of office and warehouse space which constitutes most of its facilities. It owns facilities comprising 3,600 square feet. Combustion Engineering, which subleases to the Company the San Ramon, California office, has agreed, effective July 1, 1996, to terminate the sublease. In addition, if the transaction is approved, the Buyer would assume approximately 197,776 square feet of office space and Management believes the Company's facilities following the sale of the Engineering Business will be adequate and suitable for its needs, but will continue to periodically review its leased facilities for economic optimization.

    The Company will lease approximately 52,899 square feet of office and warehouse space. See "The Agreement -- Related Agreements and Filings."

    At December 31, 1995, the Company had 872 employees. Since December 31, 1995, the number of Company employees has been reduced through layoffs or attrition by 94 (net). The Company expects the Buyer to offer employment to substantially all of the 629 employees of the Engineering Business. The Company expects the Remaining Businesses to employ approximately 100 persons. The Company expects to terminate approximately 28 persons following the sale of the Engineering Business.

    For additional information, please refer to 1995 Form 10-K distributed previously to each shareholder of the Company, which described the Company's business prior to the divestiture of the Engineering Businesses.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED
                        MARCH 31, 1996 AND APRIL 2, 1995

    This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Company's 1995 Form 10-K. In addition, each shareholder is referred to the 1995 Form 10-K previously mailed to each shareholder for the Management's Discussion and Analysis of Financial Condition and Results of Operations for the Three Years Ending December 31, 1995.

ACQUISITION AND DIVESTITURES

    Effective April 26, 1996, the Company sold all of the outstanding capital stock of its wholly owned subsidiary, VECTRA Technologies Ltd. ("VECTRA UK"), to Amey plc. The sale price was approximately $1.9 million. The net proceeds were approximately $1.6 million after paying expenses associated with the transaction. The net proceeds were used to reduce the Company's revolving credit facility by $1.1 million and the balance was added to working capital. For the three months ended March 31, 1996, VECTRA UK generated revenues of approximately $2.5 million and operating income of approximately $0.2 million.

    Effective June 30, 1995, the Company sold all of the outstanding capital stock of its wholly owned subsidiary, Plant Services, Inc., to Westinghouse Electric Corporation. The sale price was $17.4 million after final adjustments including environmental remediation and earnout provisions. The proceeds from the sale were used to reduce notes payable and long-term debt payable to banks, pay retained liabilities, and pay expenses associated with the transaction. For the six months ended June 30, 1995, Plant Services generated revenues of approximately $11 million and operating income of approximately $4 million.

    In September 1995, the Company sold its 10% ownership in Recytec America, Inc. to Recytec, S.A. for $1.15 million resulting in a loss of $156,000, which includes selling, general and administrative expense. These shares had been issued to VECTRA in connection with the sale of Alaron Corporation to Recytec S.A. in August 1991.

    On January 6, 1994, the Company's shareholders approved the purchase of all of the stock of ABB Impell Corporation, ABB Government Services Inc. and ABB Impell Ltd. (the "Impell Companies") from affiliates of ABB Asea Brown Boveri Ltd. of Zurich, Switzerland. The acquisition, effective as of midnight December 31, 1993, was completed on January 7, 1994, and was accounted for as a purchase in 1994. The purchase price of $32.3 million, together with the direct costs of the acquisition were allocated to the fair market value of the assets acquired and liabilities assumed. The seller received $14.0 million in common stock (1,714,503 shares) and the remainder of the purchase price in cash.

    Immediately following the acquisition, the Company commenced integration of the U.S. commercial engineering services of the predecessor companies into one organizational unit. Operations were combined and are managed as a single entity. Due to this integration, management is unable to assess the separate performance of the Impell Companies' domestic engineering services (or the Company's engineering services prior to the acquisition) compared to prior periods.

RESULTS OF OPERATIONS

    REVENUES. Total revenues decreased $14.2 million (36.6%) to $24.5 million in the three month period ended March 31, 1996, from $38.7 million in the comparable period in 1995. The decrease in revenues for the quarter is attributable to the sale of the Plant Services operations in June 1995; decreased activity in nuclear engineering; and lower sales in the fuel services operations relating to the completion of a large contract during 1995. Revenues may significantly differ from period to period as a result of varying contractual terms that relate to the timing and amount of progress payments for some of the Company's multi-year, multi-million dollar contracts. This variability is expected to continue in future periods.

    GROSS PROFIT. Total gross profit remained relatively consistent in the 1996 and 1995 periods, 28.7% and 29.0% , respectively. Excluding the effect of the Plant Service operations that were sold in June 1995, gross profit increased to 28.7% in the first quarter of 1996 from 25.4% in the first quarter of 1995. Gross profit increased in all areas, but the increase was strongest in the Company's Waste Services and Fuel Services operations. Each of the Company's contracts is negotiated independently and varies as to profitability and, due to changes in the mix of contracts, the Company's gross profit may vary significantly from quarter to quarter. The timing and actual performance by the Company in fulfilling its major contracts also affect the Company's gross profit.

    EXPENSES. The Company's overhead expenses decreased $3.7 million (36.4%) to $6.5 million in the first quarter of 1996 from $10.2 million in the first quarter of 1995. The primary cause of this reduction in overhead expenses was an approximate $2.6 million decrease in general and administrative expense as a result of lower staff levels and other cost cutting measures. Overhead expenses decreased approximately $0.6 million as a result of the sale of the Plant Services operations in June 1995. Amortization expense decreased $0.5 million primarily as a result of the Company's write off of intangible assets in December 1995 based upon negotiations regarding the potential sale of the Company's engineering operations.

    NET INCOME. Net income decreased $0.1 million to approximately $40,000 in the first quarter of 1996 from $163,000 in the first quarter of 1995. This decrease is primarily due to reductions in revenue offset by curtailed overhead costs, as indicated above, and to reduced interest expense reflecting lower levels of bank debt.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities decreased to $0.2 million in the three months ended March 31, 1996 from $1.4 million in the three months ended April 2, 1995. This $1.2 million decrease is primarily the result of decreased net cash provided by operating activities in 1996 as a result of reduced net income, as detailed above, and lower levels of depreciation and amortization, non-cash items reflected in the calculation of net income, due to asset sales and write-offs in the last three quarters of 1995. Operating working capital in 1996 reflects an approximate aggregate $0.3 million shortfall of accounts receivable reductions keeping pace with increased levels of inventory and overall reductions in the level of accounts payable.

    Accounts receivable and billings balances differ from period to period as a result of varying contractual terms that relate to the timing and amount of progress payments for some of the Company's multi-year, multi-million dollar contracts. This variability is expected to continue in future periods.

    The $0.8 million cash used by investing activities in the first three months of 1996 was primarily the result of capital expenditures for equipment acquired to fulfill new contracts won by the Company's Waste Services operations.

    The Company's loan covenants with Banque Paribas and Banque Nationale de Paris (the "Banks") restrict capital expenditures to a maximum amount of $3.3 million during 1996. The majority of the Company's capital expenditures in 1996 are expected to be incurred for equipment used for processing radioactive waste volume reduction and dewatering systems in its Waste Services operations. Additionally, the Company's Fuel Services operations have capital requirements primarily for licenses and high-level waste transportation equipment and the Company's engineering services operations have modest capital requirements mainly for computer equipment. The Company anticipates that it will need to devote significant capital resources to technology development in the future in order to remain competitive and make significant investments in capital equipment to increase its revenue. The Company anticipates that much of its 1996 capital equipment acquisitions will be financed through cash flows from then new, concurrent customer contracts. The Company had contractual capital acquisition commitments of approximately $40,000 as of March 31, 1996, and expects to fund these commitments from cash generated through operations.

    In the first quarter of 1996, the Company had no funds used or provided by financing activities. As detailed below, the Company has negotiated with its Banks to defer principal payments in the first and second quarter of 1996 under its term loan agreement.

    TERM LOAN. The Company borrowed $15.0 million from the Banks on January 6, 1994, maturing on December 31, 1998 (the "Term Loan"). In connection with this loan, the Company paid the Banks a $375,000 closing fee and issued warrants to the Banks to purchase 830,060 shares of the Company's common stock at $8.17 per share, exercisable through January 7, 1999 (the "Original Warrants"). The agreement with the Banks specifies certain negative, affirmative and financial covenants including, without limitation, covenants with respect to debt/capital ratio, interest coverage, fixed charge coverage and minimum net worth, and restrictions on dividends and activities of the Company.

    In September 1995, the Company failed to meet certain measures of financial performance as required by covenants contained in the Term Loan agreement and received a waiver of the Term Loan's financial covenants and a waiver of the scheduled September 30 and December 31, 1995 principal payments. Additionally, the Banks acquired the rights to reprice the Original Warrants to $0.01 per share if, among other things, all obligations to the Banks were not repaid in full by March 31, 1996. Also at this time, the Banks made available to the Company an additional $3.0 million facility associated with the Term Loan for capital expenditures ("Tranche B"). Tranche B was initially scheduled to mature on March 31, 1996 and provided for warrants expiring September 20, 2000, equal to a maximum (based on the Company's usage and repayment of this facility) of 6% of the Company's outstanding common stock at $0.01 per share. By the end of the fourth quarter of 1995, the Company had fully used this facility by borrowing $3.0 million and then repaying $1.1 million obtained from the final escrow payment from the Plant Services sale, resulting in a balance outstanding under Tranche B of $1.9 million at March 31, 1996. Based on this usage, the Banks acquired the rights to warrants to purchase 392,431 shares of the Company's common stock at $0.01 per share.

    In December 1995, the Banks made available to the Company an additional $1.0 million working capital facility associated with the Term Loan which was scheduled to mature on March 31, 1996 ("Tranche C"). Tranche C had an associated fee of $125,000, payment of which is deferred, and provided for warrants expiring December 26, 2000, equal to a maximum (based on the Company's usage and repayment of this facility) of 2% of the Company's outstanding common stock at $0.01 per share. The Company did not use this facility through March 31, 1996. At December 31, 1995, the Banks had acquired the rights to purchase 78,335 shares of the Company's common stock at $0.01 per share, and such warrants were valued at $107,000. Warrants for another 78,335 shares of common stock at $0.01 are due to the Banks if the loan is used and not repaid by a specific date.

    In March 1996, the Banks extended the due date of the borrowings under Tranche B and Tranche C through April 15, 1996.

    In April 1996, the Banks extended the due date of the borrowings under Tranche B and Tranche C through January 2, 1997; waived the scheduled March 31 and June 30, 1996 Term Loan principal payments; reset the financial covenants for the quarters ending December 31, 1995, through the terms of the loans; and restored the Original Warrants to an exercise price of $2.94 per share. For these actions, the Banks required a fee of $950,000, payment of which is deferred until January 2, 1997. If, among other things, the Company's total obligation to the Banks is not repaid in full before August 31, 1996, this agreement contains maximum penalties of $600,000 which will also be deferred to January 2, 1997. This will also trigger the repricing of the Original Warrants to $0.01 per share and issuing the Banks' rights to purchase approximately 550,000 shares of the Company's common stock at $0.01 per share. The Company may also elect to defer the $750,000 payment due September 30,

1996, to January 2, 1997, by incurring a fee of $150,000, payment of which is deferred. The Company anticipates that the proceeds from the sale of the Engineering Businesses will be sufficient to avoid these penalties.

    REVOLVING CREDIT AGREEMENT. The Company entered into a $25.0 million revolving credit agreement (the "Credit Agreement") with the Banks on January 6, 1994, which originally matured on December 31, 1995. Borrowings under the Credit Agreement are limited by the lesser of a percentage of eligible trade accounts receivable (the "Borrowing Base") or the maximum amount of the facility. The amount of funds available is subject to fluctuation of accounts receivable. In October 1994, the maximum amount of the facility was reduced to $22.5 million.

    In June 1995, utilizing a portion of the proceeds from the sale of the Plant Services operations, the Company repaid $6.6 million of the amount then outstanding under the Credit Agreement. The maximum amount of the Credit Agreement was reduced to $12.5 million and the Banks were paid a fee of $100,000.

    In December 1995, the Credit Agreement's maturity was extended to March 31, 1996, in consideration for an amendment fee of $125,000, of which the payment of $100,000 was deferred.

    In March 1996,  the Credit Agreement's  maturity was extended  to April  15,
1996.

    In April 1996, the Credit Agreement's maturity was extended to January 2, 1997 and its applicable interest rate was increased by approximately three percentage points to the Banks' prime rate plus 1.5% and the Eurodollar rate option was eliminated. If the Company does not reduce the outstanding balance of the Credit Agreement and its maximum amount by a minimum of $1.0 million from the sale of assets by May 31, 1996, this agreement contains a penalty of $200,000, payment of which is also deferred: The Company complied with this requirement by remitting $1.0 million of the sale proceeds of VECTRA UK on April 30, 1996. Additionally, the Company has the requirement of either reducing the amount outstanding and maximum amount of the Credit Agreement by $600,000 by June 30, 1996, or incurring a fee of $100,000, payment of which is also deferred. Similarly, the Company may elect to defer a $625,000 payment due on September 15, 1996, to January 2, 1997, by incurring a fee of $100,000, payment of which is deferred. For these actions, the Company incurred a fee of $125,000, payment of which is deferred until January 2, 1997.

  SUMMARY OF INTEREST, FEES (PAID & DEFERRED) AND WARRANTS ISSUED TO THE BANKS

                                                                                         NUMBER OF    AMOUNT
ITEM                                                                          NOTE        SHARES      ($000)
- -------------------------------------------------------------------------     -----     -----------  ---------
Interest Paid, Inception to April 15, 1996...............................                   na       $   4,054
Fees Billed, Inception to April 15, 1996.................................          (1)      na           1,865
Fees Deferred, Inception to April 15, 1996...............................          (2)      na           1,450
Warrants exercisable at $2.9375..........................................          (3)      830,060        822
Warrants exercisable at $0.01............................................          (3)      470,917      1,232
                                                                                        -----------  ---------
    Total................................................................                 1,300,977  $   9,423
                                                                                        -----------  ---------
                                                                                        -----------  ---------

- ------------------------
NOTES:

(1) Includes fees paid to the Banks and the Banks' attorneys and accountants.

(2) Fees deferred until the earlier of the liquidation of all obligations to the Banks or January 2, 1997.

(3) Warrants valued by management using Black Scholes valuation model with April 9, 1996, market data.

    On January 2, 1997, the indebtedness to the Banks under the Term Loan and revolving Credit Agreement, which could amount to as much as $18.2 million plus deferred fees of up to $2.4 million, will become due.

    The Company believes that cash and cash equivalents at March 31, 1996, together with cash generated from operations will be adequate to meet its cash needs through December 31, 1996. Management is committed to decreasing costs in order to bring the Company to profitable operations and will continue to make substantial expense reductions in 1996.

                      PROPOSAL 3 -- ELECTION OF DIRECTORS

    The presently authorized size of the Company's Board of Directors is eight directors.

    Six regular meetings and two special meetings of the Board of Directors were held in 1995. In addition, the Company has three standing committees: the Audit and Finance Committee, the Human Resources and Compensation Committee and the Board Nominating Committee. In 1995, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he or she served. The present members of the Audit and Finance Committee are Roy Kirkorian (Chairman), Elwood D. Howse, Jr. and Albert J. Baciocco, Jr.; the members of the Human Resources and Compensation Committee are J.E. (Ted) Ardell, III (Chairman); Dr. E. Linn Draper, Jr. and Fruzsina M. Harsanyi; and the members of the Board Nominating Committee are Dr.
E. Linn Draper, Jr., (Chairman), J.E. (Ted) Ardell, III and Elwood D. Howse, Jr.

AUDIT AND FINANCE COMMITTEE

    The Audit and Finance Committee makes recommendations to the Board of Directors concerning the selection, engagement and termination of the Company's independent public accountants and reviews with the independent public accountants and the Board of Directors the scope and status of the audit, the fees for services to be performed by the firm, and the results of the audit when completed. The Audit and Finance Committee establishes and maintains communication between the Board and the Company's independent accountants and financial management personnel. The Audit and Finance Committee also reviews and discusses with management and the Board of Directors such matters as accounting policies, internal controls, and procedures for preparation of financial statements. The committee met four times as an Audit Committee and four times as an Audit and Finance Committee in 1995.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

    The functions of the Human Resources and Compensation Committee are to review the Company's Human Resources Development and Administration Programs, to review the Company's policies and programs relating to compensation arrangements for officers of the Company, to make awards under the Company's incentive compensation plan, to make recommendations to the Board of Directors with respect to officers' and directors' compensation and to serve as the plan administrator of the Company's stock option plans. The committee met once in 1995.

BOARD NOMINATING COMMITTEE

    The function of the Board Nominating Committee is to recommend to the Board of Directors possible candidates for election as directors. The Board Nominating Committee was established in June, 1995. The Board Nominating Committee will consider nominees for directors recommended by the shareholders. See "Proposals for Future Meetings" for the procedures to be followed by shareholders in submitting recommendations.

    The Board of Directors consists of eight directors and all directors are to be elected at the Annual Meeting of Shareholders.

    The Board of Directors has unanimously approved the following nominees for director positions, all of whom are currently directors:

       J.E. (Ted) Ardell, III
       Albert J. Baciocco, Jr.
       E. Linn Draper, Jr.
       Ray A. Fortney
       Fruzsina M. Harsanyi
       Elwood D. Howse, Jr.
       Edward J. Keith
       Roy Kirkorian

    Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares of common stock represented by properly executed proxies for the nominees. Although the Board of Directors anticipates that all of the nominees will be available to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors. Information with respect to the right to cumulate votes for the election of directors is set forth under "Introduction" at the beginning of this Proxy Statement.

    The following table lists the names and ages of the nominees. For the nature and amount of their beneficial ownership of common stock, and the amount and nature of the ownership of the Company's common stock by all directors and officers as a group, see "Security Ownership of Certain Beneficial Owners, Directors and Executive Officers."

DIRECTORS

    The following table lists as of May 1, 1996 the names and ages of the directors:

                                               POSITIONS HELD
          NAME             AGE                (DIRECTOR SINCE)
- -------------------------  ---   -------------------------------------------
Edward J. Keith            60    Chairman of the Board, Director (1994)
Roy Kirkorian              51    Vice Chairman of the Board, Director (1995)
J.E. (Ted) Ardell, III     56    Director (1992)
Albert J. Baciocco, Jr.    65    Director (1989)
E. Linn Draper, Jr.        54    Director (1986)
Ray A. Fortney             50    Director, President and CEO (1994)
Fruzsina Harsanyi          53    Director (1995)
Elwood D. Howse, Jr.       56    Director (1983)

    In February 1995, the Board of Directors amended the bylaws to remove the staggered election of board members, so beginning at the 1995 Annual Meeting, all directors are elected annually.

BIOGRAPHIES

    Mr. Keith was elected Chairman of the Board in June 1995. He is also Chairman of the Board of Directors of The Failure Group, a consulting firm specializing in the analysis and prevention of engineering failures, and a former Director of Inlex Corporation, which provides computer automation systems to libraries. From 1969 until 1983, Mr. Keith served as Chairman of the principal operating subsidiary, Executive Vice President and Director of Impell Corporation. Mr. Keith was also the co-founder of the Commercial Bank of San Francisco. He is a licensed professional engineer and structural engineer in the state of California. Mr. Keith received his B.S. and M.S. in Engineering in 1961 and 1964, respectively, from the University of California, Berkeley.

    Mr. Kirkorian was elected to the Board of Directors in August 1995, and was elected Vice Chairman in October 1995. Mr. Kirkorian, is an active partner in El Rancho Farms and is currently active in various Sand Hill Financial Company capital investments. He was President of C.P. National

(NYSE) and former President of Contel Corp.'s Contel Business Systems. Mr. Kirkorian received his B.S. degree in Business Administration in 1967 from California State Polytechnic University and his J.D. degree from Hastings College in 1970. He has been a member of the Cal Poly Business School Advisory Board since 1988.

    Mr. Ardell is a general partner with Technology Partners, a venture capital firm, and a Director of a number of private companies. From 1968 to 1971, Mr. Ardell was with Bechtel Power Corporation. From 1971 to 1984, he was a Director of Impell Corporation and held various other positions with Impell Corporation and its principal operating subsidiary; and from 1984 to 1986, he was President and Chief Executive Officer of Impell Corporation. From 1961 to 1968, he served in the U.S. Navy nuclear submarine force. Mr. Ardell is a registered nuclear engineer in California and received a B.S. degree in Engineering from the U.S. Naval Academy in 1961.

    Mr. Baciocco is President of The Baciocco Group, Inc., a technical and management consulting practice, providing service in the areas of strategic planning, technical investment and application and business planning and development. He is a Director of Honeywell, Inc., and Giddings & Lewis, Inc. He retired from the U.S. Navy as a Vice Admiral in 1987 after 34 years of service which included over 18 years of experience in the direct supervision of nuclear power plant operations and maintenance, and over seven years in the most senior executive positions in the Navy's R&D organization. Mr. Baciocco is a member of the Army Science Board and the Naval Studies Board of the National Research Council. In addition, he serves on the Boards of Directors of Oak Ridge Associated Universities, the Research Development Foundation for the Medical University of South Carolina, and the Board of Visitors to the Software Engineering Institute, Carnegie Mellon University. He received his B.S. degree in Engineering from the U.S. Naval Academy in 1953 and has completed graduate level studies in the field of nuclear engineering.

    Dr. Draper is Chairman of the Board, President and Chief Executive Officer of American Electric Power Inc. (AEP) and the American Electric Power Service Corporation. He also holds the positions of Chairman of the Board of Directors and Chief Executive Officer of various affiliates of AEP. From 1979 to 1992, Dr. Draper served in various executive positions with Gulf States Utilities, an electric utility company, serving from 1987 to 1992, as Chairman, President, and Chief Executive Officer. Both AEP and Gulf States Utilities have been and are customers of the Company. Dr. Draper is a Member of the Board of Directors and the Executive Committee of the Nuclear Energy Institute and the Edison Electric Institute. He received his B.A. degree in 1964 and his B.S. degree in 1965, both in Chemical Engineering, from Rice University. He received his Ph.D. degree in Nuclear Engineering from Cornell University in 1970. He is a member of the National Academy of Engineering.

    Mr. Fortney was appointed as President and Chief Executive Officer in July 1994. Prior to his appointment, he served as Executive Vice President of the Company from August 1993, and was President of the Cygna Group of ICF Kaiser Engineers, an engineering consulting firm, and a Senior Vice President of ICF Kaiser from 1992 to 1993. He previously served as Vice President and General Manager of the Power Services Business at Combustion Engineering and ABB/Combustion Engineering from 1988 through 1990, and President and Chief Executive of Impell Corporation from 1986 to 1988. Mr. Fortney is a registered professional engineer in over 10 states. He received his B.S. degree from the U.S. Naval Academy in 1967, his M.S.M.E. degree from Stanford University in 1972 and attended the Stanford University Business School Executive Program in 1989.

    Dr. Harsanyi was elected to the Board in June 1995. She is Vice President, Public Affairs and Corporate Communications, and a Corporate officer of Asea Brown Boveri Inc. ABB is a Connecticut-based company, providing products and services for power generation, transmission and distribution, and industrial processes. She joined the Company in 1980 after working for two years for the Continental Group and prior to that for the U.S. Government. Dr. Harsanyi received B.A. and M.A. degrees in International Relations and a Ph.D. in Government from the American University. She has served as an adjunct professor of International Business at Georgetown University's School of Foreign

Service and is a member of the Business-Government Relations Council, the Council for Excellence in Government, the Bryce Harlow Foundation, the Public Affairs Council, and Georgetown University's Landegger Program Advisory Board.

    Mr. Howse served as Chairman of VECTRA's Board from 1991 to 1995. He is President of Cable & Howse Ventures, a venture capital management firm he co-founded in 1977. He is also a general partner of CH Partners II and CH Partners III, major shareholders of the Company, and a Director of OrthoLogic Corporation and Applied Microsystems Corporation. From 1970 to 1974, he served as Treasurer of Data Science Ventures, a venture capital firm, and from 1974 to 1976, as the Chief Financial Officer for Seattle Stevedore and Miller Produce companies. Mr. Howse served in the U.S. Navy nuclear submarine force until 1968. Mr. Howse received his B.S. degree in Engineering in 1961 and his M.B.A. degree in 1970, both from Stanford University.

                               EXECUTIVE OFFICERS

    The following table, as of May 1, 1996, sets forth the names, titles and ages of the Company's executive officers. All executive officers serve until removed by the Board of Directors:

       NAME          AGE                     POSITIONS
- -------------------  --- --------------------------------------------------
Ray A. Fortney       50  President and Chief Executive Officer
Thomas B. Pfeil      49  Vice President, Chief Financial Officer and
                          Secretary
Kristin L. Allen     46  Vice President
Walter R. Bak        41  Vice President
Jeffrey W. Cummings  44  Vice President
Vincent Franceschi   37  Vice President

BIOGRAPHIES

    Mr. Fortney's biography is included with the directors.

    Mr. Allen was appointed to his current position in April 1992 upon the Company's acquisition of his firm, Semper Technologies, Inc., a management consulting firm for utilities. He co-founded Semper in 1990. From 1979 until 1990 he was with Advanced Technology Engineering Systems, Inc. and its parent, Advanced Technology, Inc., an engineering and management consulting firm for nuclear utilities and government agencies holding progressively more senior positions. From 1972 to 1979 he served in the U.S. Navy nuclear submarine force and taught at the U.S. Naval Academy. He is a registered professional engineer in the Commonwealth of Virginia. Mr. Allen received his B.S. degree in Nuclear Engineering from the University of Virginia in 1972 and his M.S. degree in High Energy Physics from the Naval Postgraduate School in 1973.

    Mr. Bak was appointed to Vice President, Business Development, in October 1995. Mr. Bak has held the positions of Manager, Power Services, and Manager, Fuel Services, with VECTRA prior to his current assignment. Mr. Bak has been involved in managing businesses in the commercial nuclear, government, and non-nuclear sectors of Impell since 1987. Mr. Bak is a registered professional engineer in California. He received his M.S. degree in Civil Engineering from the University of California, Berkeley, in 1978, and his B.S. degree in Civil Engineering from the University of Notre Dame in 1977.

    Mr. Cummings was appointed to his current position in June 1992, with responsibility initially for the Company's Chicago office consisting of over 220 engineering professionals. Since that time, he has assumed roles as Vice President, Marketing and Business Development and most recently, Vice President, Nuclear Engineering. Prior to his appointment, Mr. Cummings served in various positions of increasing responsibility after joining the Company in 1985, including General Manager, Chicago Operations. Mr. Cummings received a B.S. degree in Operations Analysis in 1973 from the U.S. Naval Academy and a M.S. in Operations Research in 1974 from the U.S. Naval Post Graduate School.

    Mr. Franceschi was appointed to his current position in January 1994 following the Company's acquisition of ABB Impell Corporation ("Impell"). From 1989 until his appointment, Mr. Franceschi was the Manager of projects for Impell's Western Region. From 1980 to 1989 Mr. Franceschi served in various positions of increasing responsibility, including Manager, Systems Engineering and Manager of Business Development for the DOE market. Mr. Franceschi is a registered professional engineer in California. He received his B.S. degree in Civil Engineering from the University of California, Berkeley in 1980 and his M.B.A. from Saint Mary's College in 1994.

    Mr. Pfeil was appointed Vice President, Finance and Secretary in February 1996 and Chief Financial Officer in April 1996. From 1992 until his appointment, Mr. Pfeil served as a director and officer of several start-up manufacturing and small sales businesses. From 1985 to 1992, Mr. Pfeil served in various positions, including Corporate Controller and Chief Financial Officer during the restructuring and turnaround of WorldCorp Inc. and its predecessor, World Airways Inc. Prior to 1985, he served for twelve years in various positions of increasing responsibility with Baker Hughes, a multi-national manufacturer of oil field equipment and provider of related engineering services. He received his M.B.A. and B.S. degree in Business Administration (Accounting) from California State University, Los Angeles.

REPORT OF HUMAN RESOURCES AND COMPENSATION COMMITTEE

    The Human Resources and Compensation Committee ("Committee") of the Board of Directors is composed entirely of outside directors and is responsible for establishing compensation policies that apply to executives and managers of the Company, including executive officers. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions about awards under the Company's stock option plans, which are made solely by the Committee.

    PHILOSOPHY. The philosophy of the Company's executive compensation program is that compensation of executive officers, and in particular that of the President, should be directly and materially linked to both operating performance of the Company and to the interests of the shareholders. In implementing this philosophy, the Company's policies integrate annual base compensation with incentive awards based upon corporate performance and individual initiatives and performance. Measurement of corporate performance is primarily based on Company-wide goals, while measurement of individual initiatives is primarily based on review of individual and operations performance goals.

    In years in which performance goals are achieved or exceeded, executive compensation tends to be higher than in years in which performance is below expectations. Annual cash compensation, together with grants of stock options and incentive compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. Annual increases may also be necessary at times, without reference to performance, to adjust the Company's executive salaries to remain competitive with salaries paid by comparable companies.

    The Company's executive compensation program is composed of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options and various benefits, including medical and profit sharing plans generally available to employees of the Company.

    BASE SALARY. Base salary levels for the Company's executive officers are set in the context of the Company's total compensation philosophy which is to align executive interests with the shareholders and make a significant portion of their compensation opportunity contingent upon achieving performance goals. Executive base salaries are generally targeted near the median of companies in the power and environmental services markets and the service segment of general industry companies of comparable revenue size. These companies, which are selected with the help of a compensation consultant retained by the Committee, differ from the broader group of companies included in the Piper Jaffray Hazardous Remediation Disposal Index used in the stock performance graph that follows this report.

Competitive data taken from available private and published survey sources is reviewed annually for this purpose. In determining individual salary levels, the Committee takes into account the executive officer's experience, scope of responsibility, performance level, and relative impact on the Company's success. In 1994, on an overall basis, executive officers' base salaries were targeted at or slightly below the median in the most recent survey. There were no significant changes for 1995.

    ANNUAL INCENTIVE COMPENSATION. The annual incentive compensation plan is a key element in the Company's pay for performance system and is the vehicle by which executive officers can increase their total compensation. Annual incentive compensation constitutes that portion of executive compensation that is at risk and is dependent on achievement of individual and Company performance objectives. The Company's objectives, which are not specifically weighted, are a combination of operating, financial, and strategic goals (such as profitability, revenue growth, productivity, and cash flow) that are considered to be critical to the Company's short and long-term financial success and its ability to build shareholder value. The Committee establishes Company-wide and individual goals annually with the President. The President develops individual performance goals for the other executives, which goals are approved by the Committee. The amount of the awards paid to executive officers at the end of the year varies depending upon the performance against the established Company-wide, operations, and individual goals. In determining the size of the awards, no single performance factor or formula is used because the Committee believes that the rigid application of quantitative performance measures would eliminate the consideration of qualitative factors critical to long-term strategic performance. Determination of awards for the President and other executive officers, however, emphasize overall Company performance. The Company-wide performance goals included budgeted levels of revenue growth, net income, and other strategic goals. The Committee determined that because the primary goal of net income was not met in 1994 or 1995, none of the Company's executive officers would receive any annual incentive compensation for 1994 or 1995.

    The cash compensation for directors for 1995 was reinstated to the 1993 levels: $8,000 annual fee and a $750 meeting and committee meeting fee, together with the automatic annual grant of options for 2,000 shares for each director on the first day of business in January.

    STOCK OPTIONS. The Company's stock option plans are the long-term incentive for executive officers and key employees. The Committee believes that stock options provide a strong incentive for executives to build shareholder value. The Committee awards stock options to the President and, upon the recommendation of the President, to other executive officers. Individual grants are based upon competitive practices of companies in the service markets described above, the amount of stock options previously granted to the executive, and individual performance as evaluated by the Committee.

    The Omnibus Budget Reconciliation Act of 1993 places a limit on the amount of certain types of compensation for each of the executive officers which may be tax deductible by the Company beginning in 1994. The Internal Revenue Service recently issued proposed regulations on the deductibility limit. The Company's policy is, primarily, to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value and, to the extent possible, to maximize the proportion of compensation expense that is tax deductible by the Company. It is anticipated the new regulations will not result in a limitation for the Company to fully deduct all compensation expense. The Company will continue to monitor these proposed regulations.

                                          J.E. (Ted) Ardell, III, Chairman
                                          E. Linn Draper, Jr.,
                                          Fruzsina Harsanyi
                                          Members of the Human Resources and
                                          Compensation Committee, for fiscal
                                          1995

EXECUTIVE COMPENSATION

    The following tables set forth compensation paid by the Company for services rendered in the Company's last three completed fiscal years ended December 31, 1995, to the Company's chief executive officer and the four highest paid executives whose total compensation exceeded $100,000.

                         SUMMARY COMPENSATION TABLE (1)

                                                                                         LONG-TERM
                                                     ANNUAL COMPENSATION               COMPENSATION
                                         --------------------------------------------     AWARDS
                                                                       OTHER ANNUAL    -------------
                                            SALARY         BONUS       COMPENSATION      OPTIONS/       ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR          ($)           ($)            ($)            SARS(#)      COMPENSATION
- ----------------------------  ---------  -------------  -----------  ----------------  -------------  --------------
Ray A. Fortney                     1995     201,000                      17,574(2)          173,000        2,276(3)
 President and CEO                 1994     194,074                                          68,000
                                   1993      78,890(4)
John R. Holding                    1995     150,749                      60,000(12)           6,000        3,265(3)
 Former Vice President, CFO        1994     138,219                      32,377(5)           41,000
 and Secretary                     1993      68,750(6)                   69,563(7)           25,000
Lynne M. Heitman                   1995     146,543(8)                   55,000(12)          25,000       25,577(9)
 Former CFO                        1994     125,000
                                   1993      76,667(11)
Kristin L. Allen                   1995     125,865                                          36,000
 Vice President                    1994     124,431
                                   1993     125,000
Walter R. Bak                      1995     112,062                       3,600(10)          34,000
 Vice President                    1994     110,485
Jeffrey W. Cummings                1995     130,650                            (13)          46,000
 Vice President                    1994     118,688                      28,492
Vincent Franceschi                 1995     114,810                      17,605(2)           36,000
 Vice President                    1994     110,255

- ------------------------
NOTES TO SUMMARY COMPENSATION TABLE

 (1) None of the named executives received compensation reportable under the Restricted Stock Awards or Long-Term Incentive Plan Payouts columns.

 (2) One time payment of accrued vacation balances reflecting change in policy whereby officers do not accrue vacation.

 (3) Matching contribution to the 401(k) and retirement plan.

 (4) For the period August 9, 1993, the date Mr. Fortney's employment with the Company began, through December 31, 1993.

 (5) Reimbursement of federal income tax differential of $22,336 attributable to relocation cost reimbursement, and payment of accrued vacation of $10,041.

 (6) For the period June 16, 1993, the date Mr. Holding's employment with the Company began, through December 31, 1993.

 (7) Reimbursement of $24,670 moving expenses and $44,893 closing costs in connection with the purchase of a home in the Puget Sound region.

 (8) For the period January 1, 1995 to November 18, 1995, the date Ms. Heitman terminated employment with the Company.

 (9) Payment of outplacement fee of $8,750 and severance of $16,827.

(10) Payment of car allowance.

(11) For the period March 22, 1993, the date Ms. Heitman's employment with the Company began, through December 31, 1993.

(12) Relocation/Retention payments.

(13) One time payment of accrued vacation (see note 2) and $19,000 employment contract buyout.

OPTION GRANTS DURING 1995 FISCAL YEAR

    The following table provides information related to options granted to the named executive officers during 1995.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                            INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                                         --------------------------------------------------------    ANNUAL RATES OF
                                                         % OF TOTAL                                    STOCK PRICE
                                                          OPTIONS/                                   APPRECIATION FOR
                                           OPTIONS/     SARS GRANTED     EXERCISE OR                   OPTION TERM
                                             SAR        TO EMPLOYEES     BASE PRICE    EXPIRATION  --------------------
NAME                                     GRANTED (2)   IN FISCAL YEAR    ($/SH.)(3)       DATE      5% ($)     10% ($)
- ---------------------------------------  ------------  ---------------  -------------  ----------  ---------  ---------
Ray A. Fortney.........................     18,000(4)          5.0%            4.50       2/16/05     11,644     71,027
                                            80,000(5)         22.1%            4.50       6/13/00     --         34,874
                                            45,000(5)         12.4%            4.50       6/13/00     --         19,617
                                            30,000(6)          8.7%            2.75      12/01/00     23,377     53,238
Kristin L. Allen.......................      6,000(4)          1.7%            4.50       2/16/05      3,881     23,757
                                            30,000(6)          8.3%            2.75      12/01/00     23,377     53,238
John R. Holding........................      6,000(4)          1.7%            4.50       2/16/05      3,881     23,757
Walter R. Bak..........................      5,000(4)          1.4%            4.50       2/16/05      3,250     19,800
                                             4,000(4)          1.1%            4.50       2/16/05      2,600     15,840
                                            25,000(6)          6.9%            2.75      12/01/00     19,481     44,365
Jeffrey W. Cummings....................      6,000(4)          1.7%            4.50       2/16/05      3,881     23,757
                                            20,000(6)          5.5%            3.25       7/31/00     24,835     50,172
                                            20,000(6)          5.5%            2.75      12/01/00     15,585     35,492
Vincent Franceschi.....................      6,000(6)          1.7%            4.50      02/16/05      3,881     23,757
                                             5,000(4)          1.4%            4.50      02/16/05      3,250     19,797
                                            25,000(6)          6.9%            2.75      12/01/00     19,481     44,365
Lynne M. Heitman.......................     10,000(4)          2.8%            4.50      06/13/00     --          4,359
                                            15,000(4)          4.1%            4.50      06/13/00     --          6,539

- ------------------------
NOTES TO OPTIONS/SAR GRANTS IN LAST FISCAL YEAR TABLE

(1) The potential realizable value portion of the table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's common stock over the term of the options. These numbers do not take into account certain provisions of the options providing for cancellation of the option following termination of employment.

(2) Options to acquire shares of common stock.

(3) The option exercise price may be paid in shares of common stock owned by the executive officer, in cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Human Resources and Compensation Committee in its discretion.

(4) This represents the re-pricing of previously issued options, with a cliff vest date of January 1, 1998.

(5) Options are exercisable January 1, 1998.

(6) Options are exercisable with respect to 25% of the shares covered thereby on the anniversary of the exercise date in 1996, 1997, 1998 and 1999.

OPTION EXERCISES DURING 1995 AND YEAR END OPTION VALUES

    The following table provides information related to options exercised by the named executive officers during the 1995 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights ("SARs").

      AGGREGATE OPTION/SAR EXERCISES IN 1995 AND YEAR END OPTION/SAR VALUE

                                                                 NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                OPTIONS/SARS AT DECEMBER   IN-THE- MONEY OPTIONS/SARS
                                    SHARES                            31, 1995 (#)         AT DECEMBER 31, 1995($)(1)
                                  ACQUIRED ON       VALUE      --------------------------  --------------------------
NAME                             EXERCISE (#)   REALIZED ($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -------------------------------  -------------  -------------  -----------  -------------  -----------  -------------
Ray A. Fortney.................       --             --            12,500        210,500       --            --
Kristin L. Allen...............       --             --            23,250         43,750       --            --
Walter R. Bak..................       --             --             1,000         34,000       --            --
Jeffrey W. Cummings............       --             --            23,750         47,250       --            --
Vince Franceschi...............       --             --                 0         36,000       --            --
John R. Holding................       --             --            21,250         44,750       --            --

- ------------------------
NOTE TO AGGREGATE OPTION/SAR EXERCISES IN 1995 AND YEAR END OPTION/SAR VALUE

(1) The closing price for the Company's common stock as reported by the Nasdaq Stock Market on December 31, 1995, was $2.25. Since the option exercise price for each officer is higher than the market price for the Company's Common Stock, no value is reported in the table.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT ON OPTION REPRICING

    In February 1995, the Committee recommended and the Board of Directors approved (as required by the 1993 Stock Option Plan) a program for those incentive stock options granted in 1994 to employees formerly with Impell and in lieu of cash bonuses for 1994 performance. Under the repricing program which was announced to the employees in March 1995, the options held by employees still employed by the Company can be repriced at the employees' option at an exercise price of $4.50 per share. The then current market price was $3.00 per share. In consideration of the price change, the vesting schedule would be changed from an eighteen months "cliff vesting" and proportional vesting over four years to 100% "cliff vesting" at January 1, 1998. The Committee debated the merits of repricing incentive options, noted its general opposition to repricing and concluded that on balance the interests of the shareholders would best be served by reinforcing the incentive to the employees with an exercise price within near term achievable levels and in turn receiving an extension of the vesting period to encourage continuity with the Company.

                             J.E. (Ted) Ardell, III, Chairman
                             E. Linn Draper, Jr.,
                             Fruzsina Harsanyi
                             Members of the Human Resources and
                             Compensation Committee, for fiscal 1995

                           TEN-YEAR OPTION REPRICINGS

                                                 NUMBER OF
                                                SECURITIES
                                                UNDERLYING      MARKET PRICE OF                          NEW
                                               OPTIONS/SARS    STOCK AT TIME OF   EXERCISE PRICE AT   EXERCISE
      NAME            POSITION       DATE        REPRICED          REPRICING      TIME OF REPRICING     PRICE
- -----------------  --------------  ---------  ---------------  -----------------  -----------------  -----------
Kristin Allen      Vice President    2/16/95         6,000              3.13               9.50            4.50
Walter Bak         Vice President    2/16/95         5,000              3.13               9.25            4.50
                                     2/16/95         4,000              3.13               9.50            4.50
Jeffrey Cummings   Vice President    2/16/95         6,000              3.13               9.50            4.50
Ray Fortney        President and     2/16/95        18,000              3.13               9.50            4.50
                    CEO
                                     6/13/95        80,000              3.00               6.25            4.50
                                     6/13/95        45,000              3.00               6.25            4.50
Vincent            Vice President    2/16/95         5,000              3.13               9.25            4.50
 Franceschi                          2/16/95         6,000              3.13               9.50            4.50
Lynne Heitman      Former CFO        6/13/95        15,000              3.00               6.13            4.50
                                     6/13/95        10,000              3.00               9.00            4.50
John Holding       Former CFO        2/16/95         6,000              3.13               9.50            4.50


                     LENGTH OF ORIGINAL
                    OPTION TERM REMAINING
                    AT DATE OF REPRICING
      NAME                 (YEARS)
- -----------------  -----------------------
Kristin Allen                     4
Walter Bak                        4
                                  4
Jeffrey Cummings                  4
Ray Fortney                       4

                                  4
                                  4
Vincent                           4
 Franceschi                       4
Lynne Heitman                     4
                                  4
John Holding                      4

COMPENSATION OF DIRECTORS AND STOCK OPTIONS FOR NON-EMPLOYEE DIRECTORS

    During 1995, Directors of the Company, other than Mr. Fortney, were paid a fee of $750 for each Board of Directors meeting they attended, $750 for each committee meeting they attended, and a monthly retainer of $889 for the Chairman of the Board and $667 for all others. Mr. Fortney received compensation as a member of the management of the Company as indicated in the "Summary Compensation Table." The Chairman of the Board received stock options for 47,000 shares and the Vice Chairman of the Board received stock options for 50,000 shares. All other members of the Board received stock options for 2,000 shares except one who received 4,500.

    Each present director of the Company who is not an employee of the Company is an "Eligible Director" for the grant of options under the Company's stock option plans, which plans contain a provision for annual non-discretionary option grants to all non-employee directors. On the first trading day of January of each year, each individual, who is on such date an eligible director, will be granted a nonqualified option to purchase 2,000 shares of the Company's common stock at 100% of the fair market value of the stock on the date of such grant. The grants for 1995 were made on January 3, 1995, at an option price of $3.125.

EXECUTIVE EMPLOYMENT AGREEMENTS

    The Company has executed Executive Employment Agreements with its President and Vice President Messrs. Fortney and Allen (for purposes of the following discussion, each an "Executive"). The terms of the agreements, summarized below, are substantially identical, except where noted and with respect to base salary, which is disclosed under Compensation.

    Each Executive's employment continues until terminated pursuant to the terms of the agreement. Each Executive may be terminated by the Company if he is disabled for more than 90 days, subject to payment of disability amounts, and for cause, which includes the failure to follow reasonable directives of the Board of Directors, gross malfeasance or flagrant disloyalty to the Company, criminal conduct involving moral turpitude, or deficiency in job performance.

    The Company may also terminate each Executive's employment without cause upon sixty days notice. Each Executive has the right to terminate his employment for good reason, which includes material breach by the Company of its obligations, reduction of base salary or alteration of his duties or responsibilities without his consent, geographic relocation of the Executive or a change in control of the Company.

    If the termination by the Company is for cause or by the Executive without good reason, salary ceases upon termination. If the termination is without cause by the Company or for good reason by the Executive, each Executive receives severance payments equal to a minimum 70% of base salary (100% if more than 8 years of service with the Company) for 12 months or until the time that Executive is employed on a full-time basis by another employer, plus payment of the prorated portion of incentive bonus that he would have received. Mr. Fortney receives severance payments equal to 100% of base salary for 12 months.

    Each Executive also agreed to refrain from engaging in other business activities in the nuclear utility service industry while employed by the Company. If the Executive terminates his employment without good reason (but not for any other type of termination), the Executive is required to refrain for 12 months from competing with the Company or its subsidiaries on any pending contract, proposal or bid on which the Executive participated while an employee or with respect to which the Executive has confidential information. Each Executive also agreed to maintain the confidentiality of information belonging to, used by, or in the possession of the Company relating to its business, except information available in the public domain.

COMPLIANCE WITH SEC REPORTING REQUIREMENTS


    Officers and directors of the Company and greater than ten percent shareholders are required to report to the Securities and Exchange Commission (the "Commission") on a timely basis their beneficial ownership of and certain changes to their beneficial ownership of the Company's stock. The Commission's rules require the Company to disclose any reporting obligations that came to the Company's attention during the past fiscal year based on a review of the applicable filings with the Commission that report such changes in beneficial ownership. The Company believes that during the fiscal year ended December 31, 1995, its directors, executive officers and principal shareholders filed all required forms.

                         STOCK PRICE PERFORMANCE GRAPH

    The graph below compares the Company's five-year cumulative return on its common stock to the similar returns for (a) all stocks traded under the Nasdaq Stock Market Composite and (b) the Piper Jaffray Hazardous Waste Remediation/Disposal Index of 38 stocks (including the Company) of companies in the hazardous waste and environmental services industry.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             PIPER JAFFRAY     VECTRA         NASDAQ STOCK MARKET - COMPOSITE
12/31/90               100.0      100.0                                      100.0
12/31/91               105.9       91.8                                      156.8
12/31/92                92.1       91.8                                      181.1
12/31/93                69.5      138.8                                      207.8
12/31/94                51.0       53.1                                      201.1
12/31/95                41.2       36.7                                      281.4

             PROPOSAL 4 -- RATIFICATION OF SELECTION OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

    The Board of Directors is seeking the shareholders' ratification of the Board's decision to select Ernst & Young LLP as independent public accountants of the company for the fiscal year 1996. The proposal must receive more votes for than against after it is determined that a quorum is represented at the Shareholders' Meeting. See "Introduction" for information regarding the effect of abstentions and broker non-votes.

    If the proposal is not adopted, the adverse vote will be considered as a direction to the Board of Directors to select other independent public accountants for the following year. Because of the difficulty and expense of making any substitution of accountants so long after the beginning of the year, it is contemplated that the appointment for the year 1996 will be permitted to stand unless the Board of Directors finds other good reason for making a change.

    A representative of Ernst & Young LLP is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if desired.

    During 1995 Ernst & Young LLP provided the Company with audit services including the audit of the annual financial statements, filings with the Securities and Exchange Commission and consultation regarding various tax and accounting matters.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                         PROPOSALS FOR FUTURE MEETINGS

    The 1997 Annual Meeting of Shareholders of VECTRA Technologies, Inc. will be held in April, 1997. Any shareholder who would like to nominate a director or submit a proposal for inclusion in the Company's proxy and proxy statement for the 1997 annual meeting may do so by submitting a written proposal which must be received at the principal executive offices of VECTRA Technologies, Inc. on or before December 30, 1996. Any proposal received after that date will not be considered for inclusion.

                                 OTHER MATTERS

    The Board of Directors has no knowledge of any other matter which may come before the meeting and does not intend to present any other matters. If any matters properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

FORM 10-K

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10K FOR FISCAL 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE BY
CONTACTING:

Chief Financial Officer
VECTRA Technologies, Inc.
5000 Executive Parkway
Suite 500
San Ramon, CA 94583

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          THOMAS B. PFEIL
                                          CORPORATE SECRETARY

DATED: San Ramon, California,
July   , 1996

                     FINANCIAL STATEMENTS TABLE OF CONTENTS

                                                                                                          PAGE
                                                                                                       -----------
Condensed Consolidated Balance Sheets as of March 31, 1996, and December 31, 1995....................   F-2 & F-3
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 1996, and April
 2, 1995.............................................................................................      F-4
Condensed Consolidated Statements of Cash Flow for the Three Months Ended March 31, 1996, and April
 2, 1995.............................................................................................      F-5
Notes to Condensed Consolidated Financial Statements.................................................      F-6

                           VECTRA TECHNOLOGIES, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                     ASSETS

                                                                  DECEMBER 31,
                                                                      1995
                                                     MARCH 31,    ------------
                                                       1996
                                                    -----------
                                                    (UNAUDITED)
Current Assets
    Cash and cash equivalents.....................   $  2,228       $  2,834
    Securities available for sale.................      1,031          1,274
    Accounts receivable, net of allowance ($785 in
     1996 and $785 in 1995).......................     21,133         21,065
    Costs and estimated earnings in excess of
     billings on uncompleted contracts............      1,521          1,665
    Refundable income tax prepayments.............     --                600
    Inventories...................................      1,672          1,176
    Prepaid expenses..............................        931            720
                                                    -----------   ------------
        Total Current Assets......................     28,516         29,334
                                                    -----------   ------------
Property, Plant and Equipment, at cost
    Land..........................................         94             94
    Buildings.....................................        359            359
    Machinery and equipment.......................      8,742          8,707
    Construction in progress......................     10,002          9,011
    Furniture and fixtures........................      2,591          2,587
                                                    -----------   ------------
        Total Property, Plant and Equipment.......     21,788         20,758
    Less accumulated depreciation.................      9,030          8,614
                                                    -----------   ------------
        Net Property, Plant and Equipment.........     12,758         12,144
                                                    -----------   ------------
Costs in excess of net assets of acquired
 businesses, net of accumulated amortization......     14,780         14,780
Licenses, patents and other intangibles, at cost,
 net of accumulated amortization..................      1,207          1,200
Investments and long-term prepaid costs...........      3,203          3,305
Other assets......................................         62             66
                                                    -----------   ------------
        Total Assets..............................   $ 60,526       $ 60,829
                                                    -----------   ------------
                                                    -----------   ------------

     See accompanying Notes to Condensed Consolidated Financial Statements

                           VECTRA TECHNOLOGIES, INC.
               CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  LIABILITIES

                                                                  DECEMBER 31,
                                                                      1995
                                                                  ------------
                                                     MARCH 31,
                                                       1996
                                                    -----------
                                                    (UNAUDITED)
Current Liabilities
    Note payable to banks.........................   $ 12,389       $ --
    Accounts payable..............................      9,276         10,762
    Accrued payroll and related expenses..........      7,062          6,011
    Other accrued liabilities.....................      6,567          6,742
    Billings in excess of costs and estimated
     earnings on uncompleted contracts............      2,582          2,288
    Long-term debt due within one year............      4,827         --
                                                    -----------   ------------
        Total Current Liabilities.................     42,703         25,803
                                                    -----------   ------------

Long-term debt....................................     --             17,216
Deferred lease incentive..........................        409            424
Commitments and contingencies.....................     --             --
                                                    -----------   ------------
        Total Liabilities.........................     43,112         43,443
                                                    -----------   ------------

SHAREHOLDERS' EQUITY
    Class A Preferred Stock, 4,100,000 shares
     authorized, none issued and outstanding......     --             --
    Common Stock, $0.01 par value, 30,000,000
     shares authorized;
     7,833,527 shares issued and outstanding in
     1996
     7,833,527 shares issued and outstanding in
     1995.........................................     44,960         44,960
    Accumulated deficit...........................    (27,546)       (27,574)
                                                    -----------   ------------
        Total Shareholders' Equity................     17,414         17,386
                                                    -----------   ------------
        Total Liabilities and Shareholders'
         Equity...................................   $ 60,526       $ 60,829
                                                    -----------   ------------
                                                    -----------   ------------

     See accompanying Notes to Condensed Consolidated Financial Statements

                           VECTRA TECHNOLOGIES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                                           THREE MONTHS ENDED
                                                                                      ----------------------------
                                                                                        MARCH 31,      APRIL 2,
                                                                                          1996           1995
                                                                                      -------------  -------------
Revenues............................................................................  $      24,497  $      38,651
Operating costs.....................................................................         17,478         27,450
                                                                                      -------------  -------------
Gross profit........................................................................          7,019         11,201
Research and development expenses...................................................             17             29
Selling, general and administrative expenses........................................          6,493         10,214
                                                                                      -------------  -------------
Operating income....................................................................            509            958
Interest expense, net...............................................................            463            755
                                                                                      -------------  -------------
Income before income taxes..........................................................             46            203
Provision for income taxes..........................................................              6             40
                                                                                      -------------  -------------
Net income..........................................................................  $          40  $         163
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Net income per share................................................................  $        0.01  $        0.02
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Number of shares used to calculate net income per share.............................      7,833,527      7,888,445
                                                                                      -------------  -------------
                                                                                      -------------  -------------

     See accompanying Notes to Condensed Consolidated Financial Statements

                           VECTRA TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                               THREE MONTHS ENDED
                                                                                             ----------------------
                                                                                              MARCH 31,   APRIL 2,
                                                                                                1996        1995
                                                                                             -----------  ---------
Cash flows from operating activities:
  Net income...............................................................................   $      40   $     163
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and Amortization..........................................................         514       1,589
    Increase (decrease) in cash from changes in operating working capital:
      Accounts receivable and billings.....................................................         970      (6,374)
      Inventories and prepaid expenses.....................................................        (707)       (480)
      Accounts payable and accrued expenses................................................        (610)      6,545
                                                                                             -----------  ---------
Net cash provided by operating activities..................................................         207       1,443
                                                                                             -----------  ---------
Cash flows from investing activities:
  (Decrease) increase in securities available for sale.....................................         231        (129)
  Capital expenditures.....................................................................      (1,048)     (2,274)
  Decrease in other assets.................................................................           4           6
                                                                                             -----------  ---------
Net cash used in investing activities......................................................        (813)     (2,397)
                                                                                             -----------  ---------
Cash flow from financing activities:
  Repayment of long-term debt..............................................................      --            (750)
                                                                                             -----------  ---------
Net cash used in financing activities......................................................      --            (750)
                                                                                             -----------  ---------
Net decrease in cash.......................................................................        (606)     (1,704)
Cash and cash equivalents at beginning of period...........................................       2,834       3,427
                                                                                             -----------  ---------
Cash and cash equivalents at end of period.................................................   $   2,228   $   1,723
                                                                                             -----------  ---------
                                                                                             -----------  ---------
Cash paid for interest.....................................................................   $     430   $     594
Cash paid for income taxes.................................................................   $  --       $  --

     See accompanying Notes to Condensed Consolidated Financial Statements

                           VECTRA TECHNOLOGIES, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION
    The accompanying unaudited condensed consolidated financial statements of VECTRA Technologies, Inc. ("VECTRA" or the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1996, are not necessarily indicative of the results that may be expected for the full year. The unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's 1995 Annual Report on Form 10-K.

2.  EARNINGS PER SHARE
    Net income per share is based upon the weighted average number of common shares outstanding during each period plus the dilutive effect of stock options and warrants. Net income per share on a fully diluted basis was the same as the primary income per share.

3.  INDEBTEDNESS TO BANKS
    At March 31, 1996, the Company had both a revolving credit facility and long-term loans with banks. These facilities originally carried an interest rate equal to the banks' base rate plus 1.0% to 1.5% or the Eurodollar rate plus 2.0% to 2.5%. The Eurodollar option has been eliminated for the revolving credit facility effective March 31, 1996.

    On April 15, 1996, the Company entered into amendments to its revolving credit facility and term loan agreements with the Banks. Under these amendments, all outstanding borrowings under the revolving credit facilities and the term loan agreements will be due on January 2, 1997. These amendments also establish new financial covenants for 1996. As a result of these amendments, the Company incurred additional bank fees of approximately $1.1 million due January 2, 1997, or upon repayment of the outstanding borrowings. The Company also agreed to issue warrants to the Banks to purchase up to 6% of the Company's outstanding common stock on a fully diluted basis at $0.01 per share, reprice previously earned warrants to purchase 830,060 shares of common stock from $2.9375 to $0.01 per share and pay fees to the bank, deferred until January 2, 1997, of up to $600,000 in the event that the Company does not achieve certain financial milestones in 1996. The Company may elect to defer a $750,000 payment due September 30, 1996, to January 2, 1997, by paying a fee of $150,000. Under the revolving credit facility, the Company may elect to defer a revolving credit facility $600,000 payment due on June 30, 1996, to January 2, 1997, by paying a fee of $100,000. In addition, the Company may elect to defer a $625,000 payment due on September 15, 1996, to January 2, 1997, by paying a fee of $100,000. The amendments also specify that any proceeds from the sale of operations be used to repay indebtedness to the Banks

    As of April 15, 1996, the Company has reserved 1,300,977 shares of common stock for warrants earned by the Banks, and in the future, the Company may be obligated to issue to the Banks warrants to purchase up to an additional 8% of the Company's fully diluted shares of outstanding common stock.

4.  CONTINGENCIES
    The Company is self-insured for general liability risk for $1 million per occurrence and $2 million in the aggregate. Coverage above the self-insured limits is provided for under an umbrella policy with a commercial insurance company. The Company's general liability risk insurance excludes professional errors and omissions. Such insurance is purchased on a contract specific basis as required by

                           VECTRA TECHNOLOGIES, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

4.  CONTINGENCIES (CONTINUED)
the customer. As of March 31, 1996, the Company has accrued approximately $613,000 for unreported and/or potential losses. Actual self-insurance losses may differ from such estimates and such differences could be material to the financial statements.

    The radioactive materials handled by the Company are the legal responsibility of the Company's utility customers. The Company does not take title to such materials. In the event of an accident or incident involving such material, the Company is covered under insurance carried by and provided to operators of nuclear plants or transporters of nuclear materials.

5.  SUBSEQUENT EVENTS
    Effective April 26, 1996, the Company sold all of the outstanding capital stock of its wholly owned subsidiary, VECTRA Technologies Ltd. ("VECTRA UK"), to Amey, plc. The sale price was approximately $1.9 million. The net proceeds were approximately $1.6 million after paying expenses associated with the transaction. The net proceeds were used to reduce the Company's revolving credit facility by $1.0 million and the balance was added to working capital. For the three months ended March 31, 1996, VECTRA UK generated revenues of approximately $2.5 million and operating income of approximately $0.2 million.

                           VECTRA TECHNOLOGIES, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                                           , 1996

The undersigned hereby appoints Ray A. Fortney and Thomas B. Pfeil as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, and for the election of directors to cumulate votes at their discretion, all the shares of common stock of VECTRA Technologies, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at the offices of VECTRA Fuel Services, L.L.C., 6203
San Ignacio Avenue, Suite 100, San Jose, California, on             , 1996
at    a.m. local time, and at any and all adjournments thereof. THE BOARD OF
DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS.


_______________________________________________________________________________
                             FOLD AND DETACH HERE

                                                         Please mark
                                                         your votes as
                                                         indicated in
                                                         this example    /X/

                                                FOR    AGAINST    ABSTAIN
Proposal 1. To amend the Company's              / /      / /        / /
articles of incorporation to provide
that a merger, share exchange or sale
of all or substantially all of the assets of the Company requires a majority approval of all outstanding shares of the Company.

                                                FOR    AGAINST    ABSTAIN
Proposal 2. To consider and act upon            / /      / /        / /
a proposal to sell substantially all
of the properties of the Company and
all of the properties (or the stock)
of VECTRA Government Services, Inc.,
a wholly owned subsidiary of the Company, pursuant to an Asset Purchase Agreement dated May 23, 1996 among the Company,
VECTRA Government Services, Inc., and
Duke Engineering & Services, Inc.

                                                FOR    WITHHOLD
Proposal 3. The election as Directors of               VOTE FOR
the nominees listed below (except as            / /       / /
marked to the contrary).

J.E. (Ted) Ardell, III      Albert J. Baciocco, Jr.
E. Linn Draper, Jr.         Ray A. Fortney
Fruzsina M. Harsanyi        Elwood D. Howse, Jr.
Edward J. Keith             Roy Kirkorian
(INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE,
WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW. TO DIRECT A SPECIFIC ALLOCATION OF VOTES, INDICATE THE NUMBER OF VOTES TO BE
VOTED FOR A SPECIFIC NOMINEE AFTER HIS NAME. THE PROXIES MAY ACCUMULATE THE REMAINDER OF THE VOTES AT THEIR DISCRETION.
________________________________________________________________________

                                                FOR    AGAINST    ABSTAIN
Proposal 4. To ratify the selection             / /      / /        / /
of Ernst & Young LLP as independent
public accountants for 1996.


Proposal 5. In their discretion, upon
such other business as may properly
come before the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF
DIRECTORS WHO RECOMMEND A VOTE FOR EACH
OF THE PROPOSALS.

This proxy, when properly executed, will be voted and will be voted in the manner directed on this proxy card. IF NO SPECIFICATION IS MADE,
THIS PROXY WILL BE VOTED FOR EACH OF
THE PROPOSALS WITH AUTHORITY TO CUMULATE VOTES
AND FOR THE ELECTION OF DIRECTORS.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY
PROMPTLY IN THE ENCLOSED SELF-ADDRESSED
POSTAGE-PREPAID ENVELOPE.


Signature(s) _____________________________________   Dated ____________, 1996

IMPORTANT -- When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

_______________________________________________________________________________
                           FOLD AND DETACH HERE

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                       DUKE ENGINEERING & SERVICES, INC.

                                      AND

                           VECTRA TECHNOLOGIES, INC.

                                      AND

                        VECTRA GOVERNMENT SERVICES, INC.

                            DATED AS OF MAY 23, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   -----
Background Statement..........................................................................................           1
Statement of Agreement.....................................................................................              1

                                                        ARTICLE I

GLOSSARY OF DEFINITIONS AND TERMS.............................................................................           1

                                                       ARTICLE II

CONTEMPLATED TRANSACTIONS.....................................................................................           7
 2.1       Purchase of Assets.................................................................................           7
 2.2       Included Assets....................................................................................           7
 2.3       Excluded Assets....................................................................................           7
 2.4       Assumption of Liabilities..........................................................................           8
           (a)  Assumed Liabilities...........................................................................           8
           (b)  Retained Contracts............................................................................           9
           (c)  No Other Assumed Liabilities..................................................................           9
 2.5       Optional Stock Purchase............................................................................           9
 2.6       Additional Transactions............................................................................          10
           (a)  Premises Sublease Agreement...................................................................          10
           (b)  Transition Services and Shared Assets Agreement...............................................          10
 2.7       Unscheduled Contracts..............................................................................          10

                                                       ARTICLE III

PURCHASE PRICE; ADJUSTMENTS AND PAYMENT.......................................................................          11
 3.1       Purchase Price.....................................................................................          11
 3.2       Purchase Price Adjustment..........................................................................          11
           (a)  Generally.....................................................................................          11
           (b)  Valuation Assets Defined......................................................................          11
 3.3       Rules for Valuing Valuation Assets and Assumed Liabilities.........................................          12
           (a)  Valuation Assets..............................................................................          12
           (b)  Assumed Liabilities...........................................................................          12
 3.4       Pre-Closing Balance Sheet and Closing Payment Adjustment...........................................          12
           (a)  Delivery of Pre-Closing Balance Sheet.........................................................          12
           (b)  Closing Payment Adjustment....................................................................          12
           (c)  Determination of the Closing Payment Adjustment...............................................          13
 3.5       Closing Payment and Deposit........................................................................          13
 3.6       Closing Balance Sheets.............................................................................          13
           (a)  Delivery of Closing Balance Sheets............................................................          13
           (b)  Determination of the Purchase Price Adjustment................................................          13
 3.7       Post-Closing Payment...............................................................................          14
           (a)  Calculation...................................................................................          14
           (b)  Payment from Escrow...........................................................................          14
           (c)  Additional Payments...........................................................................          14

                                                       ARTICLE IV

THE CLOSING; EFFECTIVE TIME AND DATE..........................................................................          14
 4.1       Closing............................................................................................          14
 4.2       Closing Date.......................................................................................          14
 4.3       Effective Time.....................................................................................          14
 4.4       Effective Date.....................................................................................          15

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
                                                         ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS.................................................................          15
     5.1   The Sellers........................................................................................          15
           (a)  Organization and Foreign Qualification........................................................          15
           (b)  Compliance....................................................................................          15
           (c)  Shares and Ownership of the Subsidiary........................................................          15
     5.2   Authority Relative to this Agreement...............................................................          15
     5.3   Consents and Approvals; No Violations..............................................................          16
     5.4   Permits............................................................................................          16
     5.5   Assets.............................................................................................          16
           (a)  Title.........................................................................................          16
           (b)  Sufficiency...................................................................................          16
           (c)  Location......................................................................................          17
     5.6   Real Property......................................................................................          17
           (a)  Leased Real Property..........................................................................          17
           (b)  Subleased Real Property.......................................................................          17
           (c)  Lease Agreement...............................................................................          17
           (d)  No Other Real Property........................................................................          17
           (e)  Litigation....................................................................................          17
           (f)  Compliance....................................................................................          17
           (g)  Condition of Real Property....................................................................          17
     5.7   Proprietary Rights Generally.......................................................................          17
     5.8   Liabilities........................................................................................          19
     5.9   Contracts..........................................................................................          19
     5.10  Financial Statements...............................................................................          20
     5.11  Books and Records..................................................................................          20
     5.12  Taxes and Tax Returns..............................................................................          21
     5.13  Litigation.........................................................................................          21
     5.14  Labor and Employment Matters.......................................................................          21
     5.15  Employee Benefit Plans; ERISA......................................................................          22
           (a)  Liabilities...................................................................................          22
           (b)  Multiemployer Plans...........................................................................          22
     5.16  Insurance..........................................................................................          22
     5.17  Business Relationships.............................................................................          22
           (a)  Generally.....................................................................................          22
           (b)  Purchases and Sales from or to One Party......................................................          22
     5.18  Environmental Matters..............................................................................          22
     5.19  Absence of Changes or Events.......................................................................          23
     5.20  Commissions........................................................................................          23
     5.21  Full Disclosure....................................................................................          23

                                                        ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER................................................................             24
 6.1       Organization and Qualification.....................................................................          24
 6.2       Authority Relative to this Agreement...............................................................          24
 6.3       Consents and Approvals; No Violations..............................................................          24
 6.4       Litigation.........................................................................................          24
 6.5       Commissions........................................................................................          24
 6.6       Intent to Hire.....................................................................................          24

                                       ii
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                                                        ARTICLE VII

COVENANTS OF THE SELLERS......................................................................................          25
     7.1   Operation of the Businesses........................................................................          25
     7.2   Access to Information..............................................................................          26
     7.3   Employees..........................................................................................          26
     7.4   Intellectual Property..............................................................................          27
           (a)  No Inconsistent Uses..........................................................................          27
           (b)  Nondisclosure.................................................................................          27
           (c)  Trade Names...................................................................................          27
           (d)  Retained Trade Names..........................................................................          27
     7.5   Searches Relating to Encumbrances..................................................................          28
     7.6   Stockholders' Meeting..............................................................................          28
     7.7   Exclusivity........................................................................................          28
     7.8   Tangible Assets Schedule...........................................................................          29
     7.9   Update of Shared Assets Schedule...................................................................          29
     7.10  Warranty Claims....................................................................................          29
     7.11  Notice to Tax Authorities..........................................................................          29
     7.12  Release of Liens...................................................................................          30
     7.13  Quality Assurance Program Transition...............................................................          30

                                                       ARTICLE VIII

COVENANTS OF THE BUYER.....................................................................................             30
 8.1       Employee Matters...................................................................................          30
           (a)  Termination Matters...........................................................................          30
           (b)  Accrued Vacation..............................................................................          30

                                                       ARTICLE IX

MUTUAL COVENANTS..............................................................................................          31
 9.1       Consummation of Agreement..........................................................................          31
 9.2       Allocation of Purchase Price.......................................................................          31
           (a)  Preliminary Allocation........................................................................          31
           (b)  Final Allocation..............................................................................          31
           (c)  Tax Reporting.................................................................................          31
 9.3       Consents and Authorizations........................................................................          31
 9.4       Confidentiality....................................................................................          31
 9.5       Publicity..........................................................................................          32
 9.6       Solicitation of Employees..........................................................................          32
 9.7       Accounts Receivable; Inactive Contracts............................................................          32
           (a)  Collection by Buyer...........................................................................          32
           (b)  Guaranty......................................................................................          32
           (c)  Assignment....................................................................................          32
           (d)  Post-Assignment Receipts......................................................................          32
           (e)  Collections in Excess of Cost.................................................................          33
           (f)  Records of Receipts...........................................................................          33
           (g)  Inactive Contracts............................................................................          33
 9.8       Payments for Interim Accounts......................................................................          33

                                                        ARTICLE X

CLOSING CONDITIONS............................................................................................          33
10.1       Mutual Conditions..................................................................................          33
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                                      iii
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
    10.2   Conditions to the Obligations of the Sellers.......................................................          34
    10.3   Conditions to the Obligations of the Buyer.........................................................          35

                                                        ARTICLE XI

TERMINATION...................................................................................................          36
    11.1   Termination........................................................................................          36
    11.2   Procedure and Effect of Termination or Failure to Close............................................          37

                                                        ARTICLE XII

INDEMNIFICATION............................................................................................             37
12.1       Survival of Representations........................................................................          37
12.2       The Sellers' Agreement to Indemnify................................................................          37
12.3       Buyer's Agreement to Indemnify.....................................................................          39
12.4       Bulk Sales Laws....................................................................................          40

                                                      ARTICLE XIII

MISCELLANEOUS PROVISIONS......................................................................................          40
13.1       Arbitration........................................................................................          40
13.2       Expenses...........................................................................................          40
13.3       Amendment and Modification.........................................................................          40
13.4       Waiver of Compliance; Consents.....................................................................          40
13.5       Notices............................................................................................          41
13.6       Set-off............................................................................................          42
13.7       Binding Agreement..................................................................................          42
13.8       Governing Law......................................................................................          42
13.9       Jurisdiction and Venue.............................................................................          42
13.10      Counterparts.......................................................................................          42
13.11      Interpretation.....................................................................................          42
13.12      Entire Agreement...................................................................................          42

                                                        EXHIBITS

Exhibit A        Escrow Agreement

Exhibit B        Opinion of Counsel to Buyer

Exhibit C        Opinion of Counsel to Sellers

                            ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of May 23, 1996, is by and between DUKE ENGINEERING & SERVICES, INC., a North Carolina corporation (the "Buyer"); VECTRA TECHNOLOGIES, INC., a Washington corporation ("VECTRA"); and VECTRA GOVERNMENT SERVICES, INC., a Delaware corporation (the "Subsidiary").

                              BACKGROUND STATEMENT

    VECTRA, through its nuclear engineering and power services divisions, is engaged in the business of providing systems engineering and analysis, structural engineering and analysis, nuclear engineering, and design and analysis of instrumentation, electrical and mechanical systems for nuclear facilities (the "Nuclear Engineering Business") and of providing similar services for non-nuclear facilities (the "Power Services Business"). The Subsidiary is engaged in the business of providing engineering analysis, operations support, environmental support, engineering and design services for the United States Department of Energy and its prime contractors (the "Government Services Business" and, together with the Nuclear Engineering Business and the Power Services Business, the "Businesses"). The Buyer desires to acquire and assume, and VECTRA and the Subsidiary desire to transfer and assign to the Buyer, substantially all of the assets relating to the Businesses and certain liabilities associated with the Businesses, all on the terms and subject to the conditions set forth in this Agreement. Following the purchase and sale contemplated hereby, VECTRA will retain business operations in connection with spent fuel and high level wastes, transportation packaging of high level radioactive material, and processing and disposal of low level radioactive waste, as well as related corporate functions (the "Fuel and Waste Business").

                             STATEMENT OF AGREEMENT

    In consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, agree as follows:

                                   ARTICLE I

                       GLOSSARY OF DEFINITIONS AND TERMS

    DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings indicated below.

    1.1 "ACCOUNTS RECEIVABLE" means, with respect to any Person, any and all amounts due and owing to that Person, as the term "accounts receivable" is understood under GAAP, including, without limitation, in the case of either Seller, all such amounts described for such Person in the Financial Statements as accounts receivable, notes receivable, or receivables from officers, employees or shareholders.

    1.2 "AFFILIATE" means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person. For the purpose of this Agreement, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

    1.3  "ASSETS" has the meaning set forth in SECTION 2.2 of this Agreement.

    1.4 "ASSUMED LIABILITIES" means those specifically identified Liabilities of the Sellers relating to the Businesses that are to be assumed by the Buyer as provided in SECTION 2.4 of this Agreement.

    1.5 "BALANCE SHEET OF THE BUSINESSES" means, as of any date, a pro forma balance sheet of the Assets and the Liabilities prepared in accordance with GAAP as at such date, presenting the Assets and the Liabilities of the Businesses as if such assets and liabilities were the only assets and liabilities of a single, stand-alone business entity (excluding intercompany and interdivisional accounts).

    1.6  "BASE PURCHASE PRICE" has the meaning set forth in SECTION 3.1.

    1.7 "BUSINESS DAY" means any day excluding Saturday, Sunday and any day that shall be a legal holiday in either North Carolina or California.

    1.8 "BUSINESSES" has the meaning assigned to such term in the Background Statement to this Agreement.

    1.9 "BUYER" means Duke Engineering & Services, Inc., a North Carolina corporation.

    1.10  "CLOSING" means the closing of the transactions contemplated herein.

    1.11  "CLOSING BALANCE SHEETS" has the meaning set forth in SECTION 3.6(A).

    1.12 "CLOSING DATE" means the day on which the Closing is to occur, as identified more specifically in SECTION 4.2 of this Agreement.

    1.13  "CLOSING PAYMENT" has the meaning set forth in SECTION 3.5.

    1.14   "CLOSING  PAYMENT ADJUSTMENT"  has the  meaning set  forth in SECTION
3.4(B).

    1.15 "CODE" means the Internal Revenue Code of 1986, together with the regulations thereunder, in each case as in effect from time to time.

    1.16 "CONTRACT" means and shall include (a) any legally binding obligation or agreement to which VECTRA is a party that relates to any of the Businesses and (b) any legally binding obligation or agreement to which the Subsidiary is a party, in each case whether or not reduced to writing, and specifically including without limitation any note, bond, mortgage, lease of real or personal property, license and other instrument.

    1.17 "COPYRIGHT" means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression.

    1.18  "DISPUTES" has the meaning set forth in SECTION 13.1.

    1.19  "EFFECTIVE DATE" has the meaning set forth in SECTION 4.4.

    1.20  "EMPLOYEES" has the meaning set forth in SECTION 7.3.

    1.21 "ENVIRONMENTAL LAWS" means any federal, state or local law, statute, ordinance, common law, rule, regulation, permit, directive, license, approval, guidance, interpretation, order, or other legal requirement relating to the protection of safety, human health or the environment, including, but not limited to, any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment. Without limiting the foregoing, each of the following is an Environmental Law: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
Section  9601 ET  SEQ.), the  Hazardous Material  Transportation Act  (49 U.S.C.
Section 1801 ET  SEQ.), the Resource  Conservation and Recovery  Act (42  U.S.C.
Section  6901  ET SEQ.),  the  Federal Water  Pollution  Control Act  (33 U.S.C.
Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), the Safe Drinking Water Act (42 U.S.C. Section 300f ET SEQ.), the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.), and the Atomic Energy Act (42 U.S.C.
Section 2011 ET SEQ.), as such laws have been or are in the future amended or supplemented, and each similar federal, state or local statute, and each rule and regulation promulgated under such federal, state and local laws.

    1.22 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

    1.23  "ESCROW AGREEMENT" has the meaning set forth in SECTION 3.5(B).

    1.24  "EXCLUDED ASSETS" has the meaning set forth in SECTION 2.3.

    1.25  "EXCLUDED CONTRACTS" has the meaning set forth in SECTION 2.3(E).

    1.26  "FINAL PURCHASE PRICE" has the meaning set forth in SECTION 3.1.

    1.27 "FINANCIAL STATEMENTS" means a pro forma statement of income of the Businesses for the fiscal year ended December 31, 1995 and the Balance Sheet of the Businesses as at December 31, 1995, each prepared in accordance with GAAP as if the Businesses were owned and operated by a single business entity during such fiscal year, but excluding any tax liabilities and assets relating to the Businesses and excluding any long-term indebtedness relating to the Businesses (including any current portion thereof).

    1.28 "FIXED ASSETS" means, in addition to the items included in the following sentence, (a) with respect to VECTRA, all equipment (including computer hardware and data processing and telecommunications equipment), machinery, furniture and furnishings, fixtures, tools and vehicles owned by VECTRA and used in connection with any of the Businesses; and (b) with respect to the Subsidiary, all equipment (including computer hardware and data processing and telecommunications equipment), machinery, furniture and furnishings, fixtures, tools and vehicles owned by the Subsidiary. In addition to the foregoing, the term "FIXED ASSETS" also includes each Seller's contract rights in such equipment (including computer hardware and data processing and telecommunications equipment), machinery, furniture and furnishings, fixtures, tools and vehicles that is leased by either Seller from any third party.

    1.29 "FUEL AND WASTE BUSINESS" has the meaning set forth in the Background Statement to this Agreement.

    1.30 "GAAP" or "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for the applicable Person (or Persons on a consolidated basis, as the case may be) throughout the period indicated and consistent with such Person's (or Persons') prior financial practices.

    1.31 "GOVERNMENTAL AUTHORITY" means any nation, province, state or other political subdivision thereof, and any agency, natural person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

    1.32 "HAZARDOUS MATERIAL" means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, explosive, corrosive, reactive, ignitable, infectious, radioactive, mutagenic, dangerous or otherwise hazardous; (iii) its presence at some quantity requires investigation, notification or remediation under any Environmental Law or common law; (iv) it constitutes a danger, a nuisance, a trespass or a health or safety hazard to persons or property; or (v) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or any fraction thereof, nuclear fuel or waste, natural gas or synthetic gas.

    1.33 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations thereunder.

    1.34 "INVENTORY" means, with respect to any Person, all inventories of goods, materials and supplies of such Person that are held for sale to customers in the ordinary course of the Businesses.

    1.35     "KNOW-HOW"  means   ideas,  designs,   concepts,  compilations   of
information, methods, techniques, procedures and processes, whether or not patentable.

    1.36 "LEASED REAL PROPERTY" has the meaning set forth under the definition of "REAL PROPERTY."

    1.37 "LIABILITIES" means all liabilities or obligations of any nature whatsoever, whether absolute or contingent, due or to become due, accrued or unaccrued, known or unknown, direct or consequential or otherwise.

    1.38 "LICENSED SHARED ASSETS" has the meaning set forth in SECTION 2.6(B)(I)(A).

    1.39 "MATERIAL ADVERSE EFFECT" means any effect that is or could be materially adverse to the assets, financial condition, results of operations or prospects of any of the Businesses.

    1.40 "PATENT" means any patent granted by the U.S. Patent and Trademark Office, or by the comparable agency of any other country, and any renewal thereof, and any rights arising under any patent application filed with the U.S. Patent and Trademark Office or the comparable agency of any other country and any rights which may exist to file any such application.

    1.41 "PERMITS" means the aggregate of (a) all licenses, permits, authorizations, registrations, certificates of occupancy, franchises and approvals of any nature issued by any Governmental Authority to VECTRA or otherwise obtained by VECTRA from any Governmental Authority that are held by VECTRA as of the date of this Agreement and that in any fashion are required in connection with, or otherwise relate to, the conducting of any of the Businesses; and (b) all licenses, permits, authorizations, registrations, certificates of occupancy, franchises and approvals of any nature issued by any Governmental Authority to the Subsidiary or otherwise obtained by the Subsidiary from any Governmental Authority that are held by the Subsidiary as of the date of this Agreement, except that Permits shall not include security clearances or similar matters imposed by the United States Department of Defense or the United States Department of Energy.

    1.42 "PERMITTED LIENS" means: (i) liens for current taxes not yet due and payable, (ii) liens arising in the ordinary course of business for sums not yet due and payable, but not involving any borrowed money or the deferred purchase price for property or services and (iii) liens set forth in SCHEDULE 1.42.

    1.43 "PERSON" means an individual, partnership, corporation, limited liability company, trust, decedent's estate, joint venture, joint stock company, association, unincorporated organization, Governmental Authority or other entity.

    1.44 "PLAN" means any employee pension, retirement, profit-sharing, stock bonus, incentive, deferred compensation, stock option, employee stock ownership, hospitalization, medical, dental, vacation, insurance, sick pay, disability, severance or other plan, fund, program, policy, contract or arrangement, whether arrived at through collective bargaining or otherwise, providing employee benefits (including but not limited to any "employee benefit plan" as that term is defined in Section 3(3) of ERISA and any employee benefit plan that is a "cafeteria plan" as described in Section 125 of the Code) currently maintained or previously maintained at any time since January 1, 1994 by, sponsored in whole or in part by, or contributed to by either Seller, for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries, whether created in writing, through an employee manual or similar document, or orally.

    1.45  "POST-CLOSING PAYMENT" has the meaning set forth in SECTION 3.7.

    1.46   "PRE-CLOSING BALANCE  SHEET" has  the meaning  set forth  in  SECTION
3.4(A).

    1.47 "PREMISES SUBLEASE AGREEMENT" has the meaning set forth in SECTION 2.6(A).

    1.48 "PROPRIETARY RIGHTS" means Copyrights, Trademarks, Trade Secrets and Patents.

    1.49 "PROPRIETARY SOFTWARE" has the meaning set forth under the definition of "SOFTWARE."

    1.50   "PURCHASE PRICE  ADJUSTMENT" has  the meaning  set forth  in  SECTION
3.2(A).

    1.51 "REAL PROPERTY" means, collectively, (a) any land, building or premises in which VECTRA has a fee, leasehold or other ownership interest and that is used in connection with any of the Businesses; and (b) any land, building or premises in which the Subsidiary has a fee, leasehold or other ownership interest. That portion of the Real Property that is leased by the Sellers is referred to herein as the "LEASED REAL PROPERTY." That portion of the Leased Real Property relating to the office premises leased by VECTRA pursuant to the agreements listed on
SCHEDULE 5.6(B) is referred to herein as the "SUBLEASED REAL PROPERTY."

    1.52 "RETAINED CONTRACTS" means the Contracts (other than the Excluded Contracts) as to which (a) the Sellers, after exercising their best efforts, have failed to obtain all required third-party consents to effect their assignment to the Buyer and (b) the Buyer shall have notified the Sellers in writing of the Buyer's election that the Contract be deemed a "Retained Contract" for purposes of this Agreement.

    1.53  "RETAINED TRADE NAMES" has the meaning set forth in SECTION 7.4(D).

    1.54 "SELLERS" means, collectively, VECTRA and the Subsidiary (each, a "SELLER").

    1.55 "SELLERS' DISCLOSURE LETTER" means a document that discloses certain exceptions and qualifications to certain provisions in this Agreement, which identifies by section number the section to which each such disclosure relates, and is delivered by the Sellers to the Buyer and accepted by the Buyer prior to the execution of this Agreement, subject to such additional changes as may be mutually agreed by the parties.

    1.56 "SELLERS' KNOWLEDGE" means the knowledge of John Holding or John Dong or any of the following employees of the Sellers: Ray A. Fortney, Thomas B. Pfeil, Jeffrey W. Cummings, Carol Peterson, Sharon Scharringhausen, Dick Ayres, Gary Kaplan, John Mageski, Kris Allen or Tom White.

    1.57  "SOFTWARE" means:

        (a) every computer software program that either Seller uses or has used at any time since January 1, 1994 in connection with the operation of any of the Businesses, including without limitation computer software programs purchased or licensed from third parties;

        (b) every computer software program or portion thereof that is embedded within any telecommunications or other equipment that either Seller currently uses in connection with any of the Businesses or that either Seller markets to third parties in connection with any of the Businesses;

        (c) every computer software program or portion thereof (including compiled object code, source code and firmware embedded in any equipment) that either of the Sellers, in connection with any of the Businesses, has sold, leased, licensed or otherwise distributed or marketed to third parties at any time since January 1, 1994, or presently offers to sell, lease, license or otherwise distribute to third parties, including computer software programs purchased or licensed by either Seller from third parties;

        (d) every computer software program that either Seller (including its employees and independent contractors), in connection with any of the Businesses, has designed or created, is in the process of designing or creating or proposes to design or create, including without limitation any modifications, enhancements and derivative works of any of the computer software programs described above in this definition; and

        (e) to the extent related to the operation of any of the Businesses, all written materials that explain any computer software program described above or were used in the development of any such computer software program or represent an interim step in the development of any such computer software program, including, without limitation, logic diagrams, flowcharts, procedural diagrams and algorithms, and all written materials used by either of the Sellers or provided to any customer in connection with the installation, customization or use of any of the computer software programs described above.

    That portion of the Software that is owned by either Seller is referred to herein as the "PROPRIETARY SOFTWARE," and that portion of the Software that is owned by any Person other than the Sellers is referred to herein as the "THIRD-PARTY SOFTWARE."

    1.58 "SUBLEASED REAL PROPERTY" has the meaning set forth under the definition of "REAL PROPERTY."

    1.59 "SUBSIDIARY" means VECTRA Government Services, Inc., a Delaware corporation that is a wholly-owned subsidiary of VECTRA.

    1.60 "TAX RETURN" means, with respect to any Person, any report, return or other information (or any combination thereof) required to be supplied by such Person to any Governmental Authority in connection with Taxes.

    1.61 "TAXES" means all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including, without limitation, income, gross receipts, excise, property, estate, sales, use, stamp, value added, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes; and such term shall include any interest, penalties and additions to such taxes, charges, fees, levies or other assessments.

    1.62 "THIRD-PARTY SOFTWARE" has the meaning set forth under the definition of the term "SOFTWARE".

    1.63 "TRADE SECRETS" means business or technical information of any Person including, but not limited to, customer lists and Know-how, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known or readily ascertainable to other Persons.

    1.64 "TRADEMARK" means any symbol used by a Person to identify its goods or services, whether or not registered, and any right that may exist to obtain a registration with respect to any such symbol from any Governmental Authority. As used in this Agreement, the term "TRADEMARK" includes any service mark.

    1.65 "TRANSACTION AGREEMENTS" means this Agreement, the Transition Services and Shared Assets Agreement, the Premises Sublease Agreement and the Escrow Agreement.

    1.66  "TRANSFERRED TRADE NAMES" has the meaning set forth in SECTION 2.2(M).

    1.67 "TRANSFERRED SHARED ASSETS" has the meaning set forth in SECTION 2.6(B)(I)(B).

    1.68 "TRANSITION SERVICES AND SHARED ASSETS AGREEMENT" has the meaning set forth in SECTION 2.6(B)(II).

    1.69 "UPDATED SHARED ASSETS SCHEDULE" has the meaning set forth in SECTION 7.9.

    1.70  "VALUATION ASSETS" has the meaning set forth in SECTION 3.2(B).

    1.71 "VALUATION BALANCE SHEET" means, as of any date, a pro forma balance sheet of the Valuation Assets and the Assumed Liabilities prepared in accordance with GAAP as at such date, presenting the Valuation Assets and the Assumed Liabilities as if such assets and liabilities were the only assets and liabilities of a single business entity.

    1.72 "WARN ACT" means the Worker Adjustment and Retraining Notification Act of 1988, and the regulations promulgated thereunder, as amended.

                                   ARTICLE II

                           CONTEMPLATED TRANSACTIONS

    2.1 PURCHASE OF ASSETS. At the Closing, each Seller shall sell and deliver to the Buyer, and the Buyer shall purchase from such Seller, the Seller's Assets (as defined in SECTION 2.2) upon and subject to the terms and conditions of this Agreement, free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever except Permitted Liens.

    2.2 INCLUDED ASSETS. For purposes of this Agreement, the term "ASSETS" shall mean, with respect to the Subsidiary, all of the Subsidiary's assets, rights and properties and shall mean, with respect to VECTRA, all of VECTRA's right, title, and interest in and to the assets, rights and properties that are currently used or that have been used at any time since January 1, 1994 in connection with any of the Businesses, or that relate to the operation of any of the Businesses, in each case excluding the Excluded Assets and including the following assets, rights and properties:

        (a) all Accounts Receivable;

        (b) all Fixed Assets;

        (c) all interests in any Real Property;

        (d) all Inventory;

        (e) all Permits that are transferable with or without the consent of any Person;

        (f) all Proprietary Rights;

        (g) all Proprietary Software and rights in Third-Party Software, including all accompanying documentation;

        (h) all interests in the Transferred Shared Assets (as defined in SECTION 2.6(B)(I)(B));

        (i) all rights under the Contracts (other than Excluded Contracts) of either Seller, including without limitation those that are scheduled on
    SCHEDULE 5.6(A) or SCHEDULE 5.9 (excluding the Excluded Contracts), and all rights of any nature whatsoever arising out of any such Contracts so scheduled other than the Excluded Contracts, including any rights arising as a result of the breach thereof;

        (j) all books, job records, time sheets, drawings, proposals, calculations, minutes of meetings, files, records, documents, data, plans, proposals and all other recorded knowledge, whether in written, electronic, visual or other form;

        (k) all prepaid items, unbilled costs and fees;

        (l) all rights arising out of any occurrence before or after the Closing
    including,   without  limitation,  all  rights   under  express  or  implied
    warranties relating to the Assets;

        (m) all rights relating to the use of the names "Government Services, Inc." and "Impell" or any similar names or derivatives thereof (the "TRANSFERRED TRADE NAMES"); and

        (n) each of the Businesses as a going concern and all of the goodwill associated with each such Business.

    2.3   EXCLUDED ASSETS.   The Assets  shall not include  any of the following
assets, rights and properties of the Sellers (the "EXCLUDED ASSETS"), all of which shall be retained by the Sellers:

        (a) all cash, marketable securities and short-term investments of cash;

        (b)   intercompany   (including   without   limitation  interdivisional)
    receivables;

        (c) the Licensed Shared Assets (as defined in SECTION 2.6(B)(I)(A));

        (d) the Sellers' leasehold interest in the Subleased Real Property (except to the extent subleased to the Buyer);

        (e) the rights arising under those Contracts as to which (i) the Sellers, after exercising their best efforts, have failed to obtain all required third-party consents to effect their assignment to the Buyer and
    (ii) the Buyer shall not have notified the Sellers in writing of the Buyer's election that the Contracts be deemed Retained Contracts for purposes of this Agreement (together with the Contracts listed on SCHEDULE 2.3(H), the "EXCLUDED CONTRACTS");

        (f) the Retained Contracts (except to the extent subcontracted to the Buyer);

        (g) except as specifically provided in SECTION 7.4(D), the rights relating to the use of the Retained Trade Names;

        (h) the  rights arising  under  those Contracts  set forth  on  SCHEDULE
    2.3(H);

        (i) the assets, rights and properties, if any, set forth on SCHEDULE 2.3(I);

        (j) the Patent referred to as "Method and Apparatus for Measurement of Valve Stem Thrust," the Patent referred to as "Wire Cable Isolator and Energy Absorbing Restraint" and those Patents referred to as "Pipe Restraint" on SCHEDULE 5.7(B); and

        (k) the bank account related to the item indicated as "PREPAID EXP:Korea Bank" on the Valuation Balance Sheet included as part of the Closing Balance Sheets (and the funds contained therein) unless by the Closing Date (i) the Buyer has received assurances deemed adequate by the Buyer in its sole discretion that the funds contained in such bank account may be transferred to the Buyer without difficulty; and (ii) the Buyer has determined to hire those Employees of the Sellers working in Korea on the Closing Date and has received assurances deemed adequate by the Buyer in its sole discretion that such Employees are willing to become employees of the Buyer following the Closing Date.

    2.4  ASSUMPTION OF LIABILITIES.

    (a) ASSUMED LIABILITIES. On the Closing Date, the Buyer shall assume, and shall thereafter timely pay and perform, the following obligations and liabilities of the Sellers existing as of the close of business on the Effective Date (the "ASSUMED LIABILITIES"):

        (i) the current liabilities of VECTRA that relate specifically to, and arose in connection with, the operation of the Businesses and the current liabilities of the Subsidiary, in each case as current liabilities are determined in accordance with GAAP consistent with the Seller's past practices, but only to the extent they appear on the Valuation Balance Sheet included as part of the Closing Balance Sheets; and

        (ii) the obligations arising after the close of Business on the Effective Date under the Contracts listed on SCHEDULE 5.9 (but excluding any Liabilities arising from acts or omissions occurring before the close of business on the Effective Date) (including the Retained Contracts but excluding the Excluded Contracts) and the obligations of the Sellers arising under the lease agreements that are listed on SCHEDULE 5.6(A);

       (iii) but excluding in each case (A) the current portion of any long-term indebtedness; (B) any Liabilities relating to any Taxes, including without limitation all income Taxes and all personal property Taxes, but excluding all sales or use Taxes due in connection with the sale or purchase of assets pursuant to this Agreement, which are the Buyer's obligations; (C) any Liabilities relating to any breach of contract, breach of warranty, tort, infringement, or violation of law by either Seller; (D) any intercompany (including without limitation interdivisional) payables; (E) any Liabilities arising under the Environmental Laws or any Plan; (F) any Liabilities arising from or relating to the termination by either of the Sellers of any Employee (including without limitation those hired by the Buyer); (G) any Liabilities relating to any Employees; (H) any accrued Liabilities for paid vacation for periods prior to the close of business on the Effective Date;
    (I) (without
    limiting the effect of the exclusion provided in the first parenthetical  of
    SECTION 2.4(A)(II) above) with respect to any project performed pursuant to any Contract that contemplates multiple discrete projects being undertaken by one or both Sellers in accordance with or subject to the terms of the Contract, any liability for work performed under such Contract on any such project to the extent that the services to be provided by the Seller or Sellers within the scope of any such project have, as of the Effective Date, been completed in all material respects; and (J) any royalty obligations or other Liabilities relating to the use by any Person of the Patent referred to as "Method and Apparatus for Measurement of Valve Stem Thrust," the Patent referred to as "Wire Cable Isolator and Energy Absorbing Restraint" or those Patents referred to as "Pipe Restraint" on SCHEDULE 5.7(B).

    (b) RETAINED CONTRACTS. Notwithstanding that the Retained Contracts may not be assigned to the Buyer, the parties intend that the Buyer receive the economic benefits of, and perform the obligations under, the Retained Contracts as if the Retained Contracts had been assigned to the Buyer; PROVIDED, HOWEVER,that nothing in this SECTION 2.4(B) shall impose upon the Buyer any Liabilities relating to any breach of contract, breach of warranty, tort, infringement, or violation of law by either Seller for acts or omissions occurring prior to the Closing. Accordingly, the Sellers agree to subcontract the completion of the Retained Contracts to the Buyer at the price specified in each such contract without any additional mark-up and on the same terms and conditions, and the Buyer shall be responsible for the costs associated with the performance of all Retained Contracts and will be entitled to and shall receive all the revenues from all Retained Contracts. If subcontracting the Retained Contracts is not permitted under the Contracts, the Sellers and the Buyer will cooperate with one another in any reasonable arrangement designed to give the Buyer the benefits of and obligations under the Retained Contracts.

    (c) NO OTHER ASSUMED LIABILITIES. Except as expressly set forth in SECTION 2.4(A) and SECTION 2.4(B) above, the Buyer shall not assume or become liable for the payment or performance of any Liabilities of either Seller of any nature whatsoever, whether accrued or unaccrued, known or unknown, fixed or contingent. Except for all sales or use Taxes due in connection with the sale or purchase of assets pursuant to this Agreement (which are the Buyer's obligations), the Sellers shall be responsible for all Taxes arising from the operation of the Businesses prior to the Closing and all Taxes incurred by the Sellers in connection with this Agreement, the sale of the Assets and the transactions contemplated hereby.

    2.5 OPTIONAL STOCK PURCHASE. Notwithstanding anything in this Agreement to the contrary, at the option of the Buyer, which option the Buyer may exercise in its sole discretion by notifying the Sellers in writing at any time prior to the Closing, the Buyer may purchase all of the issued and outstanding shares of capital stock of the Subsidiary rather than purchasing the Assets and assuming the Assumed Liabilities of the Subsidiary as otherwise contemplated by this Agreement. Should the Buyer exercise this option, then (a) prior to or simultaneously with the Closing, the Subsidiary shall transfer to VECTRA those assets, and VECTRA shall assume from the Subsidiary those liabilities, that would not be included among the assets to be sold to the Buyer and the liabilities to be assumed by the Buyer pursuant to this Agreement were the Buyer not to exercise this option, all pursuant to documentation that is in form and substance satisfactory to the Buyer; (b) the Buyer and the Sellers shall enter into an amendment to this Agreement that amends the Agreement in such a way that, to the extent possible, the parties will be in essentially the same position with respect to each other and the assets and liabilities of the Businesses as they would have been had this option to purchase stock not been exercised, which amendment shall include additional representations and warranties in favor of the Buyer concerning Taxes, employee benefit plans, and environmental liabilities, among others, and provisions for both the Buyer and VECTRA typically found in tax agreements entered in connection with the sale of a subsidiary included in a seller's consolidated returns; and (c) at the further option of the Buyer or the Sellers, the Buyer and the Sellers shall elect to treat the sale of the

Subsidiary  as one of assets rather than stock for tax purposes pursuant to Code
Section 338(h)(10) and Treas. Reg. Section 1.338(h)(10)-1 and shall cooperate in filing all appropriate tax forms to effect such election.

    2.6 ADDITIONAL TRANSACTIONS. At the Closing, the parties shall enter into the following additional transactions:

        (a) PREMISES SUBLEASE AGREEMENT. At the Closing, the Buyer and VECTRA shall enter into an agreement in form and in substance satisfactory to the parties (the "PREMISES SUBLEASE AGREEMENT"), pursuant to which the Buyer will sublease from VECTRA, at VECTRA's actual lease cost per square foot without any mark-up for VECTRA's overhead, such portions of the San Ramon, California and Fort Worth, Texas office spaces scheduled on SCHEDULE 5.6(B) that the Buyer may determine, in its sole discretion, to sublease. Each of the San Ramon and Fort Worth subleases provided in the Premises Sublease Agreement shall extend for such terms as provided in the Premises Sublease Agreement.

        (b)  TRANSITION SERVICES AND SHARED ASSETS AGREEMENT.

        (i) Included as SCHEDULE 2.6(B)(I) is a schedule separately listing the following:

           (A) the "LICENSED SHARED ASSETS," which are assets, rights and properties of the Sellers used in connection with the Businesses as well as other than in connection with the Businesses, and which are NOT to be included among the Assets transferred to the Buyer pursuant to this Agreement; and

           (B) the "TRANSFERRED SHARED ASSETS," which are assets, rights and properties of the Sellers used in connection with the Businesses as well as other than in connection with the Businesses, and which ARE to be included among the Assets transferred to the Buyer pursuant to this Agreement.

        (ii) At the Closing, the Buyer and the Sellers shall enter into an agreement, in form and in substance satisfactory to the Buyer and the Sellers (the "TRANSITION SERVICES AND SHARED ASSETS AGREEMENT"), to address the interim operating services to be provided by the parties to each other in connection with the transition of the Businesses following the Closing and specifying the scope and term for such services together with provision for the reimbursement of the reasonable out-of-pocket costs incurred by the parties in connection therewith, and pursuant to which the Sellers shall grant a royalty-free, perpetual, non-exclusive license of their rights in the Licensed Shared Assets (as defined in SECTION 2.6(B)(I)(A)) to the Buyer and the Buyer shall grant a royalty-free, perpetual, non-exclusive license of its rights in the Transferred Shared Assets (as defined in SECTION 2.6(B)(I)(B)) to the Sellers. The licenses granted by the parties in the Transition Services and Shared Assets Agreement may or may not be
    assignable, by the applicable licensee, with regard to certain of the Licensed Shared Assets and the Transferred Shared Assets, depending upon the agreement reached by the parties in the Transition Services and Shared Assets Agreement.

    2.7 UNSCHEDULED CONTRACTS. Without limiting any other obligation of the Sellers hereunder, the Sellers shall promptly notify the Buyer as to the existence of any Contracts that either Seller becomes aware of after the Closing that should have been included in SCHEDULE 5.9 but were not so included. With regard to each such Contract, the Buyer shall have the option (to be exercised in the Buyer's sole discretion by giving written notice to the Sellers) of either (i) retaining all rights and interests in such Contract and assuming the obligations of the Sellers arising after the close of Business on the Effective Date under such Contract (excluding any Liabilities arising from acts or omissions occurring before the close of business on the Effective Date and excluding any Liabilities set forth in SECTION 2.4(A)(III)); or (ii) assigning the Buyer's rights and interests in such Contract to the Sellers.

                                  ARTICLE III

                    PURCHASE PRICE; ADJUSTMENTS AND PAYMENT

SUMMARY:    (AS IS  MORE  SPECIFICALLY SET  FORTH  IN SECTION  13.11,  THIS SUMMARY  IS  FOR
            REFERENCE  PURPOSES  ONLY.)  THIS  ARTICLE SETS  FORTH  THE  PROCEDURES  FOR THE
            CALCULATION AND  PAYMENT OF  THE  PURCHASE PRICE  FOR  THE ASSETS.  BECAUSE  THE
            PURCHASE  PRICE IS BASED IN PART ON A  BALANCE SHEET OF THE BUSINESSES AS OF THE
            CLOSING DATE, WHICH WILL BE  PREPARED AFTER THE CLOSING,  THE BUYER WILL PAY  AN
            ESTIMATE OF THE PURCHASE PRICE AT CLOSING AND THE PARTIES WILL "SETTLE UP" AFTER
            THE PREPARATION OF THE BALANCE SHEET AS OF THE CLOSING DATE.

            THE  PAYMENT AT CLOSING CONSISTS OF THE BASE PURCHASE PRICE OF $27,500,000, LESS
            AN ESCROWED HOLDBACK OF $1,000,000 AND LESS THE ESTIMATED AMOUNT OF THE  BALANCE
            SHEET  ADJUSTMENT TO THE PURCHASE PRICE (WITH  THE ESTIMATE BASED UPON A BALANCE
            SHEET FOR A DATE APPROXIMATELY THIRTY  DAYS BEFORE CLOSING), IF IT IS  NEGATIVE.
            IF  THE ESTIMATED ADJUSTMENT IS POSITIVE, IT  WILL BE ESCROWED WITH THE HOLDBACK
            AMOUNT.

            AFTER THE CLOSING, THE CLOSING BALANCE  SHEETS ARE PREPARED AND, AFTER  APPROVAL
            BY  BOTH PARTIES, THE  DIFFERENCE BETWEEN THE ESTIMATED  PAYMENT MADE AT CLOSING
            AND THE ACTUAL PURCHASE PRICE IS PAID TO THE APPROPRIATE PARTY AND THE  ESCROWED
            FUNDS ARE RELEASED.

            SECTION 3.1 DEFINES THE FINAL PURCHASE PRICE, WHICH IS COMPUTED IN PART BASED ON
            A  BALANCE  SHEET  ADJUSTMENT THAT  IS  DEFINED  IN SECTIONS  3.2  AND  3.3. THE
            ESTIMATED AMOUNT  THAT  IS TO  BE  PAID AT  CLOSING  IS DETERMINED  PURSUANT  TO
            SECTIONS  3.4 AND 3.5. SECTION  3.6 PROVIDES FOR THE  PREPARATION OF THE CLOSING
            BALANCE SHEETS TO BE PREPARED AFTER  THE CLOSING DATE, AND THE DETERMINATION  OF
            THE  FINAL PURCHASE PRICE  BASED ON THOSE BALANCE  SHEETS. SECTION 3.7 DESCRIBES
            THE PROCEDURE TO "SETTLE UP" THE DIFFERENCE BETWEEN THE ESTIMATED PURCHASE PRICE
            PAID AT CLOSING AND THE FINAL  PURCHASE PRICE DETERMINED AFTER THE CLOSING  DATE
            BALANCE SHEET IS PREPARED AND AGREED.

    3.1 PURCHASE PRICE. In consideration of the transfer to the Buyer of the Assets and subject to the terms and conditions of this Agreement, the Buyer shall pay to VECTRA the aggregate amount of twenty-seven million five hundred thousand dollars ($27,500,000) (the "BASE PURCHASE PRICE"), subject to the Purchase Price Adjustment to be made pursuant to SECTION 3.2 below (as so adjusted, the "FINAL PURCHASE PRICE").

    3.2  PURCHASE PRICE ADJUSTMENT.

    (a) GENERALLY. The Base Purchase Price shall be adjusted as follows (such adjustment being referred to herein as the "PURCHASE PRICE ADJUSTMENT"):

        (i) The Base Purchase Price shall be increased by the dollar amount, if any, by which (A) the value of the Valuation Assets as of the close of business on the Effective Date exceeds (B) the sum of (1) the value of the Assumed Liabilities as of the close of business on the Effective Date and
    (2) ten million dollars ($10,000,000).

        (ii) The Base Purchase Price shall be decreased by the dollar amount, if any, by which (A) the sum of (1) the value of the Assumed Liabilities as of the close of business on the Effective Date and (2) ten million dollars ($10,000,000) exceeds (B) the value of the Valuation Assets as of the close of business on the Effective Date.

    (b) VALUATION ASSETS DEFINED. For purposes of this Agreement, "VALUATION ASSETS" means those Assets that are actively being used by the Sellers in the ordinary course of any of the Businesses, are being sold to the Buyer pursuant to this Agreement, and that are either

        (i) current assets, or

        (ii) equipment, machinery, furniture and fixtures and vehicles (excluding any buildings or other improvements to any Real Property with respect to which either Seller holds a leasehold interest that is not to be assumed by the Buyer pursuant to this Agreement).

Notwithstanding anything in this Agreement to the contrary, the term "Valuation Assets" shall not include any of the following: (i) any Excluded Assets (other than Retained Contracts); (ii) any intangible assets, including any Proprietary Rights, Proprietary Software and any goodwill associated with any of the Businesses; (iii) the going concern value of the Businesses; (iv) any assets or rights relating to Taxes; (v) any amount relating to the six Contracts scheduled as "VECTRA Government Services, Inc. Inactive Contracts for Assignment" for client "WSRC" contained as part of SCHEDULE 5.9; and (vi) any Accounts Receivable that have been outstanding for more than 120 days past the invoice date.

    3.3  RULES FOR VALUING VALUATION ASSETS AND ASSUMED LIABILITIES.

    (a) VALUATION ASSETS. Any reference in this Agreement to the value of the Valuation Assets shall mean, (i) with respect to the Assets referred to in
SECTION 3.2(B)(I) above, the value of such Assets calculated in accordance with GAAP consistent with Seller's past practices, except that Accounts Receivable shall include the full value of the Accounts Receivable without deduction for the reserves for doubtful accounts and (ii) with respect to the Assets referred to in SECTION 3.2(B)(II) above, the net book value of such Assets (after taking into account all applicable depreciation and amortization), calculated in accordance with GAAP consistent with Seller's past practices. In each case, any determination of the value of the Valuation Assets on the Effective Date shall be made with regard to the value of the Valuation Assets as they would appear on the Sellers' consolidated balance sheet immediately prior to the effective time of the sale of the Valuation Assets to the Buyer, without regard to the transactions contemplated hereby or any step-up in basis resulting from such transactions.

    (b) ASSUMED LIABILITIES. Any reference in this Agreement to the value of the Assumed Liabilities shall mean the value of the Assumed Liabilities calculated in accordance with GAAP, expressed as a positive number. By way of example, if a portion of the Assumed Liabilities were to include accrued expenses in the amount of $50,000, then the value of that portion of the Assumed Liabilities for purposes of this Agreement would be $50,000.

    3.4  PRE-CLOSING BALANCE SHEET AND CLOSING PAYMENT ADJUSTMENT.

    (a) DELIVERY OF PRE-CLOSING BALANCE SHEET. As soon as is practicable but in any event no fewer than seven days prior to the Closing Date, the Sellers shall cause to be prepared and shall deliver to the Buyer a Valuation Balance Sheet (the "PRE-CLOSING BALANCE SHEET") as of the last day of a fiscal month ending not more than thirty-five days prior to the Effective Date, together with a certificate setting forth the Sellers' calculation of the Closing Payment Adjustment (as defined below). Without limiting any other right of the Buyer to conduct its due diligence review of the Sellers and the Businesses pursuant to this Agreement, the Buyer shall have the right to audit the preparation of the Pre-Closing Balance Sheet and shall have full access to the Assets and the books and records of the Businesses relevant to such preparation (including the workpapers of the accountants preparing the Pre-Closing Balance Sheet) and the Sellers shall direct their personnel to cooperate with the Buyer as may be necessary for the Buyer to audit such preparation; PROVIDED, HOWEVER, that such audit by the Buyer shall be conducted in a manner that does not interfere unreasonably with the operation of any of the Businesses.

    (b) CLOSING PAYMENT ADJUSTMENT. The "CLOSING PAYMENT ADJUSTMENT" shall mean the amount, if any, by which (i) the value of the Valuation Assets as of the close of business on the date of the Pre-Closing Balance Sheet is less than
(ii) the sum of the value of the Assumed Liabilities as of the close of business on the date of the Pre-Closing Balance Sheet and ten million dollars ($10,000,000). If the amount set forth in the foregoing clause (i) is NOT less than the amount set forth in the foregoing clause (ii), then the Closing Payment Adjustment shall be zero.

    (c) DETERMINATION OF THE CLOSING PAYMENT ADJUSTMENT. If the Buyer does not accept the Pre-Closing Balance Sheet or the Closing Payment Adjustment calculated by the Sellers, the Buyer shall give written notice to the Sellers on the later of the third day preceding the Closing Date or the date seven days after the receipt of the Pre-Closing Balance Sheet, setting forth the basis for the Buyer's objections. The Buyer and Seller shall attempt to resolve any dispute and a satisfactory resolution of all issues shall be a condition to the parties' obligations to close the transactions contemplated by this Agreement. The Buyer shall be deemed to have accepted the Pre-Closing Balance Sheet and the Closing Payment Adjustment prepared and proposed by the Sellers at 5:00 p.m., Charlotte, North Carolina time on the later of the third day preceding the Closing Date or the date seven days after the receipt of the Pre-Closing Balance Sheet if the Buyer has not by then given the Sellers timely written notice of objection. The acceptance by the Buyer of the treatment of any item in the Pre-Closing Balance Sheet for the purpose of the Closing Payment Adjustment shall not bind the Buyer with respect to the preparation of the Closing Balance Sheets.

    3.5  CLOSING PAYMENT AND DEPOSIT.

    (a) At the Closing, the Buyer shall pay to the Sellers, by wire transfer to an account designated by VECTRA, the amount (the "CLOSING PAYMENT") equal to (a) the Base Purchase Price less (b) the sum of (i) the Closing Payment Adjustment, if any, and (ii) one million dollars ($1,000,000).

    (b) At the Closing, Vectra and the Buyer shall enter into an escrow agreement substantially in the form of EXHIBIT A (the "ESCROW AGREEMENT"), and the Buyer shall pay to the escrow agent, for deposit into the escrow account established pursuant to the escrow agreement, the sum of (i) one million dollars ($1,000,000) and (ii) the amount, if any, by which (A) the value of the Valuation Assets as of the close of business on the date of the Pre-Closing Balance Sheet is greater than (B) the sum of the value of the Assumed Liabilities as of the close of business on the date of the Pre-Closing Balance Sheet and ten million dollars ($10,000,000).

    3.6  CLOSING BALANCE SHEETS.

    (a) DELIVERY OF CLOSING BALANCE SHEETS. Within forty-five days after the Closing Date, the Sellers shall cause to be prepared and shall deliver to the Buyer a Valuation Balance Sheet and a Balance Sheet of the Businesses (the "CLOSING BALANCE SHEETS"), each as of the close of business on the Effective Date (as if such assets and liabilities were at that time assets and liabilities of the Sellers rather than having been transferred to the Buyer pursuant to this Agreement). In connection with the preparation of the Closing Balance Sheets, the Sellers shall have access to both the Assets and books and records of the Businesses relevant to the preparation of the Closing Balance Sheets, and the Buyer shall direct its personnel to cooperate with the Sellers as may be necessary for the Sellers to prepare such Closing Balance Sheets; PROVIDED, HOWEVER, that such preparation by the Sellers shall be conducted in a manner that does not interfere unreasonably with the operation of any of the Businesses. The Buyer shall have the right to audit the preparation of the Closing Balance Sheets and shall have full access to the workpapers of the accountants and other personnel preparing the Closing Balance Sheets, and the Sellers shall direct such personnel to cooperate with the Buyer as may be necessary for the Buyer to audit such preparation. Based on the Closing Balance Sheets, the Sellers shall compute the Purchase Price Adjustment. The Sellers shall deliver to the Buyer a certificate attached to the Closing Balance Sheets setting forth its calculation of the Purchase Price Adjustment.

    (b) DETERMINATION OF THE PURCHASE PRICE ADJUSTMENT. If the Buyer does not accept the Closing Balance Sheets or the Purchase Price Adjustment prepared by the Sellers, the Buyer shall give written notice to the Sellers within thirty days after delivery thereof. The notice shall set forth in detail the basis for the Buyer's objections. The Buyer shall be deemed to have accepted the Closing Balance Sheets and the Purchase Price Adjustment prepared and proposed by the Sellers at 5:00 p.m. Charlotte, North Carolina time on the 30th day after delivery thereof if the Buyer has not by then given the Sellers timely written notice of objection. If the Buyer and the Sellers are unable to resolve the disagreement within thirty days after delivery of the Buyer's written notice, the parties shall engage a mutually agreeable independent certified public accounting firm to resolve the issues. The accounting firm shall apply GAAP consistent with Seller's past practices to the issues at hand (except it shall assume that the Valuation Assets and Assumed Liabilities included in the Closing Balance Sheets were, as of the close of business on the Effective Date, assets and liabilities of the Sellers rather than having been transferred to the Buyer pursuant to this Agreement) and shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. The decision of the accounting firm shall be rendered within twenty days of the engagement and shall be binding on the parties. The Buyer on the one hand, and the Sellers on the other, each shall pay one-half of the cost of the accounting firm.

    3.7  POST-CLOSING PAYMENT.

    (a) CALCULATION. If the Final Purchase Price exceeds the amount of the Closing Payment, VECTRA shall be entitled to receive the amount of such excess from the funds escrowed in accordance with SECTION 3.5(B) (including any earnings on the deposited funds, the "ESCROWED FUNDS") and, if the Escrowed Funds are insufficient, from the Buyer. If the Final Purchase Price is less than the amount of the Closing Payment, VECTRA shall pay to the Buyer the amount of such excess and the Buyer shall be entitled to receive all the Escrowed Funds in accordance with SECTION 3.5(B). In addition, the party that is to receive any such amount shall receive an additional amount equal to interest at the rate of five percent (5%) per annum on such amount computed over the period from the Closing Date until the date on which the Purchase Price Adjustment is finally determined. Such payment (including the interest accrued thereon) is referred to herein as the "POST-CLOSING PAYMENT."

    (b) PAYMENT FROM ESCROW. Immediately after the determination of the amount of the Post-Closing Payment, the Buyer and VECTRA shall jointly direct the escrow agent to pay to VECTRA out of the Escrowed Funds the amount, if any, payable to VECTRA (including accrued interest) and to pay to the Buyer the amount of the Escrowed Funds that is in excess of any amount payable to VECTRA. If the Escrowed Funds are insufficient to pay the full amount owed to VECTRA, the Buyer shall promptly pay to VECTRA the amount of such shortfall. If VECTRA owes the Post-Closing Payment to the Buyer, VECTRA shall promptly pay such amount and VECTRA and the Buyer shall direct the escrow agent to release all of the Escrowed Funds to the Buyer. All payments made pursuant to this Section (including those made by the escrow agent) shall be made within three Business Days after the final determination of the Purchase Price Adjustment by wire transfer to an account designated by the recipient.

    (c) ADDITIONAL PAYMENTS. In addition to those amounts required to be paid by the parties pursuant to the above provisions of this ARTICLE III, the parties will be obligated to make certain payments (relating to certain amounts received by and payments made by the Sellers from the close of business on the Effective Date through the Closing Date) to the extent provided in SECTION 9.8 hereof.

                                   ARTICLE IV

                      THE CLOSING; EFFECTIVE TIME AND DATE

    4.1 CLOSING. The closing of the transactions contemplated herein (the "CLOSING") shall take place on the Closing Date at the Charlotte, North Carolina offices of Robinson, Bradshaw & Hinson, P.A. or at such other location to which all the parties to this Agreement may mutually agree. At the Closing the parties will execute and deliver all documents necessary to effect the transactions contemplated herein.

    4.2 CLOSING DATE. The Closing of the transactions contemplated herein shall occur at 10:00 a.m., Charlotte, North Carolina time, on such date as the parties to this Agreement may mutually agree (the "CLOSING DATE"). The parties agree to use their reasonable best efforts to cause the Closing to occur on or before July 1, 1996 or as soon as possible thereafter.

    4.3 EFFECTIVE TIME. The effective time of the transfer of the Assets and assumption of the Assumed Liabilities shall be deemed to be 11:59 p.m. on the Effective Date.

    4.4 EFFECTIVE DATE. Unless the Buyer and the Sellers agree in writing to the contrary, the "EFFECTIVE DATE" shall be the Closing Date. At the Closing, if the Buyer and the Sellers agree to an Effective Date other than the Closing Date, the parties shall execute and deliver to each other a certificate setting forth the date of the "Effective Date," which date shall be considered the "Effective Date" for all purposes of this Agreement.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS

    Each of the Sellers, jointly and severally, represents and warrants to the Buyer that the statements contained in this ARTICLE V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE V).

    5.1  THE SELLERS.

    (a) ORGANIZATION AND FOREIGN QUALIFICATION. VECTRA is a corporation duly organized and validly existing under the laws of its state of incorporation and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and each of VECTRA and the Subsidiary is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the operation of any of the Businesses makes such qualification necessary, and each such jurisdiction is listed on
SCHEDULE 5.1(A). Each of the Sellers has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on each of the Businesses as presently conducted.

    (b) COMPLIANCE. Each of the Sellers is in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority and no facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any claim that either Seller is not in compliance with any applicable statute, law, ordinance, rule or regulation of any Governmental Authority. Neither of the Sellers has received any written communication with respect to the Businesses from a Governmental Authority that alleges that it is not in compliance with any statute, law, ordinance, rule or regulation of any Governmental Authority.

    (c) SHARES AND OWNERSHIP OF THE SUBSIDIARY. The authorized, issued and outstanding shares of capital stock of the Subsidiary are set forth on SCHEDULE 5.1(C). All issued and outstanding shares of capital stock of the Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on SCHEDULE 5.1(C), there are no shares of capital stock or other equity securities of the Subsidiary outstanding. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Subsidiary, and there are not any equity securities of the Subsidiary reserved for issuance for any purpose. The number of shares of capital stock of the Subsidiary owned by VECTRA as set forth in the Subsidiary's share transfer records are set forth on SCHEDULE 5.1(C), and no Person other than VECTRA owns any shares of capital stock of the Subsidiary.

    5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Sellers has full corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and to perform its obligations under such Transaction Agreements and to consummate the transactions contemplated thereby. The execution and delivery by each of the Sellers of the Transaction Agreements to which it is a party and the performance by each of its obligations thereunder and the consummation of the transactions contemplated thereby by each have been, or prior to Closing will have been, duly and validly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by the Sellers, and at the Closing the Transition Services and Shared Assets

Agreement will be duly and validly executed and delivered by the Sellers and the Premises Sublease Agreement and the Escrow Agreement will be duly and validly executed and delivered by VECTRA. After approval by the shareholders of VECTRA of the Transaction Agreements, and upon their execution and delivery, each of the Transaction Agreements constitutes or will constitute the legal, valid and binding obligation of each Seller that is a party thereto, enforceable against each such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors' rights and by general principles of equity that may limit the specific performance of particular provisions.

    5.3  CONSENTS AND APPROVALS; NO VIOLATIONS.

    (a) Except in connection with the HSR Act, filings required under the Securities Exchange Act of 1934, as amended, consents and approvals required in connection with the assignment of Contracts pursuant to this Agreement, and except as set forth on SCHEDULE 5.3(A), there is no requirement applicable to either Seller or, to the Sellers' Knowledge, to the Buyer, to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated hereby.

    (b) The execution, delivery and performance of the Transaction Agreements by each of the Sellers that is a party thereto and each such Seller's compliance with the terms thereof will not: (i) conflict with any provision of the articles of incorporation or bylaws of either Seller; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which either Seller is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing and except for such defaults (or rights of termination, cancellation or acceleration) under Excluded Contracts that would not have any material effect on either Seller's ability to consummate the transactions contemplated hereby and to carry out its obligations hereunder; or
(iii) violate any statute, law, rule, regulation, order, writ, injunction or decree of any Governmental Authority.

    5.4  PERMITS.

    (a) SCHEDULE 5.4(A) to this Agreement lists all of the Permits that are necessary (i) to enable VECTRA to own, lease or otherwise hold its properties and Assets used in connection with each of the Businesses; (ii) to enable the Subsidiary to own, lease or otherwise hold its properties and Assets; and (iii) to enable the Sellers to carry on the Businesses as presently conducted.

    (b) The Permits listed on SCHEDULE 5.4(A) are in full force and effect, and no material violations of any of the Permits have occurred or, to the Sellers' Knowledge, have been alleged to have occurred. Furthermore, no proceedings are pending or, to the Sellers' Knowledge, threatened, that would have the effect of revoking or materially limiting or affecting the transfer or renewal of any of the Permits. The Permits listed on SCHEDULE 5.4(A) (i) are not subject to any restrictions or conditions that would limit any of the Businesses of either Seller as presently conducted; (ii) may be assigned to the Buyer without the consent of any Person other than the Sellers; and (iii) shall remain in full force and effect immediately subsequent to Closing and shall not be subject to any additional restriction or condition as a result of their assignment to the Buyer.

    5.5  ASSETS.

    (a) TITLE. Each Seller owns and has good, valid and marketable title to all of its Assets free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever except Permitted Liens.

    (b)  SUFFICIENCY.   The  Assets and rights  being transferred  to the  Buyer
pursuant to this Agreement, including the Assets owned by the Sellers and the assets used by the Sellers pursuant to

Contracts to be assigned to the Buyer pursuant to this Agreement, together with the Licensed Shared Assets, constitute all of the assets used by Sellers in connection with the operation of the Businesses and all of the assets necessary to conduct each of the Businesses as presently conducted by the Sellers.

    (c) LOCATION. No tangible Assets of either Seller are located other than at the locations of Leased Real Property.

    5.6  REAL PROPERTY.

    (a) LEASED REAL PROPERTY. All of the Leased Real Property other than the Subleased Real Property and all the lease agreements pursuant to which the Sellers currently lease the Leased Real Property (excluding the Subleased Real Property) are identified on SCHEDULE 5.6(A).

    (b) SUBLEASED REAL PROPERTY. That portion of the Leased Real Property that the Sellers will sublease to the Buyer (the "Subleased Real Property") pursuant to SECTION 2.6(A) and all of the lease agreements pursuant to which either of the Sellers currently lease any of the Subleased Real Property are identified on
SCHEDULE 5.6(B).

    (c) LEASE AGREEMENTS. Without limiting the effect of any other representation or warranty contained herein, (i) each of the lease agreements set forth on SCHEDULE 5.6(A) and each of the lease agreements set forth on
SCHEDULE 5.6(B) is in full force and effect and the Seller that is a party to each such lease agreement has all right, title and interest under the terms of such lease agreement, free and clear of all liens, claims or encumbrances; (ii) all rentals due under each such lease agreement as of the Closing Date will have been paid; and (iii) there exists no default by any Seller under the terms of any such lease agreement and no event has occurred that, upon the passage of time or giving of notice, or both, would result in any event of default by any Seller or prevent any Seller or its assignee from exercising or obtaining the benefits of any options or other rights contained therein. True and correct copies of each lease agreement listed on SCHEDULE 5.6(A) and of each lease agreement listed on SCHEDULE 5.6(B) have been delivered to the Buyer by the Sellers.

    (d) NO OTHER REAL PROPERTY. There is no Real Property other than the Leased Real Property. The Leased Real Property comprises all the Real Property, and comprises all of the land, buildings and premises used in, or in connection with each of the Businesses.

    (e) LITIGATION. To the Sellers' Knowledge, there is no pending or threatened legal action affecting any portion or all of the Real Property, including without limitation, any condemnation action, and neither Seller knows of any basis for any such action.

    (f) COMPLIANCE. To the Sellers' Knowledge, the Real Property and the conduct of each of the Businesses by the Sellers within the Real Property complies in all material respects with all applicable legal requirements relating to the Real Property, including without limitation, requirements under the applicable zoning ordinances, building code requirements and any requirements under applicable private restrictions. To the Sellers' Knowledge, all buildings and improvements located on the Real Property are located entirely within the boundary lines of such Real Property.

    (g) CONDITION OF REAL PROPERTY. To the Sellers' Knowledge, the Real Property, and all components thereof, including without limitation the roofs, walls, floors, heating, cooling and ventilation systems, electrical and plumbing systems and structural components, are in good condition except for normal wear and tear, are operating properly, are not in need of repair and have been properly maintained. To the Sellers' Knowledge, the improvements on the Real Property are free of wood destroying insects and damage therefrom.

    5.7  PROPRIETARY RIGHTS GENERALLY.

    (a) SCHEDULE 5.7(A) separately lists all registered Trademarks and registered Copyrights owned by the Subsidiary, and all registered Trademarks and registered Copyrights owned by VECTRA and used in connection with the operation of any of the Businesses (with respect to any of the foregoing, together with any applications therefor).

    (b) SCHEDULE 5.7(B) separately lists (i) all Patents owned by VECTRA and used in connection with the operation of any of the Businesses and all Patents owned by the Subsidiary (together with any applications therefor); and (ii) all Patents licensed by VECTRA and used in connection with the operation of any of the Businesses that are specifically referenced in a relevant license agreement, and all Patents licensed by the Subsidiary that are specifically referenced in a relevant license agreement.

    (c) The Sellers own or license all Proprietary Rights that are material for the operation of each of the Businesses, free and clear of any lien, encumbrance or other claim (whether pending, threatened or anticipated). No Seller has granted any Person any right, license or interest whatsoever in any Proprietary Rights owned by either Seller, except customers of either Seller in the ordinary course of business.

    (d) Except for Third-Party Software that is commercially available for less than $1,000, all Third-Party Software that each of the Sellers uses or has used in connection with each of the Businesses during the two years preceding the date of this Agreement is listed in SCHEDULE 5.7(D). The Sellers have perpetual licenses to use all Third-Party Software material to the operation of each of the Businesses as now conducted, and the Sellers have the legal right to use all such Third-Party Software in the manner that such Third-Party Software is currently being used in each of the Businesses, all without the payment of any royalties or other fees, now or in the future, to any other Person. Neither Seller, in the ordinary course of any of the Businesses, copies or modifies any of the Third-Party Software.

    (e) All Third-Party Software that each of the Sellers has sold, leased, licensed or otherwise distributed or marketed to any third party since January 1, 1994, in connection with each of the Businesses, or presently offers to sell, lease, license or otherwise distribute to any third party is listed on SCHEDULE 5.7(E). The Sellers have possessed the full right and ability to sell, lease, license, distribute and market all such Third-Party Software to the full extent so sold, leased, licensed, distributed or marketed by either of the Sellers without infringing the rights of any Person.

    (f) Neither of Sellers has any obligation to make any payments by way of royalty, fee or otherwise to any Person in connection with any Third-Party Software.

    (g) Except for that portion of the Software listed as Third-Party Software in SCHEDULE 5.7(D), and except for Software designed or created by either Seller for other Persons pursuant to a "work for hire" contract or a contract obligating either Seller to assign its work to the customer, all of the following Software that relates to any of the Businesses is owned by one or both of the Sellers: (i) all Software that either of the Sellers presently uses or has used during the last year; (ii) all Software that either of the Sellers has sold, leased, licensed or otherwise distributed or marketed to any third party at any time since January 1, 1994, or presently offers to sell, lease, license or otherwise distribute to any third party; and (iii) all Software that either of the Sellers has designed or created or is in the process of designing or creating, including modifications, enhancements and derivative works of any of the computer software programs described in any of the foregoing clauses (i),
(ii) and (iii).

    (h) SCHEDULE 5.7(H) lists all Proprietary Software. The Sellers own all right, title and interest in the Proprietary Software, including all of the Proprietary Rights therein. Each other Person who has participated in the development of the Proprietary Software has either: (i) so participated as an employee of one or both of the Sellers within the scope of his or her employment obligations; (ii) so participated as an independent contractor pursuant to a valid and binding agreement that specifically assigns all Copyrights to one or both of the Sellers, or (iii) otherwise assigned to the Sellers the Copyright in such Proprietary Software. No Seller has entered into any agreement that limits or restricts its right to use, copy, modify, prepare derivatives of, sublicense, distribute or otherwise market all or any part of the Proprietary Software.

    (i) No Seller has any obligation to any other Person: (i) to provide, create, maintain, correct, modify or enhance any Software; or (ii) to obtain, create, register, or assign any Copyright, Mark, Patent or Trade Secret.

    (j) No claim has been asserted in writing, and to the Sellers' Knowledge, no claim has been asserted verbally by any Person: (i) that such Person has any right, title or interest in or to either Seller's Proprietary Rights; or (ii) that such Person has the right to use any of either Seller's Trademarks. No facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any such claim.

    (k) The Sellers have taken efforts that are reasonable under the circumstances to prevent the unauthorized disclosure to other Persons of such portions of the Seller's Trade Secrets as would enable any such other Person to compete with the Sellers within the scope of any of the Businesses as now conducted and as presently proposed to be conducted. No current or former employee of either of the Sellers has executed a confidentiality agreement obligating that person not to use any Trade Secrets of either Seller relating to any of the Businesses except in performing employment duties for the Sellers and not to disclose any such Trade Secrets to any other Person.

    (l) The use by the Sellers of all their Software and Proprietary Rights does not, and the Buyer's use of all Software and Proprietary Rights transferred to the Buyer pursuant to this Agreement (to the extent such transferred Software and Proprietary Rights are employed by the Buyer in a manner consistent with the operation of the Businesses by the Sellers) will not, infringe the rights of any other Person.

    (m) No claim has been asserted in writing, and to the Sellers' Knowledge, no claim has been asserted verbally by any Person: (i) to the effect that any past, present or projected act or omission by either Seller infringes any rights of such Person to any Proprietary Rights; or (ii) that challenges either Seller's right to use any of its Proprietary Rights or that seeks to deny, modify or revoke any registration or application therefor or renewal thereof. No facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any such claim.

    5.8 LIABILITIES. In connection with any of the Businesses, neither Seller had as of the date of the Financial Statements, nor has either such Person incurred since that date, any Liabilities, except Liabilities: that are accrued or reserved against in the Financial Statements; (ii) that were incurred in the ordinary course of business prior to the date of the Financial Statements, and are of a type not required under GAAP (including Statement No. 5 of the Financial Accounting Standards Board) to be reflected in the Financial
Statements; or (iii) that were incurred after the effective date of the Financial Statements and were incurred in the ordinary course of business and consistent with past practices. To the Sellers' Knowledge, no facts or circumstances relating to any of the Businesses exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any other Liabilities. There are no agreements or understandings by which either Seller has agreed to pay or reimburse any of its Employees for the costs of any property purchased by any such Employee.

    5.9  CONTRACTS.

    (a) Each Contract existing as of the date hereof (excluding the Contracts listed on SCHEDULE 5.6(A), SCHEDULE 5.6(B) or SCHEDULE 2.3(H)), is either (i) disclosed in SCHEDULE 5.9 or (ii) a Contract that does not require either Seller to render any services, does not extend for longer than one year from the date hereof and does not involve the payment of an amount in excess of $10,000. The aggregate of the amounts required to be paid under all Contracts that are not listed on SCHEDULE 5.9 in accordance with clause (ii) above is not in excess of $250,000. True and correct copies of the Contracts listed on SCHEDULE 5.9 have been delivered or made available to the Buyer by the Sellers prior to the date of this Agreement.

    (b) Each Contract to which a Seller is a party (excluding the Contracts listed on SCHEDULE 2.3(H)) is a legal, valid and binding obligation of such Seller and is enforceable by such Seller against the other party or parties to such Contract in accordance with its terms (except as its enforceability may be limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors' rights and by general principles of equity that may limit the specific performance of particular provisions).

    (c) There is no event of default or material breach by any Person under any Contract to which a Seller is a party (excluding the Contracts listed on SCHEDULE 2.3(H)) and no facts or circumstances exist that with the passage of time or the giving of notice or both, would constitute an event of default. No Seller has received written notice that the Seller is in default under or in breach of any Contract to which it is a party (excluding the Contracts listed on SCHEDULE 2.3(H)) or received notice of the termination of any such Contract. No Seller has given written notice to any other party to any of its Contracts (excluding the Contracts listed on SCHEDULE 2.3(H)) that such other party is in default thereunder or in breach thereof or given notice of the termination thereof. No Seller has received written notice of any actual or potential claim relating to (i) any breach by a Seller of any warranty or any applicable standard of care; or (ii) any negligence or similar claim arising in relation to any Contract to which any Seller is a party (excluding the Contracts listed on SCHEDULE 2.3(H)). To the Sellers' Knowledge, there are no facts or circumstances that could give rise to any one or more of the claims set forth in the previous sentence.

    (d) With respect to any and all Contracts that consist of agreements with the United States government or the government of any state or territory (excluding the Contracts listed on SCHEDULE 2.3(H)) (or any agency of any of the foregoing), or with any Person that is a prime contractor or subcontractor under any contract or agreement with any such government or agency: (i) neither Seller is a party to or has received notice of the commencement of any debarment proceedings or any governmental investigation or action (including any civil investigative demand under the False Claims Act or Truth in Negotiations Act or otherwise) affecting any Seller or any of the Businesses (and to the Sellers' Knowledge, no grounds for any such proceeding, investigation or action exist); and (ii) each of the Sellers is in compliance in all material respects with all of the terms, conditions and other requirements of such Contracts and all applicable provisions of law and regulations relating thereto.

    (e) Except as disclosed in SCHEDULE 5.9, the Sellers have the right to assign to the Buyer each of the Contracts to which one or both of the Sellers is a party (excluding the Contracts listed on SCHEDULE 5.6(B) or SCHEDULE 2.3(H)) without the consent of any Person and, upon such assignment at Closing in the manner contemplated by this Agreement, the Buyer shall have all of the rights of each of the Sellers thereunder, and, with respect to the Leased Real Property (excluding the Subleased Real Property) upon such assignment the Buyer will own a valid and insurable leasehold in such Leased Real Property without exception or encumbrance.

    5.10  FINANCIAL STATEMENTS.

    (a) True, correct and complete copies of the Financial Statements have been delivered to the Buyer, and such Financial Statements have been prepared in accordance with GAAP consistent with the Sellers' past practices (except that they do not include notes) and fairly present the results of operations and financial position of the Businesses on a pro forma basis for the periods and as of the dates set forth therein.

    (b) The Sellers have delivered to the Buyer, for purposes of illustrating the appropriate format and the line items of accounts of a Valuation Balance Sheet, a true, correct and complete copy of the Valuation Balance Sheet as of March 31, 1996. The acceptance by the Buyer of such Valuation Balance Sheet shall not be deemed an acceptance by the Buyer of the accuracy or correctness of any amount or calculation set forth therein or in the Pre-Closing Balance Sheet or in the Closing Balance Sheets.

    5.11 BOOKS AND RECORDS. All the books and records of the Sellers relating to each of the Businesses and the Assets have been maintained in the ordinary course of each such Business consistent with the past practices of the
respective   entities  and   do  not   contain  any   material  inaccuracies  or
discrepancies.

    5.12  TAXES AND TAX RETURNS.

    (a) Each of the Sellers has duly and timely filed (including within any applicable extension periods) all Tax Returns required to be filed by it prior to the date hereof and has duly paid or made provision on its financial statements, in accordance with GAAP, for the payment of all Taxes that have been incurred or are due or claimed to be due from it by any taxing authorities at the time of such statements. All such Tax Returns are true, correct and complete in all material respects. The Sellers have established on their financial statements reserves that are adequate for the payment of all Taxes not yet due and payable. Since December 31, 1995, no Seller has incurred any liability for Taxes other than in the ordinary course of business. SCHEDULE 5.12(A) sets forth all periods for which the consolidated federal income tax returns of the Sellers have been examined by the Internal Revenue Service, and all deficiencies asserted as a result of such examinations (or as a result of any examination of such returns for earlier fiscal years) have been paid or finally settled.

    (b) Each of the Sellers has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

    (c) There are no liens with respect to Taxes (except for liens for taxes, assessments or other governmental charges not yet delinquent) upon any of the Assets. No facts exist or have existed that would constitute grounds for the imposition of any lien with respect to Taxes upon any of the Assets or that would otherwise obligate the Buyer to pay any Taxes related to or arising out of the conducting of the business of either Seller prior to the Closing.

    5.13 LITIGATION. There are no lawsuits, claims, or legal, administrative or arbitration proceedings or investigations pending, or to the Sellers' Knowledge, threatened, by or against or affecting any of the Assets, any of the Businesses, the Subsidiary or, to the extent relating to any of the Businesses, VECTRA.

    5.14  LABOR AND EMPLOYMENT MATTERS.

    (a) The Sellers have delivered to the Buyer complete and accurate copies of each employment, consulting and similar agreement to which the Subsidiary is a party and, to the extent relating to any of the Businesses, each employment, consulting and similar agreement to which VECTRA is a party, all of which are listed on SCHEDULE 5.14(A). The Subsidiary is not and, to the extent any of the following relate to any of the Businesses VECTRA is not, a party to or bound by any written agreement, any employment manual, employment handbook, employment practice or policy constituting a contractual obligation, or any consent decree, court order or statutory obligation (i) for the employment of any individual, or the provision of services by any individual, who is not terminable by the Seller without penalty upon thirty days notice or less; (ii) with any labor union; or
(iii) relating to the payment of any severance or termination payment, bonus or death benefit to any employee or former employee or his or her estate or designated beneficiary.

    (b) No Seller is a party to any collective bargaining agreement, nor has either Seller recognized or received a demand for recognition of any collective bargaining representative with respect thereto; and during the past three years there have been no material labor strikes, disputes or work stoppages nor, to the Sellers' Knowledge, are any such actions threatened against the Subsidiary or, to the extent related to any of the Businesses, VECTRA.

    (c) There are no loans or other obligations payable or owing to Employees, except salaries, wages, bonuses and salary advances and reimbursement of expenses incurred and accrued in the ordinary course of business, nor are any loans or debts payable or owing by any such persons or their Affiliates to either Seller, nor has either Seller guaranteed any of their respective loans or obligations.

    (d) The Subsidiary is in compliance with all laws and other obligations relating to employment, denial of employment or employment opportunity and termination of employment and VECTRA is in compliance with all such laws and other obligations with respect to the Businesses.

    (e) There is no controversy pending or threatened between the Subsidiary and any of its current or former officers, directors, supervisory personnel or any group of its employees, and there is no such controversy relating to VECTRA involving any of the Businesses.

    5.15  EMPLOYEE BENEFIT PLANS; ERISA.

    (a) LIABILITIES. Neither of the Sellers has incurred (nor has any event occurred that could result in either Seller incurring) any liability in connection with any existing or previously existing Plan that could become, on or after the Closing Date, an obligation or liability of the Buyer.

    (b) MULTIEMPLOYER PLANS. Since January 1, 1990, no Seller has had any complete or partial withdrawal from any "multiemployer plan" (as defined in Section 3(37) or 4001(a)(3) of ERISA) ("Multiemployer Plan") that could result, directly or indirectly, in any withdrawal liability under Subtitle E of Title IV of ERISA. No Seller participates in or contributes to, nor since January 1, 1990 has either Seller ever participated in or contributed to, any Multiemployer Plan.

    5.16 INSURANCE. SCHEDULE 5.16 lists all of the insurance policies maintained by each of the Sellers as of the date hereof and relating to the Assets or any of the Businesses, and for each indicates the insurer's name, policy number, expiration date and amount and type of coverage.

    5.17  BUSINESS RELATIONSHIPS.

    (a) GENERALLY. To the Sellers' Knowledge, no material supplier is reasonably likely to cease supplying goods or services or substantially reduce its supplies in relation to any of the Businesses as a result of the consummation of this Agreement, and no material customer of any of the Businesses is reasonably likely to, as a result of the consummation of this Agreement, terminate or materially reduce its relationship with any of the Businesses.

    (b) PURCHASES AND SALES FROM OR TO ONE PARTY. Neither more than ten percent (10%) of the aggregate amount of all the purchases nor more than ten percent (10%) of the aggregate amount of all the sales of any of the Businesses are obtained from or to a single supplier or customer (including any Affiliate of the supplier or customer), and no Seller has received any written or oral notification from any such Person that such Person intends to terminate its relationship with any of the Businesses.

    5.18  ENVIRONMENTAL MATTERS.

    (a) To the Sellers' Knowledge, the Real Property and all other land, buildings and premises owned, leased or operated by either Seller currently or at any time since January 1, 1996 (all of which Real Property and other land, buildings, and premises are listed in SCHEDULE 5.18), and each portion of such Real Property and other land, buildings and premises, including without limitation the improvements thereon and the soil and groundwater thereunder (i) do not contain and are not contaminated by any Hazardous Material; (ii) do not contain and have not previously contained underground storage tanks; (iii) have never been used for the generation, treatment, storage or disposal of any Hazardous Material, or for mining, land filling, dumping, gasoline station, dry cleaning or commercial petroleum product storage purposes; (iv) have never been the subject of any activities representing a violation or alleged violation of any Environmental Law or any report to or action by a Governmental Authority pursuant to any Environmental Law, and are in full compliance with all Environmental Laws; (v) do not otherwise contain a condition that is or may be a threat to the safety or health of the public or to the environment; (vi) have not had any release of any Hazardous Material from, on, in or upon it and do not face any risk of contamination by any Hazardous Material from any nearby property; and (vii) have never been the subject of an environmental audit or assessment, or remedial action or a lien or encumbrance for an environmental problem.

    (b) The Subsidiary  and, to the  extent relating to  any of the  Businesses,
VECTRA: (i) has never sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any

Hazardous Material or that, pursuant to any Environmental Law, (1) has been placed on the "National Priorities List", the "CERCLIS" list, or any similar state or federal list, or (2) is subject to or the source of a claim, an administrative order or other request to take "removal", "remedial", "corrective" or any other "response" action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) is and at all times has been in compliance with all Environmental Laws in all of its activities and operations, and is not liable under any Environmental Law; (iii) is not involved in (and has no basis to expect to be involved in) any suit or proceeding and has not received (and has no basis to expect to receive) any notice, request for information or other communication from any Governmental Authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to expect to receive) notice of any claims from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material; and (iv) has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits (all of which are listed on SCHEDULE 5.18), and generated and maintained all required data, documentation and records under all Environmental Laws.

    (c) All the certificates, approvals and permits listed on SCHEDULE 5.18 shall be transferred, re-issued, or reacquired, as the case may be, to or on behalf of the Buyer to the full extent necessary or desired by the Buyer in order for the Buyer to hold the properties and Assets acquired pursuant to this agreement and to carry on each of the Businesses as presently conducted, and all such certificates, approvals and permits are capable of being so transferred, reissued or reacquired, as the case may be, without any material modification of such certificates, approvals or permits, and without the need for any action, approval or payment of more than an immaterial application or similar fee.

    (d) To the Sellers' Knowledge, the Buyer will be able to hold the properties and Assets acquired pursuant to this agreement and to carry on each of the Businesses as presently conducted in compliance with any prospective requirement adopted or promulgated prior to the date hereof under any Environmental Law without material cost or change in the operations of any of the Businesses.

    (e) The Sellers have delivered to the Buyer true and complete copies of all documents, notices, reports, studies, analyses, tests, permits and other written materials identified in SCHEDULE 5.18.

    5.19 ABSENCE OF CHANGES OR EVENTS. Since November 26, 1995, neither Seller has: (a) conducted any of the Businesses other than in the ordinary course consistent with past practices in substantially the same manner as presently conducted, with all reasonable efforts made consistent with past practices to preserve the goodwill of each of the Businesses and the Sellers' relationships with the customers, suppliers and others with whom they deal in connection with any of the Businesses and to keep available the services of its Employees; (b) entered into any Contract, assumed any Liability or otherwise conducted any of the Businesses other than in the ordinary course of business consistent with past practice; (c) suffered any Material Adverse Effect, other than changes relating to the industry in general and not specifically relating to either Seller; or (d) done any act or incurred any event that would be or cause a violation of either Seller's covenants and agreements set forth in SECTION 7.1(B) below were such act undertaken or event incurred at any time after the date hereof but prior to the Closing Date.

    5.20 COMMISSIONS. Except for incentive payments from Seller to certain of its employees to facilitate completion of this transaction, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by either Seller.

    5.21 FULL DISCLOSURE. No statement contained herein or in any document delivered in connection with the execution of this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was, is or will be made, in order to avoid statements herein or therein being misleading.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE BUYER

    The Buyer represents and warrants to the Sellers that the following representations and warranties are correct and complete as of the date hereof and will be correct and complete as of the Closing Date (as though made on such date).

    6.1 ORGANIZATION AND QUALIFICATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Buyer has full corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

    6.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The Buyer has full corporate power and authority to execute and deliver the Transaction Agreements and to perform its obligations under the Transaction Agreements and to consummate the transactions contemplated thereby. The execution and delivery by the Buyer of the Transaction Agreements and the performance by the Buyer of its obligations thereunder and the consummation of the transactions contemplated thereby by the Buyer have been, or prior to Closing will have been, duly and validly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by the Buyer, at the Closing the Transition Services and Shared Assets Agreement, the Premises Sublease Agreement and the Escrow Agreement will be duly and validly executed and delivered by the Buyer and, upon execution and delivery, each such agreement constitutes or will constitute the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors' rights and by general principles of equity that may limit the specific performance of particular provisions.

    6.3  CONSENTS AND APPROVALS; NO VIOLATIONS.

    (a) Except in connection with the HSR Act, filings required under the Securities Exchange Act of 1934, as amended, consents and approvals required in connection with the assignment of Contracts pursuant to this Agreement and except as set forth on SCHEDULE 6.3(A), there is no requirement applicable to the Buyer or, to the knowledge of the Buyer, to either Seller, to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated hereby.

    (b) The execution, delivery and performance of the Transaction Agreements and the Buyer's compliance with the terms thereof will not: (i) conflict with any provision of the articles of incorporation or bylaws of the Buyer; or (ii) violate any statute, law, rule, regulation, order, writ, injunction or decree of any Governmental Authority.

    6.4 LITIGATION. There are no lawsuits, claims, or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Buyer, threatened by or against or affecting the Buyer seeking to enjoin the consummation of the transactions contemplated hereby.

    6.5   COMMISSIONS.   No broker,  finder or  other Person is  entitled to any
brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the Buyer.

    6.6 INTENT TO HIRE. The Buyer intends to offer employment to substantially all the Employees (excluding those Employees listed on the final four pages of SCHEDULE 7.3) on the Closing Date, unless less than substantially all of the service Contracts of the Businesses are assigned to the Buyer on the Closing Date, any of the significant customers of the Businesses are unwilling to continue to procure the services of the Businesses after the Closing or the operations, financial condition or prospects of the Businesses on the Closing Date are not substantially the same as on the date hereof.

                                  ARTICLE VII
                            COVENANTS OF THE SELLERS

    7.1 OPERATION OF THE BUSINESSES THROUGH THE CLOSING. The Sellers, jointly and severally, hereby covenant and agree as follows:

        (a) Except as contemplated by this Agreement, at all times from the date hereof through the Closing Date, each of the Businesses shall continue to be conducted in the ordinary course consistent with past practices, with all reasonable efforts made consistent with past practices to preserve the goodwill of each of the Businesses and the Sellers' relationships with the customers, suppliers and others with whom they deal in connection with each of the Businesses and to keep available the services of its officers and employees.

        (b) Except as contemplated by this Agreement, the Subsidiary shall not, and VECTRA shall not with respect to the Businesses, at any time from the date hereof through the Closing Date do any of the following (without the prior written consent of the Buyer):

           (i) amend its articles of incorporation or bylaws in any manner that would adversely affect its ability to comply with its obligations under this Agreement;

           (ii) grant to any Employee listed under the definition of Sellers' Knowledge in this Agreement any increase in compensation or grant to any Employee any increase in compensation other than increases in the ordinary course of business, or pay or agree to pay to any such person any bonus, severance or termination payment;

          (iii) incur any Liabilities for borrowed money or guarantee any such Liabilities, other than in the ordinary course of business consistent with past practice and other than drawings made under the Sellers' existing credit facilities;

          (iv) incur any material change in its overhead costs, contracted backlog, Accounts Receivable or accounts payable, except for those changes that relate exclusively to and affect only those Liabilities not being assumed by the Buyer pursuant to this Agreement and that do not have a Material Adverse Effect;

           (v) cancel any indebtedness owing to it or waive any claims or rights of substantial value;

          (vi) make any change in any method of accounting or accounting practice or policy, including without limitation any change in the method of accounting for the recognition of income and profit with respect to any Contracts;

          (vii) acquire or agree to acquire a substantial portion of the stock of, merge or consolidate with, or purchase a substantial portion of the assets of, any Person or otherwise acquire or agree to acquire any assets that are material to any of the Businesses;

         (viii) sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any of its Assets;

          (ix) take any action that would make any of the representations or warranties of either Seller contained in this Agreement untrue or incorrect or would result in any of the conditions set forth in this Agreement not being satisfied;

           (x) enter into, cancel or modify any obligation or agreement (whether or not reduced to writing and specifically including any note, bond, mortgage, lease, license or other instrument), or assume any Liability, other than in the ordinary course of business consistent with past practices;

          (xi) take any action with respect to any Plan, or refrain from taking any action that is required by law with respect to any Plan, that could result in a successor liability to the Buyer;

          (xii) bill or collect any Accounts Receivable in advance of the ordinary course of business; or

         (xiii) agree, whether in writing or otherwise, to do any of the foregoing.

    7.2 ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, the Sellers shall: (a) give the Buyer and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the employees, books, records, offices and other facilities and properties of the Subsidiary, and, to the extent related to the Assets or any of the Businesses being transferred hereby, of the Seller; (b) permit the Buyer to perform such inspections thereof and perform such surveys, environmental assessments and audits, and other inspections, tests and audits as the Buyer may desire with respect to the Leased Real Property and shall use its best efforts to obtain the owner's consent thereto; and (c) furnish the Buyer with such financial and operating data and underlying records and workpapers and other information with respect to each of the Businesses including, but not limited to, information relating to intercompany charges and information related to Taxes, as the Buyer may from time to time request in order to evaluate and assess the accuracy of the Seller's financial records; PROVIDED, HOWEVER, that any such investigation by the Buyer shall be conducted in such a manner as not to interfere unreasonably with the normal operations of any of the Businesses. The Sellers shall cooperate fully and promptly with the Buyer in connection with the Buyer's due diligence conducted pursuant to the previous sentence, and shall promptly make available to the Buyer any records under the Sellers' reasonable control related to the Businesses requested by the Buyer in connection with such due diligence.

    7.3  EMPLOYEES.

    (a) A true and complete list of all the persons employed (including without limitation individuals employed on a full time, part time, or temporary basis, and individuals leased from third parties) by VECTRA and performing services relating to the Businesses, and of all the persons employed (including without limitation individuals employed on a full time, part time, or temporary basis, and individuals leased from third parties) by the Subsidiary, is set forth as
SCHEDULE 7.3 (collectively, the "EMPLOYEES"). Except as set forth in SECTION 7.3, neither Seller shall terminate the employment of any of the Employees at any time prior to the Closing without the written consent of the Buyer.

    (b) Before and after the Closing Date, the Sellers shall use their best efforts (at no additional out-of-pocket cost to the Sellers) to assist the Buyer in obtaining the employment of those Employees that the Buyer desires to employ, including without limitation allowing for any communication between the Buyer and such Employees relating to such employment, and the Sellers shall cooperate with and shall make available to the Buyer on a prompt basis all information and documents as may be necessary to assist and coordinate the employment by the Buyer of any such Employees consistent with any applicable employment laws or regulations regarding employee privacy rights.

    (c) Effective as of the close of business on the Closing Date, the Sellers shall terminate the employment of all the Employees that the Buyer desires to employ. The Buyer shall not be liable to any Employees or other Persons for any severance obligations, benefit obligations or any other similar obligations owing by either Seller in connection with the termination of any Employee's or other Person's employment with the Sellers, including without limitation any obligation (except for those obligations for which the Buyer is responsible pursuant to SECTION 8.1(A) of this Agreement) imposed under the WARN Act.

    (d) Within ten days after the Closing Date, the Sellers shall pay to each Employee to be employed by the Buyer after the Closing (i) all severance obligations or other similar obligations (including without limitation obligations with respect to stock options), if any, owing by either Seller in connection with the termination of such Employee's employment with the Sellers, and (ii) an amount equal to any accrued liability for such Employee's accrued vacation for periods prior to the close of business on the Effective Date. At least fourteen days prior to the Closing Date, the Sellers shall give written notification to each Employee of the amount and nature of the expected payment to be made to such Employee, which notification shall instruct the Employee to notify the Sellers of the Employee's objections, if any, within 10 days following the date of the notification to the Employee. The Sellers shall promptly forward to the Buyer each such objection notice received by the Sellers.

    (e) To the full extent requested by the Buyer, the Sellers shall terminate, as of the Closing, all obligations of the Employees who become employed by the Buyer under any noncompetition, confidentiality, or other employment agreement in effect between such Employee and either Seller, except with respect to any confidentiality obligations of such Employees with respect to information relating exclusively to the Fuel and Waste Business.

    (f) On and at all times after the Closing Date, each of the Sellers shall operate and maintain those of its Plans in which any one or more of the Employees participates in accordance with the terms thereof and with the requirements of applicable law. Nothing in this provision shall prevent Sellers in their sole discretion from terminating any such Plan in accordance with the terms thereof and applicable law.

    (g) All Employees who continue to have accounts after the Closing Date in the Sellers' "401(k)" Plan shall be treated by the Sellers in the same manner that the Sellers treat their other former employees. The Sellers shall give the Buyer prior written notice of the date on which the Sellers terminate such Plan.

    (h) Nothing in this Agreement, expressed or implied, shall (i) obligate the Buyer or any Affiliate of the Buyer to employ any Person currently employed by either Seller, to engage any independent contractor currently engaged by either Seller or to assume any obligations relating to the employment of any Person as an employee, independent contractor or otherwise; or (ii) confer upon any employee or independent contractor of either Seller any right to employment or to continued employment for any specified period, as an employee, independent contractor or otherwise.

    7.4  INTELLECTUAL PROPERTY.

    (a) NO INCONSISTENT USES. The Sellers agree not to use or license to any Person any Proprietary Rights in any manner inconsistent with the Proprietary Rights transferred to the Buyer pursuant to this Agreement or in any manner inconsistent with law, and agree not to take any action that would compromise the value of any such transferred Proprietary Rights.

    (b) NONDISCLOSURE. The Sellers agree that, throughout the five (5) year period following the Closing Date, no Seller will use or disclose any Trade Secrets or other confidential information in any fashion that would compromise the value of the Trade Secrets or any other confidential information that is to be transferred to the Buyer pursuant to this Agreement.

    (c) TRADE NAMES. The Sellers agree that they will not, individually or collectively, display, publish or otherwise use any of the Transferred Trade
Names or any trade name confusingly similar to any Transferred Name in connection with any business that conducts any activities similar to those of any of the Businesses.

    (d) RETAINED TRADE NAMES. For the 90 day period immediately following the Closing Date, the Buyer shall have the right to use the names VECTRA, VECTRA Technologies, Pacific Nuclear, Pacific Nuclear Systems and any other similar names or derivatives (the "RETAINED TRADE NAMES") that are in any manner printed on, affixed to or incorporated within any of the Assets to the full extent that such Retained Trade Names were used by the Sellers in the ordinary course of the Businesses prior to the Closing Date; PROVIDED, HOWEVER, that such use shall be limited to that reasonably appropriate in connection with the transfer of the Businesses contemplated hereby or with the consumption or depletion of Assets such as purchase orders, invoices, sales orders, packaging stock, labels, letterheads, shipping documents and similar items; PROVIDED, FURTHER, HOWEVER that nothing in this SECTION 7.4(D) shall prohibit the Buyer from using any of the Retained Trade Names in attempting to collect Accounts Receivable pursuant to SECTION 9.7(A) at any time within the five-month period following the Closing Date. The Buyer agrees that within 90 days after the Closing Date, it will, to the extent reasonably necessary in order to respect the Sellers' rights in the Retained Trade Names, eliminate or obliterate the Retained Trade Names and logos from all signs, purchase orders, invoices, sales orders, packaging stock, labels, letterheads, shipping documents and other materials to be used by it; PROVIDED, HOWEVER, that nothing in this SECTION 7.4(D) shall require the Buyer to eliminate or obliterate any Retained Trade Names from any items the Buyer's use of which is reasonable in connection with attempting to collect Accounts Receivable pursuant to SECTION 9.7(A) at any time within the five-month period following the Closing Date. Notwithstanding anything in this SECTION 7.4(D) to the contrary, at all times following the Closing Date the Buyer shall be permitted to use and maintain the Retained Trade Names printed on, affixed to or incorporated within the Assets for record keeping, archival and any other internal purposes.

    7.5 SEARCHES RELATING TO ENCUMBRANCES. Prior to the Closing and at the expense of the Sellers, the Sellers shall cause to be obtained and shall deliver to the Buyer the results of searches, performed in the appropriate offices of all jurisdictions in which the Assets are located, for any judgments, liens (including without limitation liens relating to Taxes), security interests, and encumbrances relating to any and all of the Assets. The searches shall have been undertaken and be accurate as of a date not earlier than twenty days prior to the Closing (or shall be updated within such period), and shall be conducted in a fashion reasonably designed to inform the Buyer of all liens, security interests, and encumbrances affecting the Assets.

    7.6 STOCKHOLDERS' MEETING. VECTRA shall take all action necessary in accordance with and subject to applicable law and its articles of incorporation and bylaws to convene a meeting of its stockholders as soon as practicable after the date of this Agreement to consider and vote upon the adoption and authorization of this Agreement. VECTRA, through its Board of Directors, shall recommend to its stockholders the adoption and authorization of this Agreement and the transactions contemplated hereby and shall use all reasonable efforts to obtain the adoption and authorization of this Agreement and the consummation of the transactions contemplated hereby by the stockholders of VECTRA; PROVIDED, HOWEVER, that the Board of Directors of VECTRA shall not be obligated to recommend approval of this Agreement and related matters to VECTRA's shareholders or use its reasonable efforts to obtain the adoption and authorization of VECTRA's shareholders if such Board of Directors, acting with the advice of counsel, determines that such recommendation would be contrary to the Board of Director's legal obligations as directors of VECTRA under Washington law.

    7.7 EXCLUSIVITY. Without limiting the effect of any other warranty or representation contained in this Agreement, at no time from the date hereof through the Closing Date will either Seller, directly or through any agents or representatives, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the Assets, of either Seller (including any acquisition structured as a merger, consolidation or share exchange); or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, except to the extent related to such efforts or attempts that are not the direct or indirect result of any solicitation, initiation or encouragement on the part of any of the Sellers or their Affiliates and with respect to which VECTRA's Board of Directors shall have determined in good faith, acting with the advice of counsel, that such action is required by the fiduciary duties of VECTRA's directors under Washington law. The Sellers shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. The Sellers will not be deemed to have made a "solicitation", "initiation" or "encouragement" in breach of this
SECTION 7.7 by reason of their publication  of the provision of SECTIONS 7.6  or
7.7 in a proxy statement distributed to the shareholders of VECTRA in connection with such shareholders' approval of the consummation of the transactions contemplated by this Agreement or their filing of any materials with the Securities and Exchange Commission required in connection therewith.

    7.8 TANGIBLE ASSETS SCHEDULE. The Sellers shall deliver to the Buyer, by June 15, 1996, a schedule (the "Tangible Assets Schedule"), acceptable in form and substance to the Buyer, listing each item of each Seller's Assets that is tangible personal property that had an original purchase price in excess of $1,000, together with its original purchase price, accumulated depreciation, tax value and office location.

    7.9 UPDATE OF SHARED ASSETS SCHEDULE. The Sellers shall deliver to the Buyer, by June 15, 1996, a schedule (the "UPDATED SHARED ASSETS SCHEDULE"), acceptable in form and substance to the Buyer, bringing current the schedule of Licensed Shared Assets and Transferred Shared Assets set forth as SCHEDULE 2.6(B)(I).

    7.10  WARRANTY CLAIMS.

    (a) The Sellers, on the one hand, and the Buyer, on the other, shall give immediate written notice to the other party of any Warranty Claim (as hereinafter defined) received after the Closing that relates in whole or in part to work performed by any of the Businesses prior to Closing. The Buyer shall have the option to perform the work required to satisfy or otherwise to address properly any such Warranty Claims. VECTRA shall reimburse the Buyer for its Fully Loaded Cost (as hereafter defined) of performing such work to the extent either Seller would be liable for such Warranty Claim or either Seller would have, pursuant to the customary business practices of the Businesses prior to the Closing, satisfied or otherwise performed the services necessary to properly address such Warranty Claim without charge to the customer. The cost of satisfying any Warranty Claim that involves work performed both before and after the Closing shall be allocated between the parties based on the percentage of the cost of the defective work performed before and after the Closing.

    (b) Prior to satisfying any such Warranty Claim, the Buyer shall give written notice to VECTRA of its proposed actions, if any, with respect to such Warranty Claim. Within ten days of its receipt of any such notice from the Buyer, VECTRA shall notify the Buyer in writing if it objects to responsibility for the Warranty Claim or to reimbursing the Buyer for all or any part of the Buyer's Fully Loaded Cost of satisfying the Warranty Claim. If the Buyer does not receive any such objection within such ten day period, the Sellers shall be fully liable for such costs.

    (c) For the purposes of this SECTION 7.10, "Warranty Claim" means any claim or demand arising because of the actual or asserted failure of either Seller to adequately or properly perform the services rendered in connection with a Contract, including without limitation any assertion of a breach of the requirements of any Contract or of any statute, common law, regulation, ordinance or rule.

    (d) For the purposes of this SECTION 7.10, the Buyer's "Fully Loaded Cost" means the Buyer's fully loaded cost as determined in accordance with its normal practices for determining such costs when performing services for a regulated utility, but excluding any profit percentage.

    (e) Any dispute between the Sellers and the Buyer with respect to VECTRA's responsibility for any Warranty Claim or the amount thereof shall be resolved at the request of any party in accordance with SECTION 13.1.

    (f) The Buyer shall have all responsibility for warranty work on Contracts for work performed by it after the Closing Date, including work performed under Retained Contracts.

    7.11 NOTICE TO TAX AUTHORITIES. Within ten Business Days following the Closing Date, the Sellers shall provide to each Governmental Authority to which any Seller is required to pay personal property or comparable Taxes written notice that after the Closing (a) the Sellers have sold the Assets and will cease conducting the Businesses, and (b) the address to which the personal property tax statement for tax liability on the Assets through the Closing Date should be sent. A copy of each such notice shall be sent to the Buyer at the same time it is delivered to the appropriate Governmental Authority.

    7.12 RELEASE OF LIENS. Without limiting any other obligation of the Sellers provided herein, at the Closing the Sellers shall (a) deliver to the Buyer instruments, in form and substance satisfactory to the Buyer, by which each Person possessing any security interests in the Assets to be transferred to the Buyer pursuant to this Agreement releases and terminates all such security interests upon the Closing (except for those items included in clauses (i) or (ii) of the definition of "Permitted Liens" and except with respect to leased property), which instruments shall be executed by and binding upon each such Person; and (b) deliver to the Buyer UCC-3 termination statements, in form and substance satisfactory to the Buyer and signed by the applicable secured parties, that may be immediately filed by the Buyer and that will, upon such filing, terminate all UCC-1 financing statements in every jurisdiction in which such financing statements are on file with respect to the Assets to be transferred to the Buyer pursuant to this Agreement (including those filed in favor of Banque Paribas and Banque Nationale de Paris but excluding those filings made with respect to leased property).

    7.13 QUALITY ASSURANCE PROGRAM TRANSITION. Notwithstanding anything in this Agreement to the contrary, from the Closing Date through October 1, 1996 the Sellers shall allow the Buyer to perform work for customers of the Businesses under the applicable quality assurance programs in effect between the Sellers and each such customer as of the Closing Date, shall make available to the Buyer a copy of each such program and shall allow the Buyer to inform such customers of the use of such programs and to provide copies of such programs to such customers. Any discussions or other actions taken pursuant to any such quality assurance programs in connection with work performed by the Buyer will be directed to the appropriate representatives of the Buyer rather than of the Sellers. The Buyer does not anticipate that any participation of the Sellers will be required in connection with the application by the Buyer of any such quality assurance program; however, the Buyer shall compensate the Sellers for their fully loaded cost (as determined in accordance with the Sellers' normal practices for determining such costs in connection with quality assurance review undertaken in connection with work performed for a regulated utility, but excluding any profit percentage) incurred in connection with any such participation that is provided at the Buyer's request. Nothing in this SECTION
7.13 shall limit the Sellers' ability to engage in any discussions or take any actions in connection with quality assurance review relating to work performed by the Sellers prior to the Closing Date.

                                  ARTICLE VIII
                             COVENANTS OF THE BUYER

    8.1  EMPLOYEE MATTERS.

    (a) TERMINATION MATTERS. Of those Employees hired by the Buyer after the Closing in connection with the consummation of the transactions contemplated by this Agreement, the Buyer shall not terminate the employment of any number of such Employees to the extent that, when combined with the number of those Employees that are not hired by the Buyer, such termination by the Buyer would result in any liability on the part of the Sellers under the WARN Act.

    (b) ACCRUED VACATION. The Buyer agrees to provide each Employee hired by the Buyer as of the Closing Date unpaid vacation (which may be taken only during the period following the Closing Date through December 31, 1996) to the extent
(i) the Employee accrued rights to receive such vacation for periods from January 1, 1996 through the close of business on the Effective Date, and (ii) the Sellers paid the Employee an amount equal to the accrued liability for such vacation pursuant to SECTION 7.3(D).

                                   ARTICLE IX
                                MUTUAL COVENANTS

    9.1 CONSUMMATION OF AGREEMENT. The parties to this Agreement agree to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under this Agreement so that the transactions contemplated hereby shall be consummated. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of any party to this Agreement, that would materially delay or prevent fulfillment of the conditions upon the obligations of either party hereto to consummate the transactions contemplated by this Agreement, each party will notify the other of any such event and the parties will use their reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible.

    9.2  ALLOCATION OF PURCHASE PRICE.

    (a) PRELIMINARY ALLOCATION. Following the delivery of the Pre-Closing Balance Sheet to the Buyer and prior to the Closing, the parties shall use their best efforts to agree on an allocation of a portion of the Closing Payment among the Assets included in the Pre-Closing Balance Sheet (with the remainder of the Closing Payment being allocated to goodwill).

    (b) FINAL ALLOCATION. Following the delivery of the Closing Balance Sheets to the Sellers, the parties shall allocate the Final Purchase Price among the Assets included in the Closing Balance Sheets in a fashion consistent with the agreed-upon allocation of the Closing Payment.

    (c) TAX REPORTING. The Sellers and the Buyer agree that each party shall report the transactions contemplated by this Agreement for income tax purposes in accordance with the finally determined allocation of the Final Purchase Price, pursuant to Section 1060 of the Code and the regulations thereunder, and agree not to take, in any filing with or accompanying any Tax Return reporting any part of the transaction undertaken herein, a position inconsistent with such allocations.

    9.3 CONSENTS AND AUTHORIZATIONS. The parties agree to use their reasonable efforts to obtain, deliver and file (as the case may be), at the earliest practicable date (or, if applicable, at the earliest practicable date following the expiration of any required waiting period), all consents, approvals and notices with respect to any Person or Governmental Authority that may be required in connection with the consummation of the transactions contemplated hereby. Specifically but without limiting the effect of the foregoing sentence, upon the determination by the Buyer that such action is required, the parties to this Agreement shall notify the Department of Energy of the contract assignments of Subsidiary, and shall promptly file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

    9.4 CONFIDENTIALITY. The Buyer shall hold, and shall cause its consultants and advisors to hold, in strict confidence all documents and information concerning the Sellers and their Affiliates furnished to the Buyer in connection with the transactions contemplated by this Agreement, and each of the Sellers shall hold, and shall cause its consultants and advisors to hold, in strict confidence all documents and information concerning the Buyer and its Affiliates furnished to either Seller in connection with the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that in each case any party may disclose any document or information (i) that is already public knowledge prior to such disclosure or (ii) to the extent that, in the reasonable opinion of the disclosing party's legal counsel, such disclosure is necessary in order to conform to the requirements of any applicable securities laws and regulations, including without limitation the rules of any securities exchange, but only after the disclosing party has given prior written notice of the disclosure to the non-disclosing parties.

    9.5 PUBLICITY. Each of the parties to this Agreement agrees to negotiate in good faith with the other parties as to the text, form, content, and timing of any news release or other public announcement or disclosure concerning or relating to the transactions contemplated hereby prior to its release for publication, subject to compliance with all applicable laws, rules and regulations pertaining to such announcements or disclosures.

    9.6  SOLICITATION OF EMPLOYEES.

    (a) Without the express written consent of the other, the Buyer on the one hand and the Sellers on the other shall not, nor shall they permit any of their respective Affiliates to, (i) at any time during the two year period immediately following the Closing Date, directly or indirectly, solicit, encourage, entice or induce any person who is, at the time of such solicitation, encouragement, enticement or inducement, an employee of the other (or the other's Affiliates), to terminate his or her employment with the other (or the other's Affiliates), or (ii) at any time during the one year period immediately following the Closing Date, employ any person who is, at any time during such one year period, an employee of the other; PROVIDED, HOWEVER, that nothing in this SECTION 9.6(A) shall prohibit the Buyer from employing any of the Employees.

    (b) The parties agree that monetary damages may be inadequate to remedy any breach or threatened breach of the obligations set forth in this Section and that each party shall be entitled to equitable relief, including without limitation the granting of injunctive relief, in addition to any other remedies available at law.

    9.7  ACCOUNTS RECEIVABLE; INACTIVE CONTRACTS.

    (a) COLLECTION BY BUYER. The Buyer shall attempt to collect the Accounts Receivable transferred to the Buyer pursuant to this Agreement after the Closing in accordance with its normal collection practices and procedures (which do not include filing suit or hiring collection agencies), but the Buyer shall not be required to take any other actions to collect such accounts.

    (b) GUARANTY. Upon the Buyer's written request at any time at least five months after the Closing Date, VECTRA shall pay the Buyer an amount equal to (i) the uncollected amount of all Accounts Receivable that are included in the Valuation Assets as of the Effective Date and that are not collected within the five-month period immediately after the Closing Date, other than retention accounts relating to projects on which work is continuing, less (ii) any amounts collected by the Buyer on the Accounts Receivable that are not included in such Valuation Assets. Thereafter, on the Buyer's written request from time to time, VECTRA shall pay to the Buyer the face amount of any retention account that is not collected within 60 days after the termination of work on the related project. With respect to any uncollected retention account that relates to work performed both before and after the Closing, the Buyer shall give written notice to VECTRA of the amount the Buyer proposes that VECTRA pay with respect to such uncollected retention account. Within ten days of its receipt of any such notice from the Buyer, VECTRA shall notify the Buyer in writing if it objects to responsibility for the uncollected retention account, or the amount of the uncollected retention account that the Buyer proposes that VECTRA pay. If the Buyer does not receive any such objection within such ten-day period, VECTRA shall pay the Buyer the requested amount. Any dispute between VECTRA and the Buyer with respect to such uncollected retention account shall be resolved at the request of either party in accordance with SECTION 13.1.

    (c)  ASSIGNMENT.  Upon receipt of  the payment from the Sellers pursuant  to
SECTION 9.7(B), the Buyer shall assign to VECTRA all uncollected Accounts Receivable transferred to the Buyer pursuant to this Agreement (other than retention accounts relating to projects on which work is continuing).

    (d) POST-ASSIGNMENT RECEIPTS. The Buyer shall forward to VECTRA any amounts received by the Buyer following the assignment of any Accounts Receivable pursuant to SECTION 9.7(C) above that are payments on such assigned Accounts Receivable.

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
    (e) COLLECTIONS IN EXCESS OF COST. If the Buyer shall collect an amount on the Accounts Receivable transferred to the Buyer pursuant to this Agreement that is in excess of the value of such Accounts Receivable on the Valuation Balance Sheet included as part of the Closing Balance Sheets, the Buyer shall pay to VECTRA such excess from time to time as collected.

    (f) RECORDS OF RECEIPTS. The Buyer shall provide to the Sellers, upon the Sellers' request from time to time, detailed and accurate records of the amount of all payments received by the Buyer in partial or total satisfaction of any Accounts Receivable transferred to the Buyer pursuant to this Agreement, including the date and amount of each such receipt, the name of the payor and the invoice number to which the payment relates.

    (g) INACTIVE CONTRACTS. If the Buyer shall collect any amounts on any of the six Contracts scheduled as "VECTRA Government Services, Inc. Inactive Contracts for Assignment" for client "WSRC" contained as part of SCHEDULE 5.9 and transferred to the Buyer pursuant to this Agreement, then the Buyer shall pay to VECTRA such amounts from time to time as collected. VECTRA shall be entitled to participate in good faith with the Buyer in any customer discussions directly relating to the settlement of the amounts owing on such Contracts.

    9.8  PAYMENTS FOR INTERIM ACCOUNTS.

    (a) Within seven days after the Closing Date, the Sellers shall pay the Buyer the aggregate amount of all payments that relate to any Assets (including Accounts Receivable) included in the Valuation Assets and that are received by either of the Sellers after the close of business on the Effective Date through the Closing Date. After the Closing Date, the Sellers shall pay to the Buyer within three Business Days after receipt by the Sellers, the amount of all such payments that are received by either Seller (including those received in any lock-boxes maintained on behalf of either Seller). The Sellers shall be the Buyer's agent with respect to all such payments and shall hold such payments in trust for the Buyer.

    (b) Within seven days after the Closing Date, the Buyer shall pay to the Sellers the aggregate amount of all payments by the Sellers in partial or total satisfaction of any Assumed Liabilities made after the close of business on the Effective Date through the Closing Date. Thereafter, the Buyer shall pay to the Sellers, within three Business Days of payment by the Sellers, an amount equal to the amount of all such payments (if any) that are made by the Sellers after the Closing Date.

    (c) Commencing the Effective Date and continuing thereafter for five months following the Closing Date, the Sellers shall provide to Buyer, upon the Buyer's request from time to time, detailed and accurate records of the amount of (i) all payments received by the Sellers after the close of business on the Effective Date that relate to any Assets included in the Valuation Assets, including the date and amount of each such payment, the name of the payor and the invoice number to which the payment relates, and (ii) all payments made by the Sellers after the close of business on the Effective Date in partial or total satisfaction of any Assumed Liabilities, including the date and amount of each such payment, the name of the payee and the obligation to which it relates.

                                   ARTICLE X
                               CLOSING CONDITIONS

    10.1 MUTUAL CONDITIONS. The respective obligations of each of the parties to this Agreement to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

        (a) No party to this Agreement shall be subject on the Closing Date to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement and no Governmental Authority shall have instituted a suit or proceeding that is then pending that seeks to enjoin or prohibit the transactions contemplated hereby. Any party who is subject to any such order, decree or injunction or the subject of any such suit or proceeding shall take any steps within that party's control to cause any such order, decree or injunction to be modified so as to permit the Closing and to cause any such suit or proceeding to be dismissed.

        (b) VECTRA and Buyer and any other Person required in connection with the transactions contemplated hereby to file a Notification and Report Form with the DOJ and FTC pursuant to the HSR Act shall have made such filing, all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated and no actions shall have been instituted by the DOJ or FTC challenging or seeking to enjoin the consummation of the transactions contemplated under this Agreement (unless such actions shall have been withdrawn or terminated).

        (c) The Closing of the transactions contemplated by this Agreement shall be in compliance with all applicable state and federal laws, including without limitation (i) all laws that would render the transactions contemplated by this Agreement void or voidable, and (ii) all laws that would subject the Buyer or any of its Affiliates to any Liability.

        (d) The Sellers and the Buyer shall have agreed upon the Pre-Closing Balance Sheet and the amount of the Closing Payment Adjustment.

        (e) The shareholders of VECTRA shall have approved the consummation of the transactions contemplated by this Agreement in accordance with all applicable state and federal laws.

    10.2 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS. The respective obligations of the Sellers to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by the Sellers:

        (a) All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such date (except as otherwise contemplated by this Agreement). The Buyer shall have performed and complied in all material respects with all its covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing. The Sellers shall have received a certificate to the matters set forth in this SECTION 10.2(A) signed on behalf of the Buyer by an authorized officer.

        (b) (i) All documents required to have been delivered by the Buyer to either Seller at or prior to the Closing shall have been delivered, (ii) the Transition Services and Shared Assets Agreement, the Escrow Agreement and the Premises Sublease Agreement shall have been executed and delivered by the Buyer and (iii) all actions required to have been taken by the Buyer at or prior to the Closing shall have been taken.

        (c) The Sellers shall have received an opinion from Robinson, Bradshaw & Hinson, P.A., counsel to the Buyer, dated the Closing Date, in substantially the form of the opinion attached hereto as EXHIBIT B.

        (d) As of the Closing Date, the Sellers shall have received from the Buyer the following documents:

           (i) a certificate of corporate existence of the Buyer from the State of North Carolina;

           (ii) a true and complete copy of the articles of incorporation of the Buyer and all amendments thereto certified by the State of North Carolina;

          (iii) a true and complete copy of the bylaws of the Buyer certified by its Secretary;

          (iv) a certificate from the Secretary of the Buyer that its articles of incorporation have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above, that would adversely affect the Buyer's corporate existence or good standing;

           (v) a true and complete copy of the resolutions of the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby by the Buyer, certified by its Secretary; and

          (vi) a certificate from the Secretary of the Buyer as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed the Agreement.

    (e) As of the Closing Date, the Sellers shall have received the Closing Payment.

    10.3 CONDITIONS TO THE OBLIGATIONS OF THE BUYER. The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by the Buyer:

        (a) All representations and warranties of each of the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such date (except as otherwise contemplated by this Agreement). The Sellers shall have performed and complied in all material respects with all their respective covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing. The Buyer shall have received a certificate to the matters set forth in this SECTION 10.3(A) signed on behalf of each of the Sellers by an authorized officer of each.

        (b) (i) All documents required to have been delivered by either Seller to the Buyer at or prior to the Closing shall have been delivered, (ii) the Transition Services and Shared Assets Agreement and the Escrow Agreement shall have been executed and delivered by the Sellers, (iii) the Premises Sublease Agreement shall have been executed and delivered by VECTRA, and
    (iv) all actions required to have been taken by each of the Sellers at or prior to the Closing shall have been taken.

        (c) The Buyer shall have received an opinion from Preston, Gates and Ellis, counsel to the Sellers, dated the Closing Date, in substantially the form of the opinion attached hereto as EXHIBIT C.

        (d) As of the Closing Date, the Buyer shall have received from the Sellers the following documents:

           (i) a certificate of existence and tax good standing of VECTRA and the Subsidiary from the respective state of incorporation of each;

           (ii) a true and complete copy of the articles of incorporation of each of the Sellers and all amendments thereto certified by the respective state of incorporation of each;

          (iii) a true and complete copy of the bylaws of each of the Sellers certified by the respective Secretary of each;

          (iv) a certificate from the Secretary of each of the Sellers that the articles of incorporation of each such entity have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the articles of existence specified in subsection (i) above, that would adversely affect such entity's corporate existence or good standing;

           (v) a true and complete copy of the resolutions of the Board of Directors (and if required to consummate the transactions contemplated by this Agreement, the resolutions of the shareholders) of each of the Sellers authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby by each such entity, respectively, certified by the Secretary of such entity; and

          (vi) a certificate from the Secretary of each of the Sellers as to the incumbency and signatures of any of such entity's respective officers who will execute documents at the Closing or who have executed the Agreement.

        (e) The Buyer shall have received from each of the Sellers a bill of sale and an assignment agreement, in form and substance satisfactory to the Buyer, and such other documents, opinions and certificates that it may have reasonably requested in connection with the proper and effective conveyance of the Assets free and clear of all liens, claims, encumbrances, and restrictions whatsoever, (excluding the Excluded Assets and except for Permitted Liens other than those Permitted Liens set forth on SCHEDULE 1.42), and the consummation of the other transactions contemplated by this Agreement.

        (f) All consents required of any Person in order to effect the assignment of all material Contracts to the Buyer and the consummation of the transactions contemplated hereby shall have been obtained.

        (g) As of the close of business on the Effective Date, the Balance Sheet of the Businesses will not vary in any materially adverse respect from the Balance Sheet of the Businesses as at December 31, 1995 included in the Financial Statements.

        (h) The Buyer shall have accepted the form and substance of the Tangible Assets Schedule.

        (i) The Buyer shall have accepted the form and substance of the Updated Shared Assets Schedule.

                                   ARTICLE XI
                                  TERMINATION

    11.1 TERMINATION. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties under this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

        (a) by mutual written consent of the parties to this Agreement;

        (b) by either the Buyer on the one hand, or the Sellers on the other, if there shall be any law or regulation that makes consummation of this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree permanently enjoining the any party to this Agreement from consummating this Agreement is entered and such judgment, injunction, order or decree shall become final and non-appealable;

        (c) by either the Buyer on the one hand, or the Sellers on the other, if the conditions to the obligation to effect the transactions contemplated hereby of the party seeking termination shall not have been fulfilled or waived by September 30, 1996, and if the party seeking termination is in material compliance with all of its obligations under this Agreement;

        (d) by either the Buyer on the one hand, or the Sellers on the other, if a condition to the obligation to effect the transactions contemplated hereby of the party seeking termination shall have become incapable of fulfillment (notwithstanding the efforts of the party seeking to terminate as set forth in SECTION 9.1) and has not been waived;

        (e) by the Buyer, if by 5:00 p.m. (San Ramon, California time) on June 1, 1996, the Buyer shall have given notice to VECTRA that in its sole, absolute and unqualified discretion, the Buyer has determined, based on its due diligence review of each of the Businesses, not to proceed with the consummation of the transactions contemplated by this Agreement; and

        (f) by the Buyer, if by 5:00 p.m. (San Ramon, California time) on June 5, 1996, the Buyer shall have given notice to VECTRA that the Buyer has determined in the exercise of its sole, absolute and unqualified discretion that the Buyer has not received assurances from Commonwealth Edison Co. that it will remain a customer of the Buyer following the Closing (with respect to existing Contracts as well as Contracts potentially to be entered following the date hereof and following the Closing Date) to the extent satisfactory to the Buyer.

    11.2 PROCEDURE AND EFFECT OF TERMINATION OR FAILURE TO CLOSE. In the event of a termination contemplated hereby by any party pursuant to SECTION 11.1, the party seeking to terminate this Agreement shall give prompt written notice thereof to the other parties, and the transactions contemplated hereby shall be abandoned, without further action by any party hereto. In such event:

        (a) The parties to this Agreement shall continue to be bound by their obligations of confidentiality set forth in SECTION 9.4 and all copies of the information deemed confidential pursuant to SECTION 9.4 shall be returned to the party from which such information originated immediately upon its request therefor (or, at the request of such originating party, such information shall be immediately destroyed);

        (b) All filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the Person or Governmental Authority to which it was made;

        (c) In the event of a termination by any party pursuant to SECTION 11.1(C)or SECTION 11.1(D) because of the failure of the shareholders of VECTRA to have approved the consummation of the transactions contemplated by this Agreement, the Sellers shall be jointly and severally obligated to promptly pay to the Buyer by wire transfer to an account designated by the Buyer the amount of five hundred thousand dollars ($500,000) if (i) the Board of Directors of either Seller fails to recommend to its shareholders the approval of the transactions contemplated by this Agreement, or (ii) the Board of Directors of either Seller recommends to its shareholders the approval of an acquisition of either Seller or of the Businesses (through a merger, a share exchange or an acquisition of stock or any substantial portion of the assets of either Seller or the Businesses) other than the acquisition contemplated by this Agreement or (iii) within six months after the termination of this Agreement, either of the Sellers consummates any such transaction.

        (d) None of the parties hereto shall have any other liability or further obligation to the other party under this Agreement, except that each of the parties to this Agreement shall be entitled to seek any remedy to which such party may be entitled at law or in equity for the violation or breach by the other party of any agreement, covenant, representation or warranty contained in this Agreement.

                                  ARTICLE XII
                                INDEMNIFICATION

    12.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties, covenants and agreements made by the parties to this Agreement or pursuant hereto shall survive the Closing. No warranty or representation shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the warranty or representation was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such person that any warranty or representation is false at the time of Closing. All claims made by virtue of such representations, warranties, covenants and agreements shall be made under, and subject to the limitations set forth in, this ARTICLE XII.

    12.2  THE SELLERS' AGREEMENT TO INDEMNIFY.

    (a) Subject to the limitations set forth in this SECTION 12.2, the Sellers hereby, jointly and severally, agree to indemnify, defend and hold harmless the Buyer and its Affiliates from and against all demands, claims, actions, losses, damages, liabilities, penalties, Taxes, costs and expenses (including, without limitation, attorneys' fees, settlement costs, arbitration costs and any reasonable legal and other expenses for investigating or defending any action or threatened action) asserted against or incurred by the Buyer or any of its Affiliates arising out of or in connection with or resulting from (i) a misrepresentation, breach, or nonfulfillment of any covenant, agreement, representation or warranty of either Seller contained in this Agreement or in any agreement or instrument executed and delivered on or prior to Closing pursuant to this Agreement, (ii) any Liability or alleged Liability relating to the Businesses or the Sellers that is not an Assumed Liability, including any Liability or alleged Liability that becomes, or is alleged to have become, a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law and including, if the Buyer exercises its stock purchase option provided in SECTION 2.5, any Liabilities or alleged Liabilities relating in any fashion to the Subsidiary or its Business that would not have been included among the Assumed Liabilities set forth in
SECTION 2.4(A) had the Buyer not exercised such option or (iii) any Liability or alleged Liability arising out of or by reason of any violation or alleged violation of any Environmental Law in connection with the Fuel and Waste Business (collectively, "Buyer's Damages").

    (b) The Sellers shall be obligated to indemnify the Buyer and its Affiliates
(i) for those Buyer's Damages relating to any Liability or alleged Liability of the Buyer referred to in clause (ii) of Section 12.2(a) and as to which the Buyer has given the Sellers notice within six years after the Closing Date or as to which the statute of limitations applicable thereto has been tolled during such six years; (ii) for any Liability or alleged Liability of the Buyer referred to in clause (iii) of SECTION 12.2(A) without regard to when the Buyer gives the Sellers notice of such Liabilities; or (iii) for all other Buyer's Damages as to which the Buyer has given the Sellers notice within two years after the Closing Date.

    (c)  The Buyer shall not be entitled  to assert any claim under this SECTION
12.2 for Buyer's Damages resulting from breaches of Sellers' representations and warranties until the cumulative amount of such Buyer's Damages exceeds two hundred fifty thousand dollars ($250,000), but the Buyer shall thereafter be entitled to recover the full amount of such Buyer's Damages in accordance with the provisions of this SECTION 12.2; PROVIDED, HOWEVER, that nothing in this
SECTION 12.2(C) shall be construed as limiting the Buyer's ability to recover Buyer's Damages relating to the breach of any covenant or agreement of either Seller provided in this Agreement or any Liability or alleged Liability of the Buyer referred to in clause (ii) of SECTION 12.2(A), regardless of the cumulative amount of such Buyer's Damages.

    (d) In the event the Buyer has a claim for Buyer's Damages resulting from the assertion of liability by a third party, the Buyer will, within thirty days after receiving notice thereof, give the Sellers notice of any such third-party claim, and VECTRA may undertake the defense thereof by counsel of its own choosing if (i) the Sellers provide written notice to the Buyer that VECTRA intends to undertake such defense and the Sellers will indemnify the Buyer against all Buyer's Damages resulting from or relating to such third-party claim pursuant to this SECTION 12.2, (ii) the Sellers provide the Buyer with evidence acceptable to the Buyer that the Sellers will have the financial resources to defend against the third-party claim and fulfill its indemnification obligations hereunder, (iii) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the third-party claim is not, in the good faith judgment of the Buyer, likely to establish a precedent adverse to the continuing business interests of the Buyer and (v) VECTRA conducts the defense of the third-party claim actively and diligently. The Buyer may, by counsel, participate in such proceedings, negotiations or defense, at the expense of the Sellers; PROVIDED, HOWEVER, that the counsel selected by the Buyer is subject to the approval of the Sellers, which approval shall not be unreasonably withheld. The Buyer shall furnish to the Sellers in reasonable detail such information as the Buyer may have with respect to such claim, including all records and similar materials that are reasonably required in the defense of such third-party claim. In the event that within ten days after notice of any such third-party claim, neither Seller has notified the Buyer of its intention to defend the third-party claim, the Buyer will (upon further notice to the Sellers) have the right to undertake the defense, compromise or settlement of such claim. The Sellers may elect to participate in such proceedings, negotiations or defense at any time at their own expense. The Buyer shall not settle any such third-party claim without the consent of the Sellers, which consent shall not be unreasonably withheld. Should one or more but not all of the Sellers agree to defend any such third-party claim, the indemnifying party or parties not participating in the defense of the claim shall be bound by the acts and agreements of the other or others.

    12.3  BUYER'S AGREEMENT TO INDEMNIFY.

    (a) Subject to the limitations set forth in this SECTION 12.3, the Buyer hereby agrees to indemnify, defend and hold harmless the Sellers and their Affiliates from and against all demands, claims, actions, losses, damages, liabilities, penalties, Taxes costs and expenses (including, without limitation, attorneys' fees, settlement costs, arbitration costs and any reasonable legal and other expenses for investigating or defending any action or threatened action) asserted against or incurred by either Seller or its Affiliates arising out of or in connection with or resulting from a breach of any covenant, agreement, representation or warranty of the Buyer contained in this Agreement or in any agreement or instrument executed and delivered on or prior to Closing pursuant to this Agreement (collectively, "SELLERS' DAMAGES").

    (b) The Buyer shall be obligated to indemnify the Sellers and their Affiliates for those Sellers' Damages as to which the Sellers have given the Buyer notice within two years after the Closing Date. The Sellers shall not be entitled to assert any claim under this SECTION 12.3 for any Sellers' Damages resulting from any breaches of the Buyer's representations or warranties until the cumulative amount of such Sellers' Damages exceeds two hundred fifty thousand dollars ($250,000), but the Sellers shall thereafter be entitled to recover the full amount of such Sellers' Damages in accordance with the provisions of this SECTION 12.3; PROVIDED, HOWEVER, that nothing in this SECTION 12.3(B) shall be construed as limiting any Seller's ability to recover Sellers' Damages relating to the breach of any covenant of the Buyer provided in this Agreement, regardless of the cumulative amount of such Sellers' Damages.

    (c) In the event either Seller has a claim for Sellers' Damages resulting from the assertion of liability by a third party, the Sellers will, within thirty days after receiving notice thereof, give the Buyer notice of any such third-party claim, and the Buyer may undertake the defense thereof by counsel of its own choosing if (i) the Buyer provides written notice to the Sellers that the Buyer intends to undertake such defense and the Buyer will indemnify the Sellers against all Sellers' Damages resulting from or relating to such third-party claim pursuant to this SECTION 12.3, (ii) the Buyer provides the Sellers with evidence acceptable to the Sellers that the Buyer will have the financial resources to defend against the third-party claim and fulfill its indemnification obligations hereunder, (iii) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the third-party claim is not, in the good faith judgment of the Sellers, likely to establish a precedent adverse to the continuing business interests of the Sellers and (v) the Buyer conducts the defense of the third-party claim actively and diligently. The Sellers may, by counsel, participate in such proceedings, negotiations or defense, at the expense of the Buyer; provided, however, that the counsel selected by the Sellers is subject to the approval of the Buyer, which approval shall not be unreasonably withheld. The Sellers shall furnish to the Buyer in reasonable detail such information as the Sellers may have with respect to such claim, including all records and similar materials that are reasonably required in the defense of such third-party claim. In the event that within ten days after notice of any such third-party claim, the Buyer has not notified the Sellers of its intention to defend the third-party claim, the Sellers will (upon further notice to the Buyer) have the right to undertake the defense, compromise or settlement of such claim. The Buyer may elect to participate in such proceedings, negotiations or defense at any time at its own expense. No Seller shall settle any such third-party claim without the consent of the Buyer, which consent shall not be unreasonably withheld.

    12.4 BULK SALES LAWS. The parties to this Agreement hereby waive compliance by such parties with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. The Sellers, jointly and severally, shall indemnify the Buyer from, and hold the Buyer harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (a) the parties' failure to comply with any such laws in respect of the transactions contemplated by this Agreement and (b) any action brought or levy made as a result thereof.

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

    13.1 ARBITRATION. (a) Upon demand of any party hereto, whether made before or after the institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Transaction Document ("DISPUTES") between or among any parties to this Agreement which involves an amount that is less than five million dollars ($5,000,000) shall be resolved by binding arbitration as provided in this
SECTION 13.1. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, or claims arising out of or connected with the transactions contemplated by this Agreement and the other Transaction Documents. Arbitration shall be conducted under and governed by the Commercial Rules of the American Arbitration Association, as in effect from time to time. If a Dispute primarily relates to a breach by one or both of the Sellers of any of the representations and warranties contained in ARTICLE V of this Agreement, then all arbitration hearings with respect to such Dispute shall be conducted in Mecklenburg County, North Carolina. If a Dispute primarily relates to a breach by the Buyer of any of the representations and warranties contained in ARTICLE VI of this Agreement, then all arbitration hearings with respect to such Dispute shall be conducted in Contra Costa County, California. If it is not clear whether a Dispute primarily relates to a breach by one or both of the Sellers of the representations and warranties contained in ARTICLE V or a breach by the Buyer of the representations and warranties contained in
ARTICLE VI, or if a Dispute does not primarily relate to any such breach by one or both of the Sellers or the Buyer, then all arbitration hearings with respect to such Dispute shall be conducted in Mecklenburg County, North Carolina. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The number of arbitrators shall be three, and the panel from which the arbitrators are selected shall be comprised of licensed attorneys.

    (b) No proceedings for arbitration (or any other formal proceedings) relating to any Dispute may be instituted until (i) the party seeking to institute such proceedings shall have provided written notice to the other parties to the Dispute of that party's intent to submit the Dispute to arbitration; and (ii) VECTRA and the Buyer shall have not resolved the Dispute within the thirty days after the party seeking to institute proceedings shall have made members of its senior management available to discuss the issues with members of the other party's senior management. For purposes of this paragraph, "senior management" shall include, with respect to VECTRA, its president and chief financial officer and, with respect to the Buyer, its president and chief financial officer.

    13.2   EXPENSES.   Whether or  not the transactions  contemplated hereby are
consummated, each party shall pay all costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby.

    13.3   AMENDMENT AND MODIFICATION.   This Agreement may be amended, modified
or supplemented only by written agreement of all of the parties to this Agreement.

    13.4 WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of one party to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by any other party only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this SECTION 13.4.

    13.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or a reputable national over-night courier service or by facsimile transmission, or three Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties in the manner provided below:

    (a) If VECTRA:

       VECTRA Technologies, Inc.
       5000 Executive Parkway, Suite 500
       San Ramon, California 94583
       Attention: Mr. Ray A. Fortney

       With a copy to:

       Preston Gates & Ellis
       5000 Columbia Center
       701 Fifth Avenue
       Seattle, Washington 98104-7078
       Attention: C. Kent Carlson

    (b) If to the Subsidiary:

       VECTRA Government Services, Inc.
       5000 Executive Parkway, Suite 500
       San Ramon, California 94583
       Attention: Mr. Ray A. Fortney

       With a copy to:

       Preston Gates & Ellis
       5000 Columbia Center
       701 Fifth Avenue
       Seattle, Washington 98104-7078
       Attention: C. Kent Carlson

    (c) If to the Buyer, to:

       Duke Engineering & Services, Inc.
       400 South Tryon Street
       Wachovia Building, 21st Floor
       Charlotte, North Carolina 28201
       Attention: Mr. John F. Norris, Jr.

       With a copy to:

       Duke Power Company
       422 South Church Street
       Charlotte, North Carolina 28242
       Attention: Robert S. Lilien

Any party may change the address to which notice is to be given by notice given in the manner set forth above.

    13.6 SET-OFF. Each Seller may, from time to time and upon notice to the Buyer, set-off and reduce the amount payable by such Seller to the Buyer hereunder by any amount due such Seller from the Buyer hereunder, and the Buyer may, from time to time and upon notice to the Sellers, set-off and reduce the amount payable by the Buyer to the Sellers by any amount due the Buyer from the Sellers.

    13.7 BINDING AGREEMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, and shall not confer upon any other Person any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

    13.8 GOVERNING LAW. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina.

    13.9 JURISDICTION AND VENUE. In the event that any party to this Agreement commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties to this Agreement hereby consent to the non-exclusive jurisdiction of both the United States District Court for the Western District of North Carolina and the United States District Court for the Northern District of California. If each such court lacks federal subject matter jurisdiction, the parties hereby consent to the non-exclusive jurisdiction of both the Superior Court Division of the General Court of Justice of Mecklenburg County, North Carolina and the comparable State Court in San Ramon, California. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified in this
SECTION   13.9  and  agree  to  accept  service  of  process  to  vest  personal jurisdiction over them in any of these courts. Nothing in this SECTION 13.9 shall be construed as limiting the effect of the provisions regarding the resolution of Disputes contained in SECTION 13.1 hereof.

    13.10   COUNTERPARTS.    This Agreement  may  be  executed in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    13.11 INTERPRETATION. The article and Section headings and the information contained in the opening paragraph of ARTICLE III opposite the heading "Summary" are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

    13.12 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto and the Sellers' Disclosure Letter and the Buyer's Disclosure Letter, embodies the entire agreement and understanding of the parties with respect of the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby.

                       [Signatures appear on next page.]

                           REVISED CODE OF WASHINGTON
                                 CHAPTER 23B.13
                            BUSINESS CORPORATION ACT
                               DISSENTERS' RIGHTS

23B.13.010. DEFINITIONS

    As used in this chapter:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

    (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7)   "Shareholder"  means   the  record   shareholder  or   the  beneficial
shareholder.

23B.13.020. RIGHT TO DISSENT

    (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        (a) Consummation of a plan of merger to which the corporation is a party
    (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

        (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

        (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

    (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

        (a) The proposed corporate action is abandoned or rescinded;

        (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

        (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

    (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

        (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200. NOTICE OF DISSENTERS' RIGHTS

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

    (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210. NOTICE OF INTENT TO DEMAND PAYMENT

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

    (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220. DISSENTER'S NOTICE

    (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholder's meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

    (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

        (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

        (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

        (e) Be accompanied by a copy of this chapter.

23B.13.230. DUTY TO DEMAND PAYMENT

    (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

    (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

    (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240. SHARE RESTRICTIONS

    (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

    (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250. PAYMENT

    (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

    (2) The payment must be accompanied by:

        (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (b) An explanation of how the corporation estimated the fair value of the shares;

        (c) An explanation of how the interest was calculated;

        (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

        (e) A copy of this chapter.

23B.13.260. FAILURE TO TAKE ACTION

    (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

    (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270. AFTER-ACQUIRED SHARES

    (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

    (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

        (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

        (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

        (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300. COURT ACTION

    (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

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
    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with provisions of this chapter, the shareholder shall be dismissed as a party.

    (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (6)  Each dissenter made a  party to the proceeding  is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310. COURT COSTS AND COUNSEL FEES

    (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (a) Against the corporation and in favor of any or all dissenters if the
    court   finds  the  corporation  did   not  substantially  comply  with  the
    requirements of RCW 23B.13.20 through 23B.13.280; or

        (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

        (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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